Execution Version

SENIOR SECURED REVOLVING CREDIT AGREEMENT

Dated as of
April 3, 2023

among

VALARIS LIMITED,
as the Company,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

CITIBANK, N.A.,
as Administrative Agent

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Collateral Trustee

THE ISSUING BANKS
FROM TIME TO TIME PARTY HERETO

and

CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC. and DNB MARKETS, INC.,
as Joint Lead Arrangers and Lead Bookrunners,

-i-

-ii-

-iii-

-iv-

Exhibits:
Exhibit 1.1    -    Form of Collateral Rig Mortgage
Exhibit 2.3    -    Form of Borrowing Request
Exhibit 2.8    -    Form of Note
Exhibit 6.6    -    Form of Compliance Certificate
Exhibit 7.3    -    Subordination Terms
Exhibit 11.11    -    Form of Assignment Agreement

Schedules:
Schedule 1A    -    Commitment Schedule
Schedule 1C    - Excluded Rigs
Schedule 1D    - Specified Rigs
Schedule 2.12A    -    Maximum LC Issuance Amounts
Schedule 4.2    -    Certain Effective Date Credit Documents and Deliverables
Schedule 5.16    -    Existing Indebtedness
Schedule 5.17    -    Existing Liens
Schedule 5.20    -    Subsidiaries
Schedule 5.21    -    Effective Date Collateral Rigs
Schedule 6.2    -    Approved Appraisers
Schedule 6.5    -    Insurance Requirements
Schedule 6.15    -    Post-Closing Matters
Schedule 7.12    -    Acceptable Flag Jurisdictions

-v-

SENIOR SECURED REVOLVING CREDIT AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of April 3, 2023, is by and among VALARIS LIMITED, an exempted company incorporated under the laws of Bermuda (the “Company”), the lenders from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), each Issuing Bank from time to time party hereto, CITIBANK, N.A., as Administrative Agent for the Lenders and the Issuing Banks, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Trustee for the Secured Parties.
RECITALS:
A.    The Company has requested that the Lenders and the Issuing Banks extend credit to them from time to time subject to the terms of this Agreement; and
B.    The Lenders and the Issuing Banks are willing to make available to the Company such credit upon the terms and subject to the conditions and requirements set forth herein;
C.    NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE 1

DEFINITIONS; INTERPRETATION
Section 1.1.    Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:
“Acceptable Classification Society” (a) the American Bureau of Shipping, (b) Bureau Veritas, (c) DNV, (d) Lloyd’s Register, (e) Nippon Kaiji Kyokai (ClassNK), (f) such other first-class vessel classification society that is a member of the International Association of Classification Societies (excluding any such societies that exist as of the Effective Date and are not listed in clauses (a) though (e) of this definition) and (g) such other classification society as is selected by the Company with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).
“Acceptable Flag Jurisdiction” means any flag jurisdiction (a) listed on Schedule 7.12 or (b) otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Additional Lender” has the meaning ascribed to such term in Section 2.14(d).
“Adjusted EBITDA” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period, plus
(a)    without duplication and, other than with respect to clauses (viii) and (ix) to the extent deducted and not added back in determining such Consolidated Net Income for such period, the sum of:
(i)    Interest Expense for such period,
    [Senior Secured Revolving Credit Agreement]

(ii)    provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits,
(iii)    all amounts attributable to depreciation and amortization (including, without limitation, amortization of intangibles and deferred financing fees and amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments) and other non-cash items (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Company and its Restricted Subsidiaries for such period),
(v)    any other non-cash losses, expenses and charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period,
(vi)    any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement,
(vii)    any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses,
(viii)    restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation costs, reactivation costs, one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business); provided that the aggregate amount added back pursuant to this clause (viii) may not exceed 20% for any four fiscal quarter period of Adjusted EBITDA for such period (prior to giving effect to any increase pursuant to this clause (a)(viii), clause (a)(ix) below and clause (ii) of the definition of “pro forma basis”),
(ix)    the amount of “run-rate” cost savings (including, without limitation, cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements, initiatives and synergies (including the modification and renegotiation of contracts and other arrangements), that are reasonably identifiable and factually supportable and projected by the Company in good faith and set forth in a certificate of a Responsible Officer, to be reasonably anticipated to be realizable as a result of actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months after any such Investment, acquisition (including the Transactions), disposition, merger, amalgamation, consolidation, reorganization or restructuring, transaction, cost savings initiative, other initiative or event, and in each case, added to Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that the aggregate amount added back pursuant to this clause (ix) may not exceed, when aggregated with the amount of any increase for such period to Adjusted
    [Senior Secured Revolving Credit Agreement]

EBITDA pursuant to clause (ii) of the definition of “pro forma basis”, 10% (or, to the extent there exists unused capacity under the 20% cap set forth in clause (viii) above, 10% plus such unused capacity, not to exceed 20% in the aggregate) for any four fiscal quarter period of Adjusted EBITDA for such period (prior to giving effect to any increase pursuant to this clause (a)(ix), clause (a)(viii) above and clause (ii) of the definition of “pro forma basis”),
(x)    any expenses, charges or other costs related to any equity offering, debt offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, other Indebtedness permitted to be incurred by this Agreement, or the refinancing of any other Indebtedness of the Company or any of its Restricted Subsidiaries, in each case whether or not consummated,
(xi)    the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus
(xii)    all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Company or any of its Restricted Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of the Company or any direct or indirect parent of the Company in connection with, or as a result of, any distribution being made to equityholders of the Company or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; and minus
(b)    without duplication,
(i)    to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income, and
(ii)    to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business and items related to percentage of completion accounting) for such period and (B) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, all determined on a consolidated basis in accordance with GAAP;
provided that Adjusted EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Company or any Restricted Subsidiary, other than dispositions in the ordinary course of business.
“Adjusted Daily Simple SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined shall ever be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.
    [Senior Secured Revolving Credit Agreement]

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Citibank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor administrative agent appointed hereunder pursuant to Section 10.7.
“Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in U.S. Dollars, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose and (b) in the case of Letters of Credit denominated in any other currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under direct or indirect common Control with, such Person; provided that the term “Affiliate” shall not include any portfolio companies that are customers, clients, joint venture partners, joint ventures, suppliers or purchasers or sellers of goods or services that are owned by a direct or indirect equityholder of the Company (but not owned directly or indirectly by the Company or any of its Subsidiaries).
“Agents” means, collectively, the Administrative Agent and the Collateral Trustee.
“Agreed Security Principles” means:
(a)    the Credit Documents shall not require any Person to take steps to create or perfect any Lien on Excluded Property;
(b)    [reserved];
(c)    [reserved];
(d)    [reserved];
(e)    general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or personal liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a Restricted Subsidiary from providing a Guaranty or granting Liens on its assets or may require that any Guaranty of and/or Liens securing the Secured Obligations be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the Guaranty provided and/or the security or other Liens granted by such Restricted Subsidiary be limited in amount or otherwise in order to make the provision of such Guaranty or the grant of such security or other Liens legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary from breaching any applicable law or otherwise in order to avoid personal, civil or criminal liability of
    [Senior Secured Revolving Credit Agreement]

the officers or directors (or equivalent) of any Credit Party, the limit shall be no more than the minimum limit required by those limitations, rules or principles. To the extent the minimum limit can be reduced by actions or omissions on the part of any Credit Party, each Credit Party shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to reduce the minimum limit required by those limitations, rules or principles (and, in this respect, shall have regard to any and all representations made by any Agent);
(f)    registration of any liens created under any Collateral Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant jurisdiction as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Document or within the time periods specified by applicable law or regulation (to the extent that, if registration is made after the time period specified by applicable law or regulation, such Lien will not be perfected or enforceable), in order to ensure due priority, perfection and enforceability of the liens on the Collateral required to be created by the relevant Credit Document;
(g)    [reserved];
(h)    [reserved];
(i)    [reserved];
(j)    information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a Collateral Document will be specified in that Collateral Document and all such information shall be provided by the relevant Credit Party at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under that Collateral Document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction) or, so long as an Event of Default is continuing, following the Administrative Agent’s or other applicable Agent’s request;
(k)    [reserved];
(l)    [reserved];
(m)    [reserved];
(n)    the Collateral Documents shall be limited to those documents agreed among counsel for the Company and for the Administrative Agent, which documentation shall in each case be (i) in form and substance consistent with the principles set forth in this definition, (ii) customary for the form of Collateral and (iii) as mutually agreed between the Administrative Agent (or other applicable Agent) and the Company;
(o)    [reserved]; and
(p)    no lien searches shall be required other than customary searches in the United States, in any other Permitted Jurisdiction (but only to the extent (i) the concept of “lien” searches exists therein, (ii) such requirement would be customary or consistent with market practice in such jurisdiction and (iii) such searches can be obtained at commercially reasonable costs) or with respect to owned Rigs (which shall be customary registry searches).
    [Senior Secured Revolving Credit Agreement]

“Agreement” means this Senior Secured Revolving Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Ancillary Document” has the meaning set forth in Section 11.9.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Rate” means, for any day, the applicable percentage per annum appearing as the “Applicable Commitment Fee Rate” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein.
“Applicable Margin” means, for any day, (i) for SOFR Loans, the applicable percentage per annum appearing as the “Applicable Margin for Term SOFR Borrowings” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein, and (ii) for Base Rate Loans, the applicable percentage per annum appearing as the “Applicable Margin for Base Rate Borrowings” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein.
“Application” has the meaning set forth in Section 2.12(b)(i).
“Approved Appraiser” means any of the appraisal firms identified on Schedule 6.2, or such other independent appraisal firm nominated by the Company and reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Approved Bank” means (a) any Lender or Affiliate of any Lender, (b) any United States domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (c) any bank (or parent thereof) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“ARO” means Saudi Aramco Rowan Offshore Drilling Company, a limited liability company incorporated under the laws of the Kingdom of Saudi Arabia.
“ARO JV Agreement” means the Shareholders’ Agreement, dated November 21, 2016, by and between Mukamala Oil Field Services Limited (as successor to Saudi Aramco Development Company) and the ARO Equity Holder relating to ARO, as amended December 18, 2017, June 28, 2018, August 13, 2020 and December 1, 2020 and as may be further amended, restated, amended and restated, supplemented and otherwise modified from time to time.
“ARO JV Related Assets” means collectively, (i) the Equity Interests of ARO owned, directly or indirectly, by the Company or its Subsidiaries, (ii) the “Shareholder Instruments” (as defined in the ARO JV Agreement) and any other loans, notes or other obligations of ARO to the Company or any of its Subsidiaries, (iii) all right, title and interest of the Company or any of its Subsidiaries in and to the ARO JV Agreement, (iv) the rights of the Company or any of its
    [Senior Secured Revolving Credit Agreement]

Subsidiaries under (x) any Drilling Contract or agreement to operate between the Company or any of its Subsidiaries and ARO in respect of any Vessel and (y) any agreement pursuant to which the Company or any of its Subsidiaries manages a Third Party Vessel for ARO.
“ARO Equity Holder” means Rowan Rex Limited, an exempted company incorporated and existing under the laws of the Cayman Islands, for so long as it holds any of the Equity Interests in ARO, and any other Subsidiary that holds any of the Equity Interests in ARO.
“ARO Note” means, collectively, the notes between ARO, as obligor, and the Company and/or its Restricted Subsidiaries, as obligee, in an aggregate outstanding principal amount of $402,746,157.49 as of the Effective Date.
“Arrangers” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and DNB Markets, Inc., as joint lead arrangers and lead bookrunners, acting in their respective capacities as lead arranger and lead bookrunner; provided, however, that the Arrangers shall not have any duties, responsibilities, or obligations hereunder in such capacity.
“Asset Coverage Aggregate Rig Value” means, as of any date of determination, an amount equal to the sum of the aggregate amount of the Rig Value of all of the Collateral Rigs.
“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the Asset Coverage Aggregate Rig Value to (b) the sum of the Commitments as of such date.
“Asset Sale” means the Disposition by the Company or any Restricted Subsidiary of any asset, including any Equity Interest owned by any such Person; provided that none of the following shall be an “Asset Sale”:
(a)    Dispositions of equipment (other than, for the avoidance of doubt, any Collateral Rig) and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business, or (ii) replaced by equipment, personal property or fixtures of comparable suitability within 270 days of such Disposition, including but not limited to the Disposition of any boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances of any Rig that are no longer useful, necessary, profitable or advantageous in the operation of such Rig, replaced by new boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability;
(b)    Dispositions of (x) inventory that is sold in the ordinary course of business or (y) equipment in the ordinary course of business not to exceed $1.5 million in any transaction or series of related transactions;
(c)    Dispositions by (i) any Credit Party to any other Credit Party, or (ii) any Restricted Subsidiary to any Credit Party or any Restricted Subsidiary;
(d)    Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, in each case, constituting Dispositions;
(e)    the demise, bareboat, time, voyage, other charter, lease or right to use of any Rig in the ordinary course of business;
(f)    (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or
    [Senior Secured Revolving Credit Agreement]

among the Company and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;
(g)    the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);
(h)    Dispositions of cash and Cash Equivalents;
(i)    any issuance of Equity Interests of any Restricted Subsidiary to any Credit Party or any other Restricted Subsidiary; provided that, in the case of such an issuance by a non-wholly-owned Restricted Subsidiary, such issuance may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests);

(j)    the creation of any Permitted Lien;
(k)    Dispositions of property (i) subject to any requisition or taking or casualty or condemnation proceedings (or similar events) or (ii) as a result of any Event of Loss or the occurrence of any event referred to in clause (b) of the definition of “Event of Loss” which would, with the passage of time, constitute an Event of Loss;
(l)    Dispositions of Excluded Rigs;
(m)    The surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;
(n)    the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;
(o)    abandoning, failing to maintain, allowing to lapse or otherwise Disposing of intellectual property rights that are not material to the conduct of the business of the Company and the Restricted Subsidiaries;
(p)    any issuance of, or other Disposition of, Equity Interests of any Unrestricted Subsidiary or in any Restricted Subsidiary that owns no assets other than the Equity Interests of an Unrestricted Subsidiary;
(q)    leases and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;
(r)    any exchange of like-kind property (excluding any securities) pursuant to Section 1031 of the Code; provided that the Company has a pro forma Asset Coverage Ratio of no less than 2.25 to 1.00;
(s)    Dispositions of Investments in joint ventures (regardless of the form of legal entity) other than Collateral Rigs or Equity Interests of any Collateral Rig Owner, to the
    [Senior Secured Revolving Credit Agreement]

extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(t)    the Disposition of Equity Interests in a Subsidiary that becomes a Local Content Entity as a result of such Disposition to one or more Persons referred to in clause (b) of the definition of “Local Content Entity”;
(u)    the conversion or exchange of notes receivable into Equity Interests; provided that the Company would be in compliance with each of Section 7.7(a), Section 7.7(b) and Section 7.7(c), after giving pro forma effect to such conversion or exchange; and
(v)    any other Dispositions of assets (in each case, other than Collateral Rigs or Equity Interests of any Collateral Rig Owner) (i) with a fair market value of lesser or equal to $1,500,000 in any transaction or series of related transactions and (ii) with a fair market value greater than $1,500,000 in any transaction or series of related transactions; provided that the aggregate fair market value of all assets Disposed of in reliance on this clause (v)(ii) shall not exceed $25,000,000.
“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.11 whereby a Lender conveys part or all of its Commitment, Loans and participations in Letters of Credit to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Loans and outstanding participations in Letters of Credit, pursuant to Section 11.11.
“Assignment of Earnings” has the meaning ascribed to such term in the definition of “Collateral Rig Requirements”.
“Assignment of Insurances” has the meaning ascribed to such term in the definition of “Collateral Rig Requirements”.
“Assumed Acquisition Indebtedness” has the meaning set forth in Section 7.3(e).
“Assumption Agreement” has the meaning ascribed to such term in Section 2.14(d).
“Attributable Debt” in respect of a Sale-Leaseback Transaction means, at any date of determination,
(a)    if the Sale-Leaseback Transaction creates a Capital Lease Obligation or Synthetic Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligation” or “Synthetic Lease Obligation,” as applicable, and
(b)    in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale-Leaseback Transaction (including any period for which the lease has been extended).
“Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the Commitments in effect as of such date and (b) the amount of Loans and Letters of Credit outstanding as of such date.
“Available Cash” means, as of any date, the aggregate of all unrestricted cash (excluding, for the avoidance of doubt, Cash Collateral) and Test Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, the Company or any of its Restricted Subsidiaries other than the following amounts (without duplication): (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by the Company or any Restricted
    [Senior Secured Revolving Credit Agreement]

Subsidiary to unaffiliated third parties and for which the Company or any Restricted Subsidiary has issued checks (or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts; (b) any cash of the Company or any such Restricted Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party; (c) deposits of cash or Test Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties; (d) cash and Test Cash Equivalents in deposit or securities accounts or other bank accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business; (e) petty cash; and (f) cash and Test Cash Equivalents of any joint venture that is not a Restricted Subsidiary. The amount of Available Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined or reasonably estimated by the Company in good faith in accordance with the immediately preceding sentence.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to Section 9.2(f).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Levy” means any amount payable by any Lender, Issuing Bank or Agent or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011 of the United Kingdom and/or any equivalent levy imposed under the laws of a jurisdiction other than the United Kingdom).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 9.2 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 9.2(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c)
    [Senior Secured Revolving Credit Agreement]

above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.
“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).
“Base Rate Term SOFR Determination Day” shall have the meaning provided in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 9.2(b).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Adjusted Daily Simple SOFR;
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,”, the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the
    [Senior Secured Revolving Credit Agreement]

applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines in its reasonable discretion, in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion, in consultation with the Company, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion, in consultation with the Company, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines in its reasonable discretion, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the
    [Senior Secured Revolving Credit Agreement]

calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2.
“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that:
(a)     a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and
(b)    for purposes of clause (a) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.
The term “Beneficially Own” shall have a corresponding meaning.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in respect of SOFR Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Revolving Loans comprising such Borrowing to the Company, is “continued” (in the case of SOFR Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of SOFR Loans or Base Rate Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the Company pursuant to Section 2.3.
“Borrowing Multiple” means, for any Loan, $100,000.
“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or Section 2.3(b), as applicable, which, if in writing, shall be substantially in the form of Exhibit 2.3 or otherwise include the information requested in such form.
    [Senior Secured Revolving Credit Agreement]

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York or in Luxembourg and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a SOFR Borrowing, any day that is also a U.S. Government Securities Business Day.
“Calculation Date” means (a) each of the following: (i) each date of the issuance of a Letter of Credit denominated in a currency other than Dollars; (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount); (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each calendar quarter.
“Capital Expenditures” means, with reference to any Test Period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) that are or are required to be included as additions during such period to property, plant or equipment of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement (including Section 11.21) or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Cash Collateral” means all cash and Cash Equivalents (a) of the Company or (b) which has been provided by any Defaulting Lender, upon which any Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks and the Agents, under the terms of Section 2.15 or Section 8.4.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary: (a) Temporary Cash Investments, securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or any other country whose sovereign debt has a rating of at least A3 from Moody’s or A- from S&P or any agency or instrumentality thereof, having maturities of not more than 24 months from the date of acquisition, (b) demand deposits, time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, and maturing within 24 months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Approved Bank) or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in
    [Senior Secured Revolving Credit Agreement]

money market investment programs registered under the Investment Company Act of 1940 that are administered by financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) other short-term investments utilized by the Company or any Restricted Subsidiary in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing, (g) U.S. Dollars or foreign currencies held from time to time in the ordinary course of business, and (h) interests in any investment company or money market fund which invests 95% or more of its assets in instruments specified in clauses (a) through (g) above.
“Cash Interest Expense” means, with reference to any Test Period, an amount equal to the Interest Expense (including Commitment Fees) of the Company and its Restricted Subsidiaries paid in cash during such Test Period, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received during such Test Period by the Company and its Restricted Subsidiaries with respect to interest rate Swap Agreements.
“Cash Management Arrangement” means with respect to any Person, any obligations of such person in respect of treasury management arrangements including any of the following products, services or facilities: (a) demand deposit or operating account relationships or other cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, zero balance accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; and (b) treasury management line of credit, commercial card, merchant card services, purchase or debit cards, including, without limitation, stored value cards and non-card e-payables services.
“Change in Law” means the occurrence, on or after the date hereof (or, if later, on or after the date any Agent or any Lender becomes an Agent or a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company; or
(b)    the sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company), directly or indirectly, in one or a
    [Senior Secured Revolving Credit Agreement]

series of related transactions, of all or substantially all the property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets to the Company or a Restricted Subsidiary) shall have occurred;
(c)    the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or
(d)    any “Change of Control” or analogous term as defined in the Notes Indenture,
    Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (a) above if (i) the Company becomes a direct or indirect wholly owned Subsidiary of an ultimate parent holding company and (ii)(a) the direct or indirect holders of the Voting Stock of such ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) immediately following that transaction, no “person” or “group” (each as defined in clause (a) above) is the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the ultimate parent holding company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means (a) the Collateral Rigs, (b) the Pledged Equity, and (c) all other property and interests in property, including cash and Cash Equivalents, and proceeds thereof now owned or hereafter acquired by any Credit Party upon which a Lien is granted or purported to be granted under any Collateral Document to secure the Obligations. For the avoidance of doubt, “Collateral” shall in no event include any Excluded Property.
“Collateral Account” has the meaning set forth in Section 8.4(b).
“Collateral and Guaranty Requirements” means the requirements set forth in Section 6.12.
“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Collateral Rig Mortgages, the Share Pledge Agreements (including the Luxembourg Share Pledge Agreements), the Collateral Trust Agreement, the Assignments of Earnings, the Assignments of Insurances, the other collateral documents described in Schedule 4.2 hereto, if any, and any and all other security agreements, vessel mortgages or assignments executed and delivered by any Credit Party and creating security interests, liens, or encumbrances in connection with the Collateral in favor of any Agent, to secure the Obligations, entered into pursuant to the terms hereof.
“Collateral Rig” means, as of the Effective Date, each Effective Date Collateral Rig, and thereafter, each Rig that becomes a Collateral Rig in accordance with Section 6.12 and is subject to a Collateral Rig Mortgage, in any such case, other than (i) any Excluded Rig, and (ii) any Rig that ceases to be a Collateral Rig as the result of any release of the Lien on such Collateral Rig in accordance with Section 11.30.
“Collateral Rig Mortgages” means any of the first preferred ship mortgages and other instruments (including deeds) over the Collateral Rigs, each duly registered in the appropriate Acceptable Flag Jurisdiction for such Collateral Rig in favor of the Collateral Trustee or any other Agent, substantially in the form of Exhibit 1.1, or such other form as may be agreed between any Agent and the Company, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
    [Senior Secured Revolving Credit Agreement]

“Collateral Rig Operator” means, with respect to any Collateral Rig, any Subsidiary or Local Content Entity of the Company that operates such Collateral Rig.
“Collateral Rig Owner” means the Company or any Subsidiary of the Company, as applicable, that owns a Collateral Rig.
“Collateral Rig Requirements” means, with respect to a Collateral Rig:
(i)    the Collateral Rig Owner shall be incorporated in a Permitted Jurisdiction;
(ii)    to the extent such Collateral Rig Owner is not already a Guarantor, the Collateral Rig Owner shall have become a Guarantor by delivering to the Administrative Agent a joinder to the Guaranty and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent;
(iii)    the Collateral Rig Owner shall have duly authorized, executed and delivered to the Collateral Trustee, and caused to be recorded in an Acceptable Flag Jurisdiction, a Collateral Rig Mortgage with respect to such Collateral Rig;
(iv)    the Equity Owner(s) shall have duly authorized, executed and delivered share, quota or other equity pledge or charge agreements (or equivalent share security agreements) in form and substance reasonably acceptable to the Administrative Agent, as applicable (as modified, supplemented or amended from time to time, each a “Share Pledge Agreement”), pursuant to which all of the Equity Interests of each Collateral Rig Owner of each Collateral Rig shall have been pledged, mortgaged, charged or collaterally assigned (as applicable) to the Collateral Trustee (and, as applicable, the other Secured Parties) to secure the Obligations and shall have (A) to the extent such Equity Interests constitute possessory collateral, delivered to the Collateral Trustee all the pledged Equity Interests referred to therein (if applicable, by delivery of the original share or quota certificates), together with executed and undated transfer powers or forms (if applicable) and all other customary ancillary documentation (such as (but not limited to) registers of shareholders (which, if applicable, have been appropriately annotated to reflect the grant of security over the relevant shares) or quotaholders and of the ultimate beneficial owner(s), letters of undertaking, irrevocable proxies and powers of attorney, in each case as applicable), in each case, to the extent necessary or desirable under applicable laws to perfect the security interest granted pursuant to the applicable Share Pledge Agreement, and (B) otherwise complied with all of the requirements set forth in the applicable Share Pledge Agreement;
(v)    the Collateral Rig Owner shall have duly authorized, executed and delivered an Assignment of Earnings in form and substance reasonably acceptable to the Administrative Agent (as modified, supplemented or amended from time to time, each an “Assignment of Earnings”) with respect to the Earnings, thereby granting a security interest in favor of the Collateral Trustee to secure the Obligations in all of such Collateral Rig Owner’s present and future Earnings; provided, however, that (i) such Assignment of Earnings shall provide that prior to the occurrence and continuance of an Event of Default, there shall be no requirement to deliver notice of such assignment to any customer or for any customer to execute or acknowledge such Assignment of Earnings (always using
    [Senior Secured Revolving Credit Agreement]

commercially reasonable efforts to obtain such execution or acknowledgment) and (ii) to the extent that the Collateral Rig Owner and the Collateral Rig Operator are not the same Person, the Collateral Rig Owner shall, and the Company shall cause the applicable Collateral Rig Operator that is a Subsidiary to, execute and maintain an intercompany charter or similar agreement (copies of which shall be provided to the Administrative Agent on or prior to the Effective Date (or after using commercially reasonable efforts to obtain on or prior to the Effective Date, reasonably promptly following the Effective Date) or, as the case may be, reasonably promptly following the entry into such intercompany charter or similar agreement) requiring such Collateral Rig Operator to make charter payments to the Collateral Rig Owner, the amount of which shall be determined by the Company in good faith, in accordance with the jurisdictional tax laws and regulations to which the Collateral Rig Operator is subject, and in each case (and at all times) consistent with methodologies used by it on the Effective Date;
(vi)    the Collateral Rig Owner and/or any other applicable Credit Party shall have duly authorized, executed and delivered an Assignment of Insurances in form and substance reasonably acceptable to the Administrative Agent (as modified, supplemented or amended from time to time, each an “Assignment of Insurances”) with respect to all policies and contracts of insurance and all entries of such Collateral Rig, including (i) all claims, return of premium, rebated or other amounts and other moneys and claims for moneys due and to become due to the Collateral Rig Owner under such insurances, (ii) any compensation paid or payable by a Governmental Authority for the requisition for title, confiscation or compulsory acquisition to the Collateral Rig Owner and/or such other applicable Credit Party, (iii) all other rights of the Collateral Rig Owner and/or such other applicable Credit Party under or in respect of such insurances and (iv) any proceeds of any of the foregoing;
(vii)    all filings (including appropriate Financing Statements (Form UCC-1) for filing under the Uniform Commercial Code of each relevant jurisdiction or similar filings in foreign jurisdictions), registrations, recordations, notifications, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the security interests described above shall have been duly effected within any applicable statutory time periods and the Administrative Agent shall have promptly received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent;
(viii)    the Administrative Agent shall have received an appraisal report dated within the prior 6 months from an Approved Appraiser in form and substance reasonably satisfactory to the Administrative Agent, stating the then-current fair market value (and each current fair market value used in such determination) of such Collateral Rig on an individual charter-free basis, provided, however, that, if the fair market value of such Collateral Rig in such appraisal report is expressed as a numerical range of a high and low score, the fair market value for such Collateral Rig shall be deemed to be the mathematical average of such scores; provided further that the initial appraisal reports for the Effective Date Collateral Rigs owned or operated by the Company and/or its Restricted Subsidiaries as of the Effective Date shall be delivered to the Administrative Agent within
    [Senior Secured Revolving Credit Agreement]

sixty (60) days after the Effective Date (or such later date agreed by the Administrative Agent in its reasonable discretion).
(ix)    the Administrative Agent shall have received each of the following:
a.    certificates of ownership or encumbrance (or similar certificates as well as results of maritime registry searches with respect to each Collateral Rig) from appropriate authorities evidencing (or confirmation updating previously reviewed certificates and indicating) that such Collateral Rig is registered in the name of the Collateral Rig Owner in the register of an applicable Acceptable Flag Jurisdiction and that such Collateral Rig is free from Liens other than Permitted Liens;
b.    for any Collateral Rig which is not “laid-up”, a class certificate from an Acceptable Classification Society indicating that the Collateral Rig meets the criteria specified in Section 6.2;
c.    for any Collateral Rig required to comply with the ISM Code, a copy of each of the document of compliance, safety management certificate, and international ship security certificate issued to each such Collateral Rig and “Company” (as such term is used in the ISM Code) that has implemented the ISM Code safety management systems on such Collateral Rig;
(x)    the Administrative Agent shall have received, to the extent applicable and reasonably requested, opinions in similar scope and substance as delivered by the Credit Parties in connection with the Effective Date Collateral Rigs; and
(xi)    a letter from the Collateral Rig Owner’s marine insurance broker, which shall be an internationally recognized marine insurance broker such as but not limited to AON, Lockton, McGriff, JLT or Marsh, with respect to the insurance maintained in respect of such Rig, (x) certifying that such insurances conform with the insurance requirements of Section 6.5 and (y) including certificates of insurance with respect to the insurances required by Section 6.5.
“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of the Effective Date, by and among the Company, the Collateral Trustee, the Administrative Agent, WSFS, as trustee under the Notes Indenture, and the other parties thereto from time to time.
“Collateral Trustee” means Wilmington Savings Fund Society, FSB (“WSFS”), as trustee (acting in its capacity as collateral trustee for the Secured Parties, and any successor Collateral Trustee appointed hereunder pursuant to Article 10).
“Collateralized Obligations” has the meaning set forth in Section 8.4(b).
“Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Loans and participate in Letters of Credit pursuant to Section 2.1 and Section 2.12, respectively, initially in the amount and percentage set forth opposite such Lender’s name on Schedule 1A or later set forth on any updated version of Schedule 1A, any Assignment Agreement pursuant to Section 11.11 or any amendment or supplement hereto, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement.
    [Senior Secured Revolving Credit Agreement]

“Commitment Date” has the meaning ascribed to such term in Section 2.14(b).
“Commitment Fees” has the meaning set forth in Section 3.1(a).
“Commitment Increase” has the meaning ascribed to such term in Section 2.14(a).
“Commitment Letter” means that certain Commitment Letter, dated February 21, 2023, between the Company and Citigroup Global Markets Inc.
“Commitment Termination Date” means the earliest to occur of: (i) April 3, 2028 (such date, the “Scheduled Commitment Termination Date”); (ii) Facility Termination; (iii) the occurrence of any Specified Bankruptcy Event of Default; and (iv) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 8.2 that the Commitments have been terminated.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning specified in the first paragraph hereof.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:
(a)    the income of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent of the amount of dividends or similar distributions or other returns on investment actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period in cash (or converted into cash by the Company or such Restricted Subsidiary),
(b)    the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Guarantor) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary,
(c)    the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Guarantor) that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary,
(d)    any (i) non-cash compensation charge or expense arising from any issue or grant of shares or stock, share or stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts,
    [Senior Secured Revolving Credit Agreement]

(e)    any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business,
(f)    non-cash gains and losses due solely to fluctuations in currency values,
(g)    any after-tax effect of income (loss) from the early extinguishment of Indebtedness or derivative instruments,
(h)    the cumulative effect of a change in accounting principles,
(i)    the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof,
(j)    goodwill write-downs or other non-cash impairments of assets,
(k)    gains or losses attributable to discontinued operations, and
(l)    any restructuring charges and any fees, expenses and charges related to any proposed or consummated equity offering, investment, acquisition, disposition, Incurrence of Debt or recapitalization.
Notwithstanding the foregoing, any net income (loss) of any Person (other than the Company) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Company’s equity in the net income of any such Person for any period shall be included without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed (or distributions converted into cash by the Company or a Restricted Subsidiary) by the Person during such period to the Company or a Restricted Subsidiary as a dividend or distribution or other return on investment.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount of Funded Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Specified Group Cash as of such date.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date of determination to (b) Adjusted EBITDA for the most recently ended Test Period.
“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlling Affiliate” means any Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, the Company (other than Persons Controlled by the Company or any of its Subsidiaries); provided that the term “Controlling Affiliate” shall not include any portfolio companies that are customers, clients, joint venture partners, joint ventures, suppliers or purchasers or sellers of goods or services in the ordinary course of business that are owned by a direct or indirect equityholder of the Company (but not owned directly or indirectly by the Company or any of its Subsidiaries) other than any such portfolio company which is an offshore maritime drilling service company.
    [Senior Secured Revolving Credit Agreement]

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 11.29.
“Credit Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, Borrowing Requests, the Collateral Documents, the Collateral Trust Agreement, any other intercreditor arrangement entered into after the Effective Date to which any Agent is a party in connection herewith, and any other instrument or agreement now or hereafter executed and delivered by a Credit Party in connection herewith that is designated in writing by the Company and any Agent as a “Credit Document,” each as amended, restated, modified, replaced and supplemented and in effect from time to time.
“Credit Ratings” means the ratings that are the notch higher than the corporate family ratings provided by S&P and Moody’s with respect to the Company. If such Credit Ratings are different, the higher Credit Rating will govern, unless there is more than one level between the Credit Ratings and then the level immediately above the lower Credit Rating (lower pricing) will apply. If only one Credit Rating is available, such available Credit Rating will govern. If no Credit Rating is available, then Level V of the Pricing Grid shall apply. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and Commitment Fee shall be determined by reference to the highest pricing level. Any reference to a higher Level of the Pricing Grid shall be deemed to be a reference to a Level with a higher roman numeral in its title on the Pricing Grid. Any change to the Applicable Commitment Fee Rate and Applicable Margin shall be effective on the date of the relevant change.
“Credit Party” means each of the Company and each Guarantor from time to time.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day
    [Senior Secured Revolving Credit Agreement]

for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to any Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Company or the Administrative Agent that it does not intend or expect to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender to the Administrative Agent and the Company that it will comply with its funding obligations hereunder and is financially able to meet such obligations as of the date of such certification (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Company and the Administrative Agent of such certification in form and substance reasonably satisfactory to the Company and the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.
    [Senior Secured Revolving Credit Agreement]

“Discretionary Guarantor” means each Subsidiary of the Company organized or incorporated in a Permitted Jurisdiction that elects to provide a Guaranty of the Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12 (or, as applicable, by continuing to be a party thereto after ceasing to be a Required Guarantor).
“Disposition” means the sale, transfer, license, lease, assignment, conveyance, exchange, alienation or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale-Leaseback Transaction) and any issuance of Equity Interests by a direct Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Disposal”, “Dispose” and “Disposed of” have the correlative meaning thereto.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Scheduled Commitment Termination Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that, if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of all outstanding Loans hereunder, termination in whole of the Commitments hereunder and the termination, expiration, or Cash Collateralization of, or the making of other arrangements acceptable to the applicable Issuing Bank with respect to, all Letters of Credit issued hereunder.
“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, (b) any other Person that is a competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” from time to time during the term of this Agreement by written notice to the Administrative Agent not less than three (3) Business Days prior to such date and (c) Affiliates of such Persons set forth in clauses (a) and (b) above to the extent such Affiliates are either (i) identified in writing by the Company from time to time by means of a written notice to the Administrative Agent or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name; provided that (i) “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time unless subsequently identified in writing in accordance with this definition, (ii) no updates to the list of Disqualified Institutions shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or
    [Senior Secured Revolving Credit Agreement]

participation in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions and (iii) “Disqualified Institutions” shall exclude any Affiliate of a Lender that is a bona-fide debt fund.
“Distributable Free Cash Flow” means, as of any time of determination, an amount equal to:
(a) Free Cash Flow as of the last day of the most recently ended Test Period minus
(b) the aggregate amount of the Free Cash Flow Utilizations that have occurred during the period beginning on the first day of the applicable Test Period and ending at the time of determination (excluding the aggregate amount of any Free Cash Flow Utilizations that occurred during such Test Period and which are attributable to Free Cash Flow generated during the Test Period ending immediately prior to such Test Period). For the avoidance of doubt, for purposes of calculating Distributable Free Cash Flow, any amount deducted in calculating Distributable Free Cash Flow as of any time of determination shall be without duplication of amounts deducted in calculating Free Cash Flow.
“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States.
“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 11.20 or as otherwise expressly provided herein.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States.
“Drilling Contract” means any third-party drilling contract, drilling services agreement, charter or similar agreement in respect of any Collateral Rig.
“DS-10 Rig” has the meaning set forth in Schedule 1C.
“Earnings” means, in respect of any Collateral Rig, (i) all freight, hire, income and passage moneys payable to the applicable Collateral Rig Owner as a consequence of the ownership or charter of such Collateral Rig, including without limitation all payments under any intercompany charter with respect to such Collateral Rig, including any termination payments or settlement payments in respect thereof, (ii) any claim under any guarantee in respect of such intercompany charter or otherwise related to freight, hire, income or passage moneys, in each case payable directly or indirectly to the applicable Collateral Rig Owner as a consequence of the ownership or charter of such Collateral Rig and (iii) any other money whatsoever due or to become due to the applicable Collateral Rig Owner in relation to such Collateral Rig.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
    [Senior Secured Revolving Credit Agreement]

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date this Agreement shall become effective as defined in Section 11.17.
“Effective Date Collateral Rigs” means each Rig listed on Schedule 5.21.
“Effective Date Guarantor” means the Company and each of its Subsidiaries that is identified as an “Effective Date Guarantor” on Schedule 5.20 as of the Effective Date.
“Effective Date Notes” has the meaning assigned to such term in the definition of “Initial Notes.”
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible LCE” means a Local Content Entity (a) with respect to which the provision of a Guaranty of the Secured Obligations by such Local Content Entity (subject to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree) would not be prohibited by its organizational or constitutional documents, by applicable laws or by any applicable limitation, rule and/or principle referred to in clause (e) of the definition of “Agreed Security Principles”, (b) that is Controlled by the Company (which, for this purpose means that the Company or a Subsidiary of the Company has the unilateral ability to cause such Local Content Entity to enter into any Guaranty of the Secured Obligations), and (c) that is a Restricted Subsidiary of the Company.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Claims” means any and all claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or to any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release of or exposure to Hazardous Materials or arising from alleged injury or threat of injury to the environment.
“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to pollution, or protection of the environment, or natural resources, or, to the extent relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials, health and safety.
“Equity Interest” means as to any Person, any capital stock, shares, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person (but excluding any debt security convertible into or exchangeable for Equity Interests, regardless of whether such debt securities include any right of participations with Equity Interests).
    [Senior Secured Revolving Credit Agreement]

“Equity Owners” means, at any time, the Company or any Restricted Subsidiary of the Company that directly owns the Equity Interests in a Collateral Rig Owner.
“Equity Ratio” means the ratio of Total Book Value Equity to Total Assets, calculated on a pro forma basis with respect to any Pro Forma Events.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with each Credit Party would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412, 430 or 436 of the Code). Unless the context expressly provides otherwise, references to an ERISA Affiliate mean an ERISA Affiliate of any Credit Party.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Credit Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Credit Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of such Credit Party or such ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by a Credit Party or an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from such Credit Party or such ERISA Affiliate of any notice, concerning the imposition upon such Credit Party or such ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“Erroneous Payment” has the meaning provided in Section 11.34(a).
“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 11.34(d)(A).
“Erroneous Payment Impacted Class” has the meaning provided in Section 11.34(d)(A).
“Erroneous Payment Return Deficiency” has the meaning provided in Section 11.34(d).
“Erroneous Payment Subrogation Rights” has the meaning provided in Section 11.34(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"EU Ship Recycling Regulation" means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.
    [Senior Secured Revolving Credit Agreement]

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.
“Event of Default” means any of the events or circumstances specified in Section 8.1.
“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig unless, within one hundred and eighty (180) days of such occurrence, such Collateral Rig is released therefrom. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Rig was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage, or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. on such day on the applicable page of the Bloomberg reporting service then being used by the Administrative Agent reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall, with respect to each Letter of Credit issued in such Specified Currency, be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Issuing Bank thereof and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be determined by such Issuing Bank based on current market spot rates in accordance with the provisions of Section 11.19; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, such Issuing Bank, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.
“Excluded Property” means, collectively:
(a)    the Excluded Rigs;
(b)    the ARO JV Related Assets if and to the extent any restrictions on assignments and/or the creation of Liens with respect thereto remain outstanding;
(c)    any assets (other than any Collateral Rig and assets and proceeds related thereto) to the extent the grant of a Lien on such assets is prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any Governmental Authority unless such consent has been obtained (and it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization));
(d)    (i) Margin Stock and (ii) minority interests or Equity Interests in joint ventures and non-wholly-owned Subsidiaries (other than Equity Interests in any Guarantor or Collateral Rig Owner), in any such case of this subclause (ii), to the extent the grant of a Lien on such interest would require a consent, approval, license or authorization from any Governmental Authority or any other Person (other than a Credit Party or Restricted Subsidiary);
    [Senior Secured Revolving Credit Agreement]

(e)    except with respect to any Collateral Rig (and assets and proceeds related thereto), (i) any Credit Party’s right, title or interest in any lease, license, contract, or agreement to which such Credit Party is a party or any of its right, title or interest thereunder and (ii) any property subject to a Lien permitted by Section 7.2(j) (or any modification, replacement, renewal, extension or refinancing thereof permitted by Section 7.22(aa)) or any other permitted purchase money Lien, Capitalized Lease Obligation or similar arrangement, in each case to the extent, but only to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization)) or create a right of termination in favor of any other party thereto (other than the Company or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;
(f)    any assets (other than any Collateral Rig and assets and proceeds related thereto) to the extent the grant of a security interest in such assets would result in material adverse tax consequences to any Credit Party or any Restricted Subsidiary as reasonably determined by the Company and the Administrative Agent;
(g)    [reserved];
(h)    any assets (other than any Collateral Rig and assets and proceeds related thereto) as to which any Agent and the Company shall reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Secured Parties afforded thereby;
(i)    any after-acquired property (including property acquired through acquisition or merger or amalgamation of another entity, but excluding any Collateral Rig and assets and proceeds related thereto) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any enforceable contract or other agreement (in each case, binding on the assets at the time of such consummation and not created or entered into in contemplation thereof), solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;
(j)    the Equity Interests of (i) Unrestricted Subsidiaries, (ii) Excluded Subsidiaries (other than, in the case of this clause (j)(ii), any Discretionary Guarantor) and (iii) other than with respect to a Collateral Rig Owner, Equity Interests of any Eligible LCE to the extent the organizational or constitutional documents of such Eligible LCE prohibit a pledge of the Equity Interests of such Eligible LCE; and
(k)    any other asset that is otherwise excluded from the requirement to become Collateral pursuant to the Agreed Security Principles.
“Excluded Rigs” means each Rig listed in Schedule 1C.
“Excluded Subsidiary” means any Subsidiary that is excluded from the requirement to provide a Guaranty of the Obligations pursuant to the Agreed Security Principles.
“Excluded Swap Obligations” means, with respect to any Guarantor, (a) as it relates to all or a portion of any Guaranty of such Guarantor, any Specified Swap Agreement Obligation if,
    [Senior Secured Revolving Credit Agreement]

and to the extent that, such Specified Swap Agreement Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a Lien, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or such Lien in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Lien of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation. If a Specified Swap Agreement Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Agreement Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Person’s failure to comply with Section 3.3(g), and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indenture” means that certain Indenture, dated as of April 30, 2021, among WSFS, as trustee, and the Company, as issuer, pursuant to which the Company issued the Existing Notes.
“Existing Notes” means the senior secured first lien notes due 2028 issued and outstanding under the Existing Indenture.
“Existing Notes Documents” means the Existing Indenture, the Existing Notes and the other Note Documents (as defined in the Existing Indenture).
“Existing Notes Redemption” means the earlier to occur of (i) the redemption in full of the Existing Notes and the repayment in full of all other obligations under the Existing Indenture and Existing Notes Documents or (ii) the satisfaction and discharge of the Existing Indenture and the Existing Notes Documents pursuant to Section 8.08 of the Existing Indenture, in either clause (i) or (ii) with the proceeds from the initial issuance of the Effective Date Notes and any Liens or security interests granted pursuant to the Existing Indenture and Existing Notes Documents shall be terminated pursuant to releases and terminations in form and substance reasonably satisfactory to the Administrative Agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
    [Senior Secured Revolving Credit Agreement]

“Facility Termination” means the first date on which all of the following shall have occurred: (a) all Commitments, and all obligations of the Issuing Banks to issue any Letters of Credit hereunder, have terminated or expired, (b) all Obligations have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time), and (c) all Letters of Credit have terminated or expired (other than any Letter(s) of Credit which have been Cash Collateralized in an amount equal to 102% of the face amount of such outstanding Letter(s) of Credit in accordance with the terms of this Agreement or other arrangements with respect thereto satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Credit Documents.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means that certain Fee Letter, dated February 21, 2023, between the Company and Citigroup Global Markets Inc.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or any other officer or director of such Person who is primarily responsible for matters relating to such Person’s financial affairs. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Company.
“Fleet Status Certificate” means either of the following (at the option of the Company) (a) a certificate delivered by a Responsible Officer to the Administrative Agent certifying as to the fleet status of each Collateral Rig wholly owned by any Credit Party prepared on substantially the same basis, and in substantially the same form, substance, and level of detail (subject to deletion of pricing information), as the Company would provide in a published fleet status report posted to the Company’s website and indicating the name and fleet status of each such Collateral Rig or (b) an updated published fleet status report posted to the Company’s website or filed with the SEC and available on EDGAR.
“Floater Rig” means any drilling rig, drillship, semisubmersible drilling unit, or mobile offshore drilling unit or vessel, the primary purpose of which is the exploration and production drilling for crude oil or hydrocarbons, excluding any Jack-up Rig.
“Floor” shall mean a rate of interest equal to 0.00%.
“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by the Company or any foreign Subsidiary of the Company which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.
“Free Cash Flow” means, for any Test Period, with respect to the Company and its Restricted Subsidiaries, an amount equal to:
(I)     Adjusted EBITDA for such Test Period; less
    [Senior Secured Revolving Credit Agreement]

(II)    the sum of the following amounts for such Test Period, without duplication: (a) cash Capital Expenditures, (b) Cash Interest Expense, (c) Taxes paid in cash, (d) Restricted Payments made in cash (excluding Restricted Payments made pursuant to Section 7.5(a)(iii)), (e) repayments of Indebtedness paid in cash (other than in connection with a refinancing of Indebtedness), (f) cash consideration paid in connection with a Permitted Investment and (g) increases in Net Working Capital; plus
(III) the sum of the following amounts for such Test Period, without duplication: (a) decreases in Net Working Capital, (b) cash interest income (to the extent not deducted from the deduction in part (II)(b), above) and principal repayments in respect of the ARO Note and (c) Growth Capital Expenditures.
“Free Cash Flow Utilizations” means each of the following: (a) any Restricted Payment made pursuant to Section 7.5(a)(iii), (b) any Investment made pursuant to clause (k) of the definition of “Permitted Investments” utilizing unused capacity under Section 7.5(a)(iii) and (c) any Redemption made pursuant to Section 7.5(b)(iv) utilizing unused capacity under Section 7.5(a)(iii).
“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to, with respect to Letters of Credit, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof (or as to which other arrangements satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made.
“Funded Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) Capitalized Lease Obligations of such Person; (c) purchase money Indebtedness; (d) all obligations of such Person evidenced by bonds, promissory notes, debentures, indentures, credit agreements or other similar instruments of such Person (but excluding surety bonds, performance bonds or other similar instruments); (e) drawn but unreimbursed obligations under letters of credit or similar instruments issued for such Person’s account (to the extent not cash collateralized) and (f) Guarantees of the Indebtedness of other Persons of the type referred to in clauses (a), (b), (c) and (d); provided that Funded Indebtedness shall not include (i) contingent reimbursement obligations with respect to undrawn amounts under letters of credit, performance guarantees, surety or performance bonds or similar arrangements, (ii) obligations under any Swap Agreement, (iii) any intercompany claims or (iv) obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit cards or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided that leases (regardless of when entered into) will be accounted for using the generally accepted accounting principles in the United States of America in effect for fiscal years ending on or before December 15, 2018 and any changes in the accounting for leases for fiscal years beginning after December 15, 2018 will be disregarded. For the purposes of this Agreement, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the
    [Senior Secured Revolving Credit Agreement]

Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.
“Gibraltar Credit Party” means any Credit Party (if any) incorporated, organized or formed under the laws of Gibraltar.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Growth Capital Expenditures” means, with reference to any Test Period, the aggregate amount of cash Capital Expenditures made to renovate, improve install, upgrade or construct any Rig; provided that (i) such Growth Capital Expenditures were financed with cash proceeds from Dispositions and were made within 12 months of the consummation of the applicable Disposition and (ii) there shall be no duplication of any cash proceeds from Dispositions attributable to Growth Capital Expenditures from any prior Test Period.
“Guarantor” means, collectively, (a) each Effective Date Guarantor that is a party to the Guaranty and Collateral Agreement on the Effective Date, (b) each other Required Guarantor and (c) each Discretionary Guarantor, in each case unless and until such party is released from such Guaranty under the Guaranty and Collateral Agreement pursuant to Section 11.30.
“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (c) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (d) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.
“Guaranty and Collateral Agreement” means the New York law guaranty and collateral agreement, dated as of the Effective Date, among each Credit Party party thereto from time to time, the Administrative Agent and the Collateral Trustee.
    [Senior Secured Revolving Credit Agreement]

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Company or any of its Restricted Subsidiaries.
“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Company in connection with the Loans.
“Immaterial Subsidiary” means any Restricted Subsidiary of the Company which, as of the last day of the most recently Test Period, (a) contributed less than 5.0% of Adjusted EBITDA for such Test Period or (b) contributed less than 5.0% of Total Assets for such Test Period; provided that, as of the last day of such Test Period, the combined (i) Adjusted EBITDA attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Adjusted EBITDA for such Test Period and (ii) the portion of “Total Assets” attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Total Assets for such Test Period, in each case, as determined in accordance with GAAP (each of Adjusted EBITDA and Total Assets to be determined after eliminating intercompany obligations); provided, further, that (1) no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary (x) owns one or more Rigs (other than solely Excluded Rigs), (y) is the Local Content Entity Valaris Owner of Equity Interests in a Local Content Entity which owns a Rig (other than solely an Excluded Rig) or (z) is integral to the operation and maintenance of one or more Rigs and (2) Valaris FinCo shall not be an Immaterial Subsidiary.
“Increase Date” has the meaning ascribed to such term in Section 2.14(a).
“Increasing Lender” has the meaning ascribed to such term in Section 2.14(b).
“Incremental Lender” has the meaning ascribed to such term in Section 2.14(e).
“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business that are not more than ninety (90) days past due and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (c) all obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (d) all obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (e) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale-Leaseback Transactions entered into by the Person; (f) net obligations under Swap Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; and (g) all obligations of such
    [Senior Secured Revolving Credit Agreement]

Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided that the definition of “Indebtedness” shall not include: (i) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller of such asset or customary earn-out obligations or other contingent acquisition consideration until the same becomes a liability on the balance sheet of such Person in accordance with GAAP; (ii) customary cash pooling and cash management practices and other intercompany indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) incurred in the ordinary course of business; (iii) trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under Drilling Contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds, performance guaranties, and pre-paid hire under vessel time charters or similar contracts which have not yet been earned), or obligations in respect of Equity Interests that do not constitute Disqualified Capital Stock; (iv) liabilities resulting from endorsements of instruments for collection in the ordinary course of business; and (v) any indebtedness with respect to which cash or Test Cash Equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness pursuant to a transaction not prohibited by Section 7.5(b). For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Notes” means (a) second lien or unsecured notes issued by the Company and Valaris FinCo as co-issuers, pursuant to Rule 144A or Regulation S under the Securities Act of 1933, as amended, on or prior to the Effective Date, the proceeds of which are at least sufficient to (and are used to) finance the Existing Notes Redemption and, to the extent of any excess, are used for general corporate purposes (collectively, the “Effective Date Notes”) and (b) subject to compliance with Section 7.3(b)(ii), any additional notes issued under the Notes Indenture after the Effective Date.
“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the Test Period most recently ended on or prior to such date of determination to (b) Interest Expense for such Test Period, calculated on a pro forma basis with respect to any Pro Forma Events.
“Interest Expense” means, with reference to any period, an amount equal to the cash and non-cash interest expense (including Commitment Fees) of the Company and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP for such period, in each case, after giving effect to any net payments, if any, made or received by the Company and its Restricted Subsidiaries with respect to interest rate Swap Agreements, and net of interest income of the Company and its Restricted Subsidiaries, calculated on a consolidated basis for such period, but excluding any non-cash interest expense attributable to the following: the movement in the mark-to-market valuation of Indebtedness, obligations under Swap Agreements or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, obligations in respect of Swap Agreements in connection with the early termination thereof, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any receivables financing and any expense resulting from the
    [Senior Secured Revolving Credit Agreement]

discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Scheduled Commitment Termination Date and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Scheduled Commitment Termination Date.
“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case as the Company may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person, (b) the purchase or acquisition (in one transaction or a series of transactions) of all or substantially all of (i) the property and assets of another Person or (ii) the assets constituting a business unit, line of business or division of such Person; (c) the making of any loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (d) the entering into of (i) any Guaranty of, or other contingent payment or credit support obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness of any other Person or (ii) any other contingent obligation with respect to Indebtedness of any other Person that directly or indirectly has the economic effect of guaranteeing or providing any payment or credit support with respect such Indebtedness or otherwise is for the purpose of assuring the owner of such Indebtedness of the payment thereof. For purposes of covenant compliance, the amount of any Investment by any Person outstanding at any time shall be the amount actually invested (measured at the time invested), net of any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto from time to time.
“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code, as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.
“Issuing Bank” means any Lender or Affiliate of a Lender that is reasonably acceptable to the Administrative Agent and the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) that agrees to issue Letters of Credit hereunder. As of the Effective Date, the sole Issuing Bank is Citibank, N.A.
    [Senior Secured Revolving Credit Agreement]

“Jack-up Rig” means any mobile offshore drilling unit, the legs of which can be lowered to the seabed from the hull or platform thereof.
“Joint Venture” means (x) any bona fide operating joint venture that owns, operates and/or charters Rigs or (y) any joint venture established in accordance with local law or custom of the applicable jurisdiction of organization or incorporation of such Joint Venture, in each case with any Person that is not an Affiliate of the Company through which the business of the Company and its Restricted Subsidiaries is conducted, and in each case which (i) exists on the Effective Date (including each Person in which the Company owns, directly or indirectly, any Equity Interests as of the Effective Date that is not a wholly-owned Subsidiary) or (ii) is formed or created in the ordinary course of business, consistent with the Company’s past practice and for a legitimate business purpose; provided that commencement of operations by the Company in a jurisdiction where the Company previously did not operate shall not, by itself, be deemed to be outside of the ordinary course of business and not consistent with the Company’s past practice.
“JV Partner” means the Company or any Subsidiary, in either case, that directly holds Equity Interests of any Joint Venture that owns one or more JV Rigs.
“JV Pledgor” means the Company or any Subsidiary, in either case, that directly holds Equity Interests in any JV Partner.
“JV Rigs” means (i) each Rig listed in Schedule 1E and (ii) each Collateral Rig used as consideration as an Investment pursuant to clause (a) of Permitted Investments.
“Junior Indebtedness” means (a) the Initial Notes or (b) any Permitted Additional Debt.
“L/C Documents” means the Letters of Credit, any Application with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.
“L/C Exposure” means, with respect to any Lender at any time, such Lender’s applicable Percentage of the Dollar Equivalent of the L/C Obligations (determined in accordance with Section 11.20).
“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Legal Reservations” means (a) any debtor relief, bankruptcy, insolvency, reorganization, restructuring, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles and (b) restrictions or limitations in accordance with, or exceptions pursuant to, the Agreed Security Principles.
“Lender” has the meaning set forth in the first paragraph hereof.
“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan and/or currency of Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative
    [Senior Secured Revolving Credit Agreement]

Agent and the Company as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.
“Letter of Credit” has the meaning set forth in Section 2.12(a).
“Letter of Credit Sublimit” has the meaning set forth in Section 2.12(a)(iii).
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, charge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.
“Limited Condition Transaction” mean any acquisition of the Equity Interests, assets and/or line of business of any other Person or any other Investment, in any such case, the consummation of which is not conditioned on availability of any funds, financing or other Indebtedness.
“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) Availability and (b) Available Cash.
“Loan” means (a) a Base Rate Loan or (b) a SOFR Loan, as the case may be, and “Loans” means two or more of any such Loans.
“Loan Transactions” means the execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by each Credit Party of the other Credit Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Local Content Entity” means any Affiliate of the Company (a) that owns or is contemplated to own a Rig or that is party to or contemplated to be party to a charter party agreement, Drilling Contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of a Rig owned by it or by the Company, any Restricted Subsidiary or another Local Content Entity and (b) the capital stock, shares or other Equity Interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) that is(are) required or necessary under local law or custom to own capital stock, shares or other Equity Interests in the Local Content Entity as a condition for (i) the operation of a Rig in such jurisdiction, (ii) the ownership of any asset owned, or contemplated to be acquired, by such entity in such jurisdiction or (iii) the business transacted, or contemplated to be transacted, by such entity in such jurisdiction; provided that Local Content Entities shall not include Joint Ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.
“Local Content Entity Valaris Owner” means a Restricted Subsidiary that is the direct owner of any Equity Interests in a Local Content Entity.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Guarantor” means any Guarantor (if any) incorporated, organized or formed under the laws of Luxembourg.
    [Senior Secured Revolving Credit Agreement]

“Luxembourg Share Pledge Agreements” means:
(i)    a Luxembourg law governed share pledge agreement over the shares of Rowan Offshore Luxembourg S.à r.l. entered into by and between Rowan Financing Holdings S.à r.l. as pledgor, Wilmington Savings Fund Society, FSB, as security agent and Rowan Offshore Luxembourg S.à r.l. as the company whose shares are pledged;
(ii)    a Luxembourg law governed share pledge agreement over the shares of Rowan Rigs S.à r.l. entered into by and between Rowan International Rig Holdings S.à r.l. as pledgor, Wilmington Savings Fund Society, FSB, as security agent and Rowan Rigs S.à r.l. as the company whose shares are pledged;
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means any material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the Credit Parties’ ability, taken as a whole, to perform their payment obligations under the Credit Documents or (c) the validity or enforceability in any material respect of the Credit Documents or the rights and remedies of the Agents and the Lenders thereunder.
“Material Indebtedness” means (i) Indebtedness (other than the Obligations) of any one or more Credit Parties in the aggregate principal amount exceeding the Dollar Equivalent of $50,000,000 and (ii) the Initial Notes (regardless of the outstanding principal amount thereof).
“Material Intellectual Property” means intellectual property of the Company or any Restricted Subsidiary which is material to the business of the Company and its Restricted Subsidiaries taken as a whole.
“Material Subsidiary” means, as of any time of determination, any Restricted Subsidiary of the Company which is not an Immaterial Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Working Capital” means, as of any date of determination, (x)(i) the current assets (excluding cash and Test Cash Equivalents and deferred tax accounts) plus (ii) deferred revenue actually paid in cash minus (y)(i) the current liabilities, as set forth in the most recent balance sheet of the Company and its Subsidiaries delivered pursuant to Section 6.6(a)(i) and (ii), deferred costs actually paid in cash.
“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.
“Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary in respect of which the holder or holders thereof have no recourse (including by way of guaranty, support, security or indemnity) to the Company or any Restricted Subsidiary or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Equity Interests of any Unrestricted Subsidiary.
“Note” has the meaning set forth in Section 2.8(e).
    [Senior Secured Revolving Credit Agreement]

“Notes Documents” means the Notes Indenture, the Initial Notes and the other “Note Documents” or equivalent term as defined in the Notes Indenture.
“Notes Indenture” means the indenture, dated as of the Effective Date, pursuant to which the Company and Valaris FinCo issued the Effective Date Notes.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that, if any of the aforesaid rates as so determined shall be less than the Floor, then such rate shall be deemed to be the Floor for purposes of the Credit Documents.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Restricted Subsidiary arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Credit Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Company or any Restricted Subsidiary under any Credit Document and (b) the obligation of the Company or any Restricted Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Company or such Restricted Subsidiary.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).
“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.6).
    [Senior Secured Revolving Credit Agreement]

“Outstanding Company Voting Power” means the voting power of all issued and outstanding common shares (other than equity securities having such power only by reason of the happening of a contingency) of the Company.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning provided in Section 11.11(a).
“Participant Register” has the meaning provided in Section 11.11(a).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“Payment Recipient” has the meaning provided in Section 11.34(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Periodic Term SOFR Determination Day” shall have the meaning provided in the definition of “Term SOFR”.
“Percentage” means, for each Lender, the percentage of the aggregate amount of the Commitments of all Lenders (or, if the Commitments have been terminated, the Revolving Credit Exposure of all Lenders) represented by the amount of such Lender’s Commitment (or, if such Commitment has been terminated, such Lender’s Revolving Credit Exposure).
“Permitted Acquisition” means any acquisition of the Equity Interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:
(a)    no “person” or related persons constituting a “group” (as such terms are used in Rule 13d-5 under the Exchange Act) acquires shares representing greater than 50% of the Outstanding Company Voting Power after giving pro forma effect thereto;
(b)    the requirements set forth in the following clauses (i) and (ii) below are satisfied with respect thereto:
(i)    the Consolidated Total Net Leverage Ratio, on a pro forma basis would be less than or equal to 3.50 to 1.00 or no greater than the Consolidated Total Net Leverage Ratio immediately prior to such acquisition; and
(ii)    Liquidity would be greater than or equal to $175,000,000 after giving pro forma effect to such transaction(s);
(c)    [reserved];
(d)    the assets, including Equity Interests, acquired pursuant to such transaction(s) will become Collateral and each newly acquired or created Subsidiary (including each Subsidiary thereof) shall (i) become a Guarantor (unless such Subsidiary is designated as an
    [Senior Secured Revolving Credit Agreement]

Unrestricted Subsidiary pursuant to Section 7.9 or is an Excluded Subsidiary), in each case of this clause (d), to the extent required by the Collateral and Guaranty Requirements (within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13) and (ii) comply with the requirements as set forth in Section 6.8; and
(e)    after giving effect to any acquisition (at the time of execution of a binding agreement in respect thereof) and immediately before and immediately after the consummation of any such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if such acquisition is a Limited Condition Transaction, (i) as of the date on which the definitive agreement for such acquisition is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately before and immediately after the consummation of such acquisition, no Event of Default under Section 8.1(a), 8.1(b), 8.1(h), 8.1(i) or 8.1(n) shall have occurred and be continuing or would result therefrom).
“Permitted Additional Debt” means any Indebtedness that is incurred or issued by the Company (or co-issued by the Company and Valaris FinCo) or any Guarantor and is either (a) unsecured or (b) that is secured by the Collateral on a junior lien basis to the Liens pursuant to the Collateral Documents securing the Secured Obligations, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being understood that the terms of the Collateral Trust Agreement are satisfactory) (including Guaranties of the foregoing that are unsecured or secured by Collateral on a junior lien basis to the Liens pursuant to the Collateral Documents securing the Secured Obligations in accordance with the foregoing clause (b)); provided that, (i) such Indebtedness (A) shall be incurred or issued only by the Company (or co-issued by the Company and Valaris FinCo) or a Guarantor, (B) if secured, shall be secured only by assets constituting the Collateral, (C) shall not be guaranteed by any Subsidiary of the Company that is not a Credit Party, and (D) shall not have a maturity date prior to the date that is 91 days after the Scheduled Commitment Termination Date or have terms which provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Scheduled Commitment Termination Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default); (ii) the covenants, events of default, guarantees and other material terms of such Indebtedness (other than (x) terms referred to in clause (i) above and (y) interest rates, interest rate margins, rate floors, fees, original issue discounts, funding discounts and redemption, prepayment or make-whole terms (including premiums) determined by the Company to be “market” rates, margins, rate floors, fees, discounts, terms and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Company to be not materially more restrictive on the Company and its Restricted Subsidiaries, taken as a whole, in the good faith judgment of a Responsible Officer, than the terms of this Agreement, when taken as a whole (as in effect at the time of such issuance or incurrence); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least one (1) Business Day prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements and (iii) if such Indebtedness is contractually subordinated Indebtedness (it being understood that Permitted Additional Debt is not required to be contractually subordinated to the Secured Obligations), the terms of such Indebtedness provide for subordination of such Indebtedness to the Secured Obligations on terms substantially similar to those set forth in Exhibit 7.3 or on such other terms as the Administrative Agent my reasonably agree.
“Permitted Investments” means:
    [Senior Secured Revolving Credit Agreement]

(a)    any Investment by (i) the Company in a Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary (and in any Investments held by such Person that were not made in contemplation of such transaction), (ii) any Restricted Subsidiary in the Company or (iii) any Restricted Subsidiary in another Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary (and in any Investments held by such Person that were not made in contemplation of such transaction); provided that with respect to Investments of Collateral Rigs pursuant to this clause (a) by a Credit Party in a Restricted Subsidiary that is not a Credit Party, (x) immediately after giving effect to such Investment and any concurrent repayment of Indebtedness, the Company has a pro forma Asset Coverage Ratio of no less than 2.25 to 1.00 and (y) the aggregate number of Collateral Rigs used as consideration for such Investments in Restricted Subsidiaries that are not Credit Parties shall not exceed, (i) with respect to any Collateral Rigs that are Jack-up Rigs, six (6) and (ii) with respect to any Collateral Rigs that are Floater Rigs, three (3);
(b)    any Investment in cash and Cash Equivalents;
(c)    any Investments received (i) from trade creditors or customers in the ordinary course of business, in the form of accounts receivable or notes receivable, if payable or dischargeable in accordance with customary trade terms of the Company or the applicable Restricted Subsidiary, (ii) in compromise, settlement or resolution of (including upon satisfaction of judgments with respect to) (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes; or (iii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;
(d)    Investments represented by Swap Agreements to the extent permitted by Section 7.3(d);
(e)    Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;
(f)    any Guaranty of Indebtedness permitted by Section 7.3;
(g)    Guaranties by the Company or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;
(h)    any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date (including any Investments existing on the Signing Date constituting Equity Interests of any Subsidiaries, Ocean Deep Drilling ESV Nigeria Limited or Joint Ventures existing on the Signing Date), and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted hereunder;
(i)    Investments received or acquired as consideration for any Disposition not prohibited by Section 7.11;
    [Senior Secured Revolving Credit Agreement]

(j)    any Permitted Acquisition;
(k)    Investments in lieu of, and not in excess of the amount of (after giving effect to any other Investments or Restricted Payments in respect thereof) Restricted Payments permitted by Sections 7.5(a)(i), (iii) and (vi); provided that any such Investment shall reduce the amount of such applicable Restricted Payments thereafter permitted by such Sections by a corresponding amount;
(l)    Permitted JV Investments;
(m)    Investments in Unrestricted Subsidiaries in an amount equal to the fair market value of cash or other assets received as a capital contribution to the Company or from the net cash proceeds from the issuance or sale of Equity Interests (other than Disqualified Capital Stock) of the Company to the extent not otherwise applied in determining the permissibility of any other transaction under the Credit Documents;
(n)    Investments consisting of commission, payroll, relocation, travel and similar expenses that are made in the ordinary course of business;
(o)    Investments consisting of loans and advances to directors, officers and employees (i) made in the ordinary course of business or (ii) to finance the purchase of Equity Interests of the Company, in compliance with applicable laws, provided that those loans and advances do not exceed $5 million at any one time outstanding;
(p)    Investments made in connection with the funding of contributions under any nonqualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;
(q)    Investments of overdraft facilities, employee credit card programs and other cash management arrangements (including intercompany current liabilities in the ordinary course of business in connection with the cash management operations of Joint Ventures), in each case in the ordinary course of business and consistent with past practice;
(r)    Investments acquired in exchange for shares of Equity Interests (other than Disqualified Capital Stock) of the Company or acquired with the proceeds of such sale of Equity Interests;
(s)    Investments in the ordinary course of business in Joint Ventures consisting of spare parts and equipment;
(t)    to the extent constituting an Investment, any transaction permitted by Section 7.1, any Indebtedness permitted by Section 7.3 and any Disposition not prohibited by Section 7.11 (other than clause (d) of the definition of “Asset Sale”); and
(u)    Investments consisting of acquisitions (whether for cash, property, services or securities or otherwise) of Equity Interests or other assets or property of any other Person in an aggregate amount not to exceed $125,000,000; provided that immediately before and immediately after the consummation of any such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if such acquisition is a Limited Condition Transaction, (i) as of the date on which the definitive agreement for such acquisition is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately before and immediately after the consummation
    [Senior Secured Revolving Credit Agreement]

of such acquisition, no Event of Default under Section 8.1(a), 8.1(b), 8.1(h), 8.1(i) or 8.1(n) shall have occurred and be continuing or would result therefrom).
“Permitted Jurisdiction” means, (i) any of the United States of America (or any political subdivision thereof), England and Wales, Scotland, Jersey, Bermuda, Cayman Islands, Ireland, Switzerland, the Netherlands, Luxembourg and Gibraltar and (ii) any other jurisdictions as reasonably consented to by the Administrative Agent.
    “Permitted JV Investments” means Investments in any Joint Ventures (but not in any Unrestricted Subsidiary) of cash and Cash Equivalents, in an amount not to exceed $50 million at any time outstanding (at any such time, calculated on a net basis taking into account prepayments or repayments of loans or advances, but not payments of interest, fees, costs, expenses or premium, in each case with respect to any intercompany Indebtedness, and dividends and distributions in the form of cash or Cash Equivalents).
    “Permitted Liens” has the meaning set forth in Section 7.2.
“Permitted Maritime Liens” means, at any time with respect to a Rig:
(a)    Liens for crews’ wages (including the wages of the master of the Rig) that are discharged in the ordinary course of business and have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment (i) is not being enforced through arrest without such Credit Party procuring, the release of such Rig from such arrest forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require and (ii) shall not subject the Rig to sale, forfeiture or loss;
(b)    Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Rig, the master of the Rig or a charterer or lessee of such Rig, which in each case have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment (i) is not being enforced through arrest without such Credit Party procuring, the release of such Rig from such arrest forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require and (ii) shall not subject the Rig to sale, forfeiture or loss;
(c)    shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Rig (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries, which in each case have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture, or loss;
(d)    Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Credit Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment is not being enforced through arrest and shall not subject the Rig to sale, forfeiture, or loss;
    [Senior Secured Revolving Credit Agreement]

(e)    Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and
(f)    Liens arising from Drilling Contracts, or charters or subcharters or leases or subleases permitted under this Agreement, including any charter, subcharter, lease or sublease described in Schedule 5.17.
“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to purchase or refinance, other Indebtedness (the “Refinanced Debt”); to the extent that: (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) accrued and unpaid interest, cash fees and expenses (including make-whole payments and premiums) on the Refinanced Debt and amounts to pay fees and expenses reasonably incurred, in each case, in connection with such extension, refinancing, repayment and reborrowing, renewal or replacement; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt; (c) such new Debt has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Refinanced Debt; (d) if applicable, such new Debt is subordinated or junior in right of payment or security to the Obligations to the same extent as the Refinanced Debt; (e) the obligors with respect to such new Debt do not include any Persons that were not obligors (or would not have been (i) required to become obligors or (ii) permitted to become obligors) with respect to such Refinanced Debt, except that any Credit Party may be added as an additional obligor; and (f) the collateral with respect to such new Debt does not include any assets or property that were not collateral (or would not have been (i) required to be collateral or (ii) permitted to become collateral) with respect to such Refinanced Debt.
“Person” means an individual, partnership, exempted limited partnership, corporation, limited liability company, exempted company, company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is, or has within the preceding five (5) years been, maintained by a Credit Party an ERISA Affiliate.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pledged Equity” means the Equity Interests of (i) each Collateral Rig Owner, (ii) each JV Partner and (iii) the ARO Equity Holder, in each case, that are pledged to secure the Secured Obligations pursuant to a Share Pledge Agreement.
“Pledgor” means (a) the Company and (b) each Restricted Subsidiary, in the case of each of clauses (a) and (b), to the extent that such Person directly owns any capital stock or shares in any Guarantor, including any Collateral Rig Owner and each JV Partner.
“Pound Sterling” means the lawful currency of the United Kingdom.
“Pricing Grid” means the table set forth below:
    [Senior Secured Revolving Credit Agreement]

	Level I	Level II	Level III	Level IV	Level V
	BB/Ba2 or Better	BB-/Ba3	B+/B1	B/B2	B-/B3 or Lower
Applicable Margin for Term SOFR Borrowings:	2.50%	2.75%	3.00%	3.50%	4.00%
Applicable Margin for Base Rate Borrowings:	1.50%	1.75%	2.00%	2.50%	3.00%
Applicable Commitment Fee Rate:	0.375%	0.50%	0.625%	0.625%	0.75%

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“pro forma basis” means, with respect to any computation hereunder required to be made on a pro forma basis and giving effect to any proposed Investment or other acquisition, any Disposition, any Restricted Payment or any payment of or in respect of any Indebtedness (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) made in good faith by the Company, and may include cost savings (including, without limitation, cost savings, workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements, initiatives and synergies that are reasonably identifiable and factually supportable and reasonably expected to result within 24 months following the consummation of the relevant Pro Forma Event, provided that the aggregate amount of any increase in Adjusted EBITDA resulting from adjustments pursuant to this clause (ii) for any four fiscal quarter period of the Company, when aggregated with the amount of any addback to Adjusted EBITDA pursuant to clause (a)(ix) of the definition thereof for such period, shall not exceed 10% (or, to the extent there exists unused capacity under the 20% cap set forth in clause (a)(ix) of Adjusted EBITDA, 10% plus such unused capacity, not to exceed 20% in the aggregate) of Adjusted EBITDA for such period (prior to giving effect to any increase pursuant to such clauses (a)(ix) or (a)(viii) of Adjusted EBITDA or this clause (ii)), in each case, using for purposes of making any such computation, the consolidated financial statements of the Company and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be
    [Senior Secured Revolving Credit Agreement]

reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Debt or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.
“Pro Forma Event” has the meaning set forth in the definition of “pro forma basis.”
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Company or any of its Controlling persons or Subsidiaries while in possession of the financial statements provided by the Company pursuant to Section 6.6(a)(i) or 6.6(a)(ii).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 11.29.
“Recipient” means (a) any Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Redemption” means, with respect to any Junior Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Junior Indebtedness prior to its stated maturity.  “Redeem” has the correlative meaning thereto.
“Refinanced Debt” has the meaning assigned such term in the definition of “Permitted Refinancing Debt”.
“Register” has the meaning set forth in Section 11.11(d).
“Regulation” means the Regulation (EU) n°2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reimbursement Obligation” has the meaning set forth in Section 2.12(c).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
    [Senior Secured Revolving Credit Agreement]

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Required Guarantor” means each of the following, on a joint and several basis: (a) each Collateral Rig Owner (including each Eligible LCE that is a Collateral Rig Owner), (b) each Equity Owner, (c) each JV Pledgor, (d) each JV Partner, (e) the ARO Equity Holder, (f) Valaris FinCo and (g) any Restricted Subsidiary of the Company that directly owns Equity Interests in the ARO Equity Holder.
“Required Lenders” means, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars); provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders except with respect to waivers and amendments described in clauses (A) and (B) of Section 11.12(iv); provided, further that to the extent that the total number of Lenders (treating all Lenders that are Affiliates as a single Lender and excluding Defaulting Lenders) is greater than one, the consent of at least two (treating all Lenders that are Affiliates as a single Lender and excluding Defaulting Lenders) Lenders shall also be required to constitute a vote or determination of the Required Lenders.
“Reset Date” has the meaning assigned to such term in Section 11.20(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, for any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, other Financial Officer, director, secretary or assistant secretary, or other similar officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary organizational or corporate action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. Unless otherwise specified, all references herein to a “Responsible Officer” means a Responsible Officer of the Company.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock, shares or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock, shares or other Equity Interest, or on account of any return of capital to any such Person’s stockholders or shareholders, partners or members (or the equivalent Person thereof) and (ii) any Restricted Investment.
“Restricted Subsidiary” means each Subsidiary of the Company that is not an Unrestricted Subsidiary. For the avoidance of doubt, “Restricted Subsidiary” shall also include (i) each Local Content Entity to the extent such Person is a Subsidiary and each such Person’s respective Subsidiaries, in each case that is not an Unrestricted Subsidiary, (ii) each JV Partner and (iii) each JV Pledgor.
    [Senior Secured Revolving Credit Agreement]

“Revolving Credit Commitment Amount” means the sum of the Commitments of all of the Lenders, which is an amount initially equal to $375,000,000, as such amount may be reduced or increased from time to time pursuant to the terms of this Agreement.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s applicable Percentage of the principal amounts of the outstanding Revolving Loans and (b) such Lender’s L/C Exposure.
“Revolving Loan” has the meaning set forth in Section 2.1.
“Rig” means any mobile offshore drilling unit (including without limitation any Jack-up Rig, semi-submersible rig, drillship, and barge rig).
“Rig Value” means, as of any date of determination, with respect to any Rig (and all related equipment) owned by any Credit Party or Restricted Subsidiary, the value of such Rig (and all related equipment) as reflected in the most recent third-party appraisal (which shall not include any allowance for depreciation and obsolescence since the delivery of such appraisal and with respect to “idle” Rigs shall not include any discount for current markets and demand) delivered to the Administrative Agent for such Rig; provided that (a) to the extent the applicable third-party appraisal has not already depreciated the applicable Rig Value based on the length of a Rig’s “idle” status, the Rig Value of any Rig shall be equal to (i) 100% of such third-party appraised value, for any contracted Rig or a Rig that is idle for up to six (6) months, (ii) 75% of such appraised value, for any Rig idle for six (6) months or longer but less than nine (9) months as of such date of determination, (iii) 50% of such appraised value for any Rig idle for nine (9) months or longer but less than twelve (12) months as of such date of determination and (iv) 0% of such appraised value, for any Rig idle for twelve (12) months or longer as of such date of determination, and (b) for purposes of such determination, the Rig Value of any Rig acquired after the last day of the most recently ended Test Period, or to be acquired on the date on which a pro forma calculation is to be determined, shall be as reasonably agreed by the Company and the Administrative Agent (to the extent a third-party appraisal for such Rig has not yet been delivered to the Administrative Agent pursuant to this Agreement).
“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.
“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws and Regulations (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated Persons maintained by OFAC (including any Person named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evader” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or Switzerland, (b) any Person or vessel located, organized or resident in a Sanctioned Country, to the extent the subject of Sanctions Laws and Regulations, or
    [Senior Secured Revolving Credit Agreement]

(c) any Person or vessel 50% or more owned or Controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions Laws and Regulations” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, Switzerland or any other applicable Governmental Authority or (c) any agency or subdivision of the foregoing.
“Scheduled Commitment Termination Date” has the meaning assigned to such term in the definition of “Commitment Termination Date.”
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.
“Secured Obligations” means, collectively, (a) the Obligations, (b) all Specified Swap Agreement Obligations (other than Excluded Swap Obligations) and (c) all Specified Cash Management Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Trustee, the Lenders, the Issuing Banks, the holders of any Specified Swap Agreement Obligations, the holders of any Specified Cash Management Obligations and any other holder of any Secured Obligation.
“Share Pledge Agreement” has the meaning ascribed to it in the definition of “Collateral Rig Requirements”.
“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Exchange Act.
    “Signing Date” means the first date on which all conditions precedent set forth in Section 4.1 shall be satisfied (or waived in accordance with Section 11.12). For purposes hereunder, the Signing Date occurred on April 3, 2023.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means a Borrowing of SOFR Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or continued as SOFR Loans or converted to SOFR Loans from Base Rate Loans pursuant to Section 2.3(b).
“SOFR Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).
“SOFR Rate Day” has the meaning provided in the definition of “Daily Simple SOFR”.
    [Senior Secured Revolving Credit Agreement]

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will generally be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after such date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Bankruptcy Event of Default” means the occurrence of any Event of Default described in clause (i), (iv) or (v) of Section 8.1(h) or in Section 8.1(i) with respect to the Company or any Guarantor.
“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit card or other cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between (a) the Company and/or any Restricted Subsidiary, on the one hand, and (b) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such agreement or transaction or with respect to which such agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender) (any Person referred to in this clause (b), a “Specified Cash Management Provider”).
“Specified Cash Management Provider” has the meaning assigned to such term in the definition of “Specified Cash Management Obligations”.
“Specified Corporate Indebtedness” means (a) a line of credit, (b) credit facility, (c) capital markets issuance of debt securities, (d) indebtedness for borrowed money, (e) other indebtedness evidenced by bonds, promissory notes, debentures, indentures, credit agreements or other similar instruments, and/or (f) any other financing arrangement similar to that provided under this Agreement or the Notes Indenture, in any such case of the foregoing clauses, to the extent such Indebtedness was provided primarily for general working capital purposes or general corporate purposes of the issuer(s) thereof or the borrower(s) or other obligor(s) thereunder.
“Specified Currency” means each of the following currencies: Euros, Pound Sterling and any other major currency as may be requested by the Company and agreed to by the Administrative Agent and each Lender in its sole discretion, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.
“Specified Group Cash” means, as of any date of determination, the positive difference (if any) between (A) the aggregate amount of Available Cash as of such date and (B) $175,000,000.
“Specified Rigs” means each Rig listed in Schedule 1D.
“Specified Swap Agreement” means any Swap Agreement that is entered into between (a) the Company and/or any Restricted Subsidiary, on the one hand and (b) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such
    [Senior Secured Revolving Credit Agreement]

Swap Agreement or with respect to which such Swap Agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender).
“Specified Swap Agreement Obligations” means any and all obligations of any Credit Party or Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
“Subsidiary” means, for any Person (the “parent”), any corporation, exempted company limited liability company, partnership, exempted limited partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than fifty percent (50%) of the issued and outstanding shares, stock or comparable Equity Interests having ordinary voting power for the election or appointment of the board of directors, managers or similar governing body of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise Controlled, by the parent or one or more of its other Subsidiaries; provided, however, that notwithstanding anything to the contrary above, Ocean Deep Drilling ESV Nigeria Limited shall not constitute a “Subsidiary” under this definition or under any Credit Document until the earlier of such time that (x) Ocean Deep Drilling ESV Nigeria Limited owns a Rig and otherwise constitutes a “Subsidiary” pursuant to clause (a), (b) or (c) above, (y) the Company and/or any Restricted Subsidiaries own more than fifty percent (50%) of the issued and outstanding shares, stock or comparable Equity Interests having ordinary voting power for the election or appointment of the board of directors, managers or similar governing body of such entity or (z) both (1) Ocean Deep Drilling ESV Nigeria Limited constitutes a “Subsidiary” pursuant to clause (a), (b) or (c) above (in each case, without taking into consideration this proviso) and (2) the Company elects to designate Ocean Deep Drilling ESV Nigeria Limited as a “Subsidiary” by providing written notice of such election to the Administrative Agent. Unless the context expressly provides otherwise, references to a “Subsidiary” mean a Subsidiary of the Company.
“Subsidiary Credit Party” means the Credit Parties other than the Company.
“Supported QFC” has the meaning set forth in Section 11.29.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions entered into in the ordinary course of business and not for speculative purposes; provided that no phantom stock or shares or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.
“Swiss Credit Party” means any Credit Party (if any) incorporated, organized or formed under the laws of Switzerland.
“Swiss Federal Tax Administration” has the meaning assigned to such term in the Guaranty and Collateral Agreement.
“Swiss Withholding Tax” has the meaning assigned to such term in the Guaranty and Collateral Agreement.
    [Senior Secured Revolving Credit Agreement]

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.
“Taxes” means any present or future tax, levy, impost, duty or other charge or withholding of a similar nature imposed by any Governmental Authority (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
    “Temporary Cash Investments” means any of the following:
    (a)    securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,
    (b)    U.S.-dollar denominated time deposits and certificates of deposit of (i) any Lender or Affiliate thereof, (ii) any domestic commercial bank or commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development, in each case having capital and surplus in excess of $500.0 million or (iii) any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition,
    (c)    commercial paper and variable or fixed rate notes issued by any financial institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition,
    (d)    repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations,
    (e)    Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and
    (f)    other short-term investments utilized by non-Domestic Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Term SOFR” shall mean,
    (a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic
    [Senior Secured Revolving Credit Agreement]

Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A- or above as obtained from either S&P or Moody’s, (c) commercial paper or Eurocommercial paper with a rating of at least A-2 by S&P or at least P-2 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (d) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-2 or from Moody’s is at least P-2, which are secured by a fully perfected security interest in any obligation of the type described in (a) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (e) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (f) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a) through (e) above.
“Test Period” means the most recently ended four-fiscal quarter period of the Company for which financial statements have been delivered (or were required to be delivered) to the
    [Senior Secured Revolving Credit Agreement]

Administrative Agent pursuant to Section 6.6(a)(i) or Section 6.6(a)(ii), as applicable; provided that, prior to the date on which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.6(a)(i) for the fiscal quarter ending June 30, 2023, the Test Period in effect shall be deemed to be the four-fiscal quarter period ended March 31, 2023.
“Third Party Vessel” means any Vessel that is now or hereafter managed by the Company or any Subsidiary but is not owned by the Company or any Subsidiary.
“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP for the most recently ended Test Period.
“Total Book Value Equity” means, as of any date of determination, the nominal book value of equity (and treated as equity) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP for the most recently ended Test Period.
“Transactions” means (a) the Loan Transactions, (b) the issuance of the Effective Date Notes and (c) all other related transactions, including the payment of fees and expenses in connection with all of the foregoing.
“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the creation, perfection or priority of security interests in any Collateral or as otherwise may be required to apply to any asset.
“UK Credit Party” means any Credit Party (if any) incorporated, organized or formed under the laws of England and Wales.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a Credit Party or any ERISA Affiliate to the PBGC or such Plan.
“United States” and “U.S.” mean the United States of America.
    [Senior Secured Revolving Credit Agreement]

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated as such on Schedule 5.20 as of the Effective Date or that, thereafter, has been or is designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.9 (unless and until such Subsidiary is thereafter designated as a Restricted Subsidiary pursuant to Section 7.9) and (b) each of such entity’s Subsidiaries.
“Use of Proceeds Certificate” means, with respect to any Borrowing, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, duly executed by a Financial Officer of the Company certifying (a) as to the proposed use of the proceeds of such Loan, which shall be a purpose permitted by Section 7.8 (a “Permitted Use”), (b) that the proceeds of the applicable Loan will be used for such Permitted Use within five (5) Business Days after the making of such Loan, or will otherwise be repaid to the extent required pursuant to Section 2.10(b), (c) that such proceeds shall be segregated from the other funds of the Company and its Restricted Subsidiaries and deemed held in trust for the benefit of the Administrative Agent (except, with the consent of the Administrative Agent (in its sole discretion), as may be reasonably necessary to effectuate the Permitted Use) until used or repaid, in each case, as required pursuant to clause (b) and (d) as to Available Cash after giving pro forma effect to such Borrowing and proposed use of proceeds.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.29.
“Valaris FinCo” means Valaris Finance Company LLC, a Delaware limited liability company and a wholly-owned Restricted Subsidiary of the Company.
“Vessel” means any Jack-up Rig or Floater Rig.
“Voting Stock” of any Person means all classes of Equity Interests of that Person then issued and outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or equivalent) of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Company and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
    [Senior Secured Revolving Credit Agreement]

Section 1.2.    Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.
Section 1.3.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, and subject to the provisions of Section 11.21, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
Section 1.4.    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, in each case, except as expressly set forth in this Agreement, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark Rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark Rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.5.    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.6.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time.
    [Senior Secured Revolving Credit Agreement]

Section 1.7.    Luxembourg Terms.
In any Collateral Document, where it relates to a company incorporated under the laws of Luxembourg, an entity incorporated, formed or established in Luxembourg or a Lien governed by Luxembourg law, a reference to:

(a)    “winding up”, “administration” or “dissolution” includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;
(b)    an “agent” includes, without limitation, a mandataire;
(c)    a “receiver”, “administrative receiver”, “administrator” “trustee”, “custodian”, “sequestrator”, “conservator” or similar officer includes, without limitation,
(i)    juge commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(ii)    liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;
(iii)    juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;
(iv)    commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code;
(v)    juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and
(vi)    any other person performing the same function of any of the foregoing;
(d)    a “matured obligation” includes, without limitation, an obligation certaine, liquide et exigible;
(e)    a “lien” “Security” or a “security interest” includes, without limitation, any hypothèque, nantissement, gage, privilège, transfert de propriété à titre de garantie, droit de rétention, gage sur fonds de commerce and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;
(f)    “creditors process” means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);
    [Senior Secured Revolving Credit Agreement]

(g)    a “guarantee” includes any garantie which is independent from the debt to which it relates, any professional payment guarantee (garantie professsionelle de paiement) within the meaning of the Luxembourg law on professional payment guarantees dated 22 July 2020, and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;
(h)    a person being “unable to pay its debts” includes that person being in a state of cessation de paiements (cessation de paiement);
(i)    a person being “insolvent” includes that person being in a state of cessation of payments (cessation de paiements) and having lost its creditworthiness (ébranlement de credit);
(j)    an “amalgamation”, “demerger”, “merger” or “corporate reconstruction” includes a scission and a fusion, trasferts d’actifs, de branche d’activités et d’universalité, transfert du patrimoine professional as well as assimilated transactions as foreseen by the Luxembourg law of 10 August 1915 on commercial companies, as amended;
(k)    an “attachment” includes a saisie;
(l)    “by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés);
(m)    a “director”, “officer” or “manager” of any company or partnership incorporated or established in Luxembourg or governed by Luxembourg law include its gérant or administrateur and, in case of a partnership, the gérants or administrateur of its associé gérant or general partner;
(n)    “shares” includes actions and/or parts sociales;
(o)    “gross negligence” means “faute lourde”;
(p)    “willful misconduct” means “dol” or “faute dolosive”; and
(q)    “set-off” includes, for purposes of the laws of Luxembourg, legal set-off.

ARTICLE 2

THE CREDIT FACILITIES
Section 2.1.    Commitments for Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each, a “Revolving Loan”) to the Company from time to time on and after the Effective Date and prior to the Commitment Termination Date on a revolving basis; provided, however, that no Lender shall be required to make any Revolving Loan if, immediately after giving effect thereto, (a) the aggregate Revolving Credit Exposure of all Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (b) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amounts thereof
    [Senior Secured Revolving Credit Agreement]

reborrowed, from time to time before the Commitment Termination Date, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in U.S. Dollars.
Section 2.2.    Types of Revolving Loans and Minimum Borrowing Amounts. Borrowings of Revolving Loans may be outstanding as either Base Rate Loans or SOFR Loans, as selected by the Company pursuant to Section 2.3. Each Borrowing of Base Rate Loans shall be made in an amount of not less than $1,000,000 and each Borrowing of SOFR Loans shall be made in an amount of not less than $5,000,000 and in an integral multiple of the Borrowing Multiple.
Section 2.3.    Manner of Revolving Loan Borrowings; Continuations and Conversions of Revolving Loan Borrowings.
(a)    Notice of Revolving Loan Borrowings. To request any Borrowing of Revolving Loans on behalf of the Company, the Company shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 12:00 p.m. at least three (3) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of SOFR Loans, and (ii) 12:00 p.m. on the date the Company requests the Lenders to advance a Borrowing of Base Rate Loans.
(b)    Notice of Continuation or Conversion of Outstanding Borrowings. The Company may from time to time elect to change or continue the type of interest rate borne by all or, subject to the minimum amount requirements in Section 2.2, any portion of, any Borrowing of Revolving Loans of the Company as follows: (i) if such Borrowing is of SOFR Loans, the Company may continue part or all of such Borrowing as SOFR Loans for an Interest Period specified by the Company or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Company may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Company may convert all or part of such Borrowing into SOFR Loans for an Interest Period specified by the Company on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Company may select multiple Interest Periods for the SOFR Loans constituting any particular Borrowing, provided that at no time shall the number of different Interest Periods for outstanding SOFR Loans exceed ten (10) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such SOFR Loans for an additional Interest Period or of the conversion of part or all of such SOFR Loans into Base Rate Loans or of such Base Rate Loans into SOFR Loans must be given by no later than (A) 12:00 p.m. at least three (3) Business Days prior to the date of such continuation of, or conversion to, SOFR Loans and (B) 12:00 p.m. on the date of any conversion of SOFR Loans to Base Rate Loans.
(c)    Manner of Notice. The Company shall give notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request, which shall specify, as applicable, the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of SOFR Loans and the Interest Period applicable thereto, and the location and number of the deposit account or other bank account to which the proceeds of the requested Borrowing are to be disbursed. The Company
    [Senior Secured Revolving Credit Agreement]

agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Company without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(d)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Borrowing. The Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable to each Borrowing of SOFR Loans (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.
(e)    Company’s Failure to Notify. If the Company fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of SOFR Loans, or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 p.m. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of SOFR Loans, or (B) the day such Reimbursement Obligation becomes due, as the case may be, that it intends to repay such Borrowing or Reimbursement Obligation, the Company shall be deemed to have requested for the Company, as applicable, (x) the continuation of such Borrowing as a SOFR Borrowing with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Loans (after converting, if necessary, the Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.3. If so directed by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Company, each SOFR Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.
(f)    Type Conversion. If the Company on behalf of the Company shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) SOFR Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Company to be comprised of SOFR Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to be comprised of Base Rate Loans. If the Company shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of SOFR Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement, be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) SOFR Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to have such Interest Period. For the avoidance of doubt, in the event that the Company makes the
    [Senior Secured Revolving Credit Agreement]

elections described in the two preceding sentences at the same time, then the two preceding sentences of this Section 2.3(f) shall be applied simultaneously with respect to the same particular Borrowing.
Section 2.4.    Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of SOFR Loans or for the continuation or conversion of any Borrowing of SOFR Loans, the Company on behalf of the Company shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:
(a)    the Company may not select an Interest Period that extends beyond the Scheduled Commitment Termination Date;
(b)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided, however, that, if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(c)    for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that, if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
Section 2.5.    Funding of Revolving Loans.
(a)    Disbursement of Revolving Loans. Not later than 12:00 p.m. with respect to Borrowings of SOFR Loans, and 2:00 p.m. with respect to Borrowings of Base Rate Revolving Loans, on the date of any requested advance of a new Borrowing of Revolving Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Revolving Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the Company on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the Company in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by the Company of any such late amount shall not be deemed a waiver by the Company of any rights it may have against such Lender. No Lender shall be responsible to the Company for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.
(b)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Company the proceeds of the Revolving Loan to be made by such Lender and, if
    [Senior Secured Revolving Credit Agreement]

any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Company attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Company will, on demand, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to such Loan, but the Company will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder.
Section 2.6.    Applicable Interest Rates.
(a)    Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a SOFR Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans. The Company agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).
(b)    SOFR Loans. Each SOFR Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Revolving Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a Base Rate Loan at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted Term SOFR plus the Applicable Margin for SOFR Loans. The Company agrees to pay such interest on each Interest Payment Date for such Revolving Loan and at maturity (whether by acceleration or otherwise) or, in the case of any SOFR Loan that is converted to a Base Rate Revolving Loan on a day prior to the end of the then-current Interest Period therefor, on the date of such conversion.
(c)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted Term SOFR, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Company and each Lender of each determination of Adjusted Term SOFR, with respect to each SOFR Loan.
(d)    Benchmark Replacement Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Company) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.
    [Senior Secured Revolving Credit Agreement]

Section 2.7.    Default Rate. If an Event of Default has occurred and is continuing, or if any Reimbursement Obligation, any principal or interest on any Loan or any fee or other amount payable by the Company or any Guarantor hereunder or under any other Credit Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Company agrees to pay interest on such overdue amounts at a rate per annum equal to:
(a)    for any Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum plus (y) a rate per annum equal to (A) until the end of the Interest Period for such Loan in effect at the time of such default, the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default and (B) thereafter, the sum of the Base Rate from time to time in effect and the Applicable Margin for Base Rate Loans;
(b)    for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans, or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate (inclusive of the Applicable Margin) that would otherwise then be applicable under this Agreement to a SOFR Loan made in such currency for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due); and
(c)    for any fee or other amount payable by any Credit Party hereunder or under any other Credit Document, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans.
It is the intention of the Agents and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Company); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Company).
Section 2.8.    Repayment of Loans; Evidence of Debt.
    [Senior Secured Revolving Credit Agreement]

(a)    Repayment of Loans. The Company hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to the Company then outstanding.
(b)    Record of Loans by Lenders. Subject to Section 2.8(d), each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made to the Company by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.
(c)    Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) and the records maintained pursuant to Section 2.8(f), as applicable, shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the Company’s reasonable written request from time to time, the Administrative Agent and each Lender will provide to the Company copies of such records maintained by such Person pursuant to Section 2.8(b) or (c), as applicable.
(e)    Notes. The Revolving Loans outstanding to the Company from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Company payable to such Lender substantially in the form of Exhibit 2.8 (each, a “Note”). The Company agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Note, an original of each such Note, appropriately completed, to evidence the respective Revolving Loans made by such Lender to the Company hereunder, within ten (10) Business Days after the Company receives a written request therefor (or such longer period of time as such Lender may agree).
(f)    Recording of Loans and Payments on Notes. Subject to Section 2.8(d), each Lender holding a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the maker thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a SOFR Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a Lender holding a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender holding a Note to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Company to repay all Loans outstanding to the Company hereunder together with accrued interest thereon. At the request of any Lender holding a Note and upon such Lender tendering to the Company the Note to be replaced, the Company shall furnish a new Note to such Lender to replace any outstanding Note and at such time the first notation appearing on the schedule on the
    [Senior Secured Revolving Credit Agreement]

reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.
Section 2.9.    Optional Prepayments of Loans. The Company shall have the right to prepay Base Rate Loans without premium or penalty at any time and from time to time, in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000 or such smaller amount as needed to prepay a particular Borrowing in full); provided, however, that the Company shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. on the date of such prepayment. The Company shall have the right to prepay any SOFR Loans at any time and from time to time without premium or penalty, in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full), subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Company shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such prepayment and; provided, that upon any such rescission the Company shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any SOFR Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the Company.
Section 2.10.    Mandatory Prepayments of Loans.
(a)    If the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment Amount then in effect, then the Company shall promptly (i) prepay Loans in an aggregate amount sufficient to eliminate such excess and (ii) if any such excess remains after prepaying all of the Borrowings as a result of any L/C Exposure, pay to the Administrative Agent, on behalf of the Lenders, Cash Collateral, as provided in Section 8.4(b), in respect of L/C Exposure existing at such time in an aggregate amount sufficient to eliminate such remaining excess.
(b)    If the aggregate amount of Available Cash would exceed $175,000,000 after giving effect to any Borrowing under this Agreement and any other transactions occurring prior to or substantially simultaneously with such Borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such Borrowing, if and to the extent the Company has not applied the proceeds of such Borrowing for the purpose specified in the Use of Proceeds Certificate (or any other permitted use of proceeds to the extent specified in a subsequent Use of Proceeds Certificate delivered to the Administrative Agent prior to the fifth Business Day following the date such Borrowing is made) delivered in connection with such Borrowing by the fifth Business Day following the date such Borrowing is made, then on the immediately following Business Day, the Company shall prepay, or shall cause to be prepaid, to the Administrative Agent for the account of the Lenders, Loans and L/C Obligations in an aggregate amount (when taken together with all accrued and unpaid interest on the Loans to be so prepaid) equal to the lesser of (i) the amount of such Borrowing and (ii) the amount necessary to cause the aggregate amount of Available Cash to be less than or equal to $175,000,000 at the end of such Business Day. Substantially concurrently with the prepayment required pursuant to this Section 2.10(b), the Company shall deliver to the Administrative Agent a certificate of a Financial Officer certifying the amount required to be
    [Senior Secured Revolving Credit Agreement]

prepaid pursuant to this Section 2.10(b), as reasonably determined or reasonably estimated by the Company in good faith.
(c)    If the Administrative Agent shall notify the Company that the Administrative Agent has determined that any prepayment is required under Section 2.10(a), the Company shall make such prepayment no later than the second (2nd) Business Day following the Company’s receipt of such notice from the Administrative Agent. Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.9. Any prepayment or Cash Collateralization pursuant to this Section 2.10 shall be made without any corresponding reduction to the Revolving Credit Commitment Amount. Each such prepayment of SOFR Loans under this Section 2.10 shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.
Section 2.11.    Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Section 9.1 or Section 9.2:
(a)    any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);
(b)    any failure to make a principal payment of any such Loan on the due date therefor;
(c)    any failure by the Company to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the Company shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the Company shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Company of such claim for compensation as provided herein, in which event the Company shall not have any obligation to pay such claim.
Section 2.12.    Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions hereof and in reliance on the Lenders’ obligations under this Section 2.12, each Issuing Bank agrees to issue, from time to time on and after the Effective Date and prior to the Commitment Termination Date, at the request of the Company, one or more standby letters of credit (or, as may be agreed by an Issuing Bank in its sole discretion, any other type of letter of credit or similar instrument) (each, a “Letter of Credit”) for the account of the Company, any Local Content Entity or any other Subsidiary of the Company in a face amount in each case of at least $25,000 or, if denominated in a Specified Currency, the Dollar Equivalent of $25,000 (or, in either case, such lesser amount as the applicable Issuing Bank may agree to in its sole discretion); provided, that
    [Senior Secured Revolving Credit Agreement]

an Issuing Bank shall not be obligated to issue or amend a Letter of Credit pursuant to this Section 2.12 if (i) immediately after giving effect to the issuance or amendment thereof, the aggregate Revolving Credit Exposure of all Lenders would exceed the Revolving Credit Commitment Amount then in effect, (ii) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit, (iii) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the outstanding L/C Obligations would exceed $150,000,000 (the “Letter of Credit Sublimit”), or (iv) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank would exceed its “Maximum LC Issuance Amount” set forth opposite such Issuing Bank’s name on Schedule 2.12A (as may be amended from time to time by the Administrative Agent, the Company and each Issuing Bank affected thereby); provided, further that, if there exists a Defaulting Lender, no Issuing Bank shall be required to issue a Letter of Credit unless the Company shall have complied with Section 2.12(g) with respect to any Fronting Exposure that exists at the time of such issuance or would exist immediately after giving effect to such issuance. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of Dollars or any Specified Currency.
(b)    Issuance Procedure.
(i)    To request that an Issuing Bank issue a Letter of Credit, at least three (3) Business Days prior to the date of the requested issuance (or such shorter period of time as such Issuing Bank may agree to in its sole discretion), the Company shall deliver to such Issuing Bank (x) a duly executed application for such Letter of Credit substantially in such Issuing Bank’s customary form or in such other form as may be approved by the Company and such Issuing Bank or complete such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and agreed to by the Company (each, an “Application”), including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, in each case, completed to the reasonable satisfaction of such Issuing Bank, and (y) such other information or documents as such Issuing Bank may reasonably request in accordance with its customary letter of credit issuance procedures. Upon the receipt by the applicable Issuing Bank of a properly completed and, if applicable, executed Application and any other reasonably requested information in accordance with the terms of the preceding sentence, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and an Application, the provisions of this Agreement shall govern, and in the event that any Application contains provisions that impose obligations on the Company or grant rights to such Issuing Bank beyond those imposed or granted under this Agreement and the other Credit Documents, such provisions shall be of no force or effect and shall not be binding on the Company. Unless the applicable Issuing Bank has received notice from the Administrative Agent prior to the requested issuance that any of the conditions to issuance (whether set forth herein, in Section 4.3 or otherwise) have not been satisfied, the applicable Issuing Bank may assume that all such conditions have been satisfied. The Company may cancel any request to issue a Letter of Credit at any time prior to the actual issuance thereof by providing the applicable Issuing Bank with written notice thereof. An Issuing Bank that issues a Letter of Credit will notify the Administrative Agent of the account party, amount, currency, and expiration date of such Letter of Credit promptly following the issuance thereof. Each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)). Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit
    [Senior Secured Revolving Credit Agreement]

increasing its amount, or extending its expiration date, at the request of the Company, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent in accordance with this Section 2.12(b)) and the other terms and conditions of this Section 2.12.
(ii)    If the Company so requests in any applicable Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that (i) any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and such Issuing Bank shall give such notice of non-renewal to the beneficiary if so directed by the Company) and (ii) such Issuing Bank will not permit the renewal of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)). Unless otherwise notified in writing to the Company by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that is five (5) Business Days prior to the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)); provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.12 or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this Section 2.12(b)(ii), from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.3 are not then satisfied.
(iii)    Notwithstanding anything to the contrary herein, any Letter of Credit (including an Auto-Renewal Letter of Credit) may have an expiration date later than five (5) Business Days before the Scheduled Commitment Termination Date, if (x) the Company shall provide or cause to be provided, no later than 60 days prior to the Scheduled Commitment Termination Date, (1) Cash Collateral in an amount equal to 102% of the undrawn face amount of such Letter of Credit or (2) a back-to-back letter of credit in an amount equal to 102% of the undrawn face amount of such Letter of Credit from a bank or financial institution whose short-term unsecured debt rating is rated A- or above from either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit or (y) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, that, if the Cash Collateral, back-to-back letter of credit or other arrangements set forth in the immediately preceding clause (x) or (y) have been provided or made, each Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Scheduled Commitment Termination Date, and no Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after the Scheduled Commitment Termination Date (and such Lender’s participation and entitlement to such Letter of Credit fees shall continue to the extent such Cash Collateral, back-to-back letter of credit or other arrangements set forth in the immediately preceding clause (x) or (y) have not been provided or made). Each Issuing Bank that issues a Letter of Credit agrees
    [Senior Secured Revolving Credit Agreement]

to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Company, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent) and the other terms and conditions of this Section 2.12.
(c)    The Company’s Reimbursement Obligations.
(i)    The Company hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within one (1) Business Day of the date that the Company receives notice from such Issuing Bank that such draft has been paid or such other payment has been made (and such Issuing Bank hereby agrees to give the Company such notice within one (1) Business Day after such draft is drawn or such other payment is made). The Reimbursement Obligations shall bear interest (which the Company hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) such Reimbursement Obligation is paid at the lesser of (x) the Highest Lawful Rate, or (y) the Base Rate (in the case of a Letter of Credit payable in Dollars) or the rate of interest that would then be applicable hereunder to an SOFR Loan with an Interest Period of one month (in the case of a Letter of Credit payable in any Specified Currency), plus in either such case the Applicable Margin for Base Rate Loans, in each case so long as such Reimbursement Obligation shall not be past due, and thereafter, with respect to past due amounts, at the default rate per annum as set forth in Section 2.7(b), whether or not the Commitment Termination Date shall have occurred. If any such payment or disbursement is reimbursed to an Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid on the reimbursable amount for one (1) day.
(ii)    In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, violation of law, or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Letter of Credit that contains a non-documentary condition, including any determination as to whether the Company or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.
(iii)    The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit; provided, however, that this assumption is not intended to,
    [Senior Secured Revolving Credit Agreement]

and shall not, preclude the Company from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. Neither an Issuing Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any proceeds therefrom or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances (whether or not similar to any of the foregoing) whatsoever in making or failing to make payment under any Letter of Credit, including such Issuing Bank’s own negligence but not for such Issuing Bank’s gross negligence, violation of law, or willful misconduct.
(iv)    The Company agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Company under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):
(1)    any lack of validity or enforceability of any of the L/C Documents;
(2)    any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;
(3)    any exchange, change, waiver or release of any Collateral for, or any Person’s guarantee of or other liability for, any of the Secured Obligations;
(4)    the existence of any claim, set-off, defense or other right the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;
(5)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(6)    payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or
(7)    any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Company’s obligations hereunder or under an Application;
provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Company to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the
    [Senior Secured Revolving Credit Agreement]

Company that are caused by such Issuing Bank’s gross negligence, violation of law, or willful misconduct.
(d)    The Participating Interests
. Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and such Issuing Bank hereby agrees to sell to each Lender, an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Company to pay any Reimbursement Obligation in connection with a Letter of Credit issued by an Issuing Bank at the time required in Section 2.12(c), or if such Issuing Bank is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Company of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation. Each Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Lender) shall pay to such Issuing Bank an amount equal to such Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation (after converting, if necessary, such Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 p.m., or not later than the following Business Day if such notice is received after such time. If a Lender fails to pay timely such amount to an Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Base Rate in effect for each such day and only after such payment shall such Lender be entitled to receive its Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The several obligations of the Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Company, any Issuing Bank, any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit, the legality, validity, regularity or enforceability of such Letter of Credit or force majeure and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(f)    Letters of Credit Issued for Company; Subsidiaries; Local Content Entities. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Company, any Local Content Entity or any other Subsidiary of the Company, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby
    [Senior Secured Revolving Credit Agreement]

acknowledges that the issuance of Letters of Credit for the account of the Company, any of its Subsidiaries or Local Content Entities inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of the Company and such Subsidiaries and Local Content Entities.
(g)    Letter of Credit Fronting Exposure. If, at any time there shall exist any Fronting Exposure with respect to Letters of Credit, then the Company shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.15(a)(iv), promptly upon the request of the Administrative Agent or the applicable Issuing Bank, take one or more of the following actions as the Company may elect: (i) deliver to the Administrative Agent Cash Collateral to secure such unallocated Fronting Exposure in accordance with Section 8.4(b) and/or (ii) enter into other arrangements satisfactory to such Issuing Bank (in such Issuing Bank’s sole discretion) with the Issuing Bank to eliminate such Fronting Exposure.
Section 2.13.    Reductions and Terminations of the Commitments.
(a)    Voluntary Reductions and Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to in its sole discretion), to terminate or reduce the Commitments without premium or penalty, in whole or in part, provided, that any such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination. Any partial reduction of the Commitments shall be (i) in an amount not less than $5,000,000 as determined by the Company and in integral multiples of $100,000 in excess thereof and (ii) as to the Commitments, allocated ratably among the Lenders in proportion to their respective Percentages; provided, that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Revolving Credit Exposure of all Lenders, after converting, if necessary, any outstanding L/C Obligations to their Dollar Equivalent amounts in accordance with Section 11.20 and after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (a) Cash Collateral for the purpose of securing such L/C Obligations, and (b) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A- or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(a) is permanent and may not be reinstated.
(b)    Mandatory Reductions and Terminations. All Commitments hereunder shall be automatically terminated and reduced to zero on April 20, 2023, to the extent the Effective Date has not yet occurred by such date. Any termination of Commitments pursuant to this Section 2.13(b) is permanent and may not be reinstated.
Section 2.14.    Increase in Revolving Credit Commitments.
(a)    The Company may, at any time prior to the Commitment Termination Date, by notice to the Administrative Agent, request that the amount of the Revolving Credit
    [Senior Secured Revolving Credit Agreement]

Commitments Amount be increased by an amount of $20,000,000 or an integral multiple of $5,000,000 above such amount (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the earliest scheduled Commitment Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of Commitment Increases pursuant to this Section 2.14 exceed $200,000,000, (ii) on the proposed Increase Date for each requested Commitment Increase, the conditions set forth in Section 4.3(b), (c) and (d) for a Borrowing on the Increase Date shall be satisfied, both before and after giving effect to such Commitment Increase, (iii) the Collateral and Guaranty Requirements shall be satisfied on and as of the date of such Commitment Increase, immediately after giving pro forma effect to such increased Commitments, (iv) such additional Commitments shall be guaranteed by the Guarantors on a pari passu basis with the other Obligations and secured by the Collateral on a pari passu basis with the other Secured Obligations and (v) the terms and conditions applicable to such additional Commitments shall be on the same terms and conditions applicable to the Commitments immediately prior to the Increase Date.
(b)    The Administrative Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. Any Lender not giving such written notice shall be deemed to have declined to participate in such Commitment Increase. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Administrative Agent. Each Lender’s proposed increased Commitment shall be subject to the prior written approval of each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Promptly following each Commitment Date, the Administrative Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more eligible Purchasing Lenders approved by the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld, conditioned or delayed) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such eligible Purchasing Lender shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 above such amount.
(d)    On each Increase Date, each eligible Purchasing Lender that accepts an offer to participate in a requested Commitment Increase, and that has been approved by the Administrative Agent and the Issuing Banks, in accordance with Section 2.14(c) (each such eligible Purchasing Lender, an “Additional Lender”) shall become a Lender party to this Agreement as of such Increase Date, and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount approved for such Increasing Lender by the Issuing Banks in accordance with Section 2.14(b) (or by the amount allocated to such Lender pursuant to Section 2.14(b)) as of such Increase Date; provided, that the
    [Senior Secured Revolving Credit Agreement]

Administrative Agent shall have received on or before such Increase Date the following, each dated such date and in form and substance reasonably satisfactory to the Administrative Agent:
(i)    (A) certified copies of resolutions of the boards of directors of the Company (or other appropriate governing bodies with comparable authority) approving the Commitment Increase, (B) a certificate of the President, a Vice President or the Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Section 4.3(b), (c) and (d) as of the date of, and after giving effect to, such Commitment Increase, and (C) upon request by the Administrative Agent or any Additional Lender or Increasing Lender, an opinion of counsel for the Company in a form reasonably satisfactory to the Administrative Agent with respect to such Commitment Increase;
(ii)    an assumption or joinder agreement from each Additional Lender, if any, in form and substance satisfactory to the Company and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Additional Lender, the Administrative Agent and the Company; and
(iii)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Company and the Administrative Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.14(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Additional Lender) and the Company, on or before 1:00 P.M. (New York City time), by facsimile or other electronic means, of the occurrence of the Commitment Increase to be effected on such Increase Date, shall record the relevant information with respect to each Increasing Lender and each Additional Lender on such date, and shall revise and distribute to the Lenders and the Company a new Schedule 1A to reflect the Commitments and applicable Percentages of all Lenders (including any Additional Lenders) after giving effect to such Commitment Increase. Upon the effectiveness of such Commitment Increase, the Commitments of each of the Lenders (including any Additional Lenders), the outstanding amount of all Revolving Loans, and the participations of such Lenders in all outstanding L/C Obligations shall be reallocated among such Lenders in accordance with such Commitments and applicable Percentages.
(e)    In order to effect the reallocations described in Section 2.14(d), each Additional Lender and each Increasing Lender (each an “Incremental Lender”) shall be deemed to have purchased the rights, title and interest in, and all obligations in respect of, a pro rata portion of the applicable Percentages and/or Commitments, outstanding Revolving Loans and participations in outstanding L/C Obligations, as applicable, of the other Lenders, so that the Commitments and applicable Percentages of all Lenders (including any Additional Lenders) will be as set forth on the revised Schedule 1A. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements without the payment of any related assignment fees and, except for any new or replacement Notes to be provided to any Purchasing Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Lenders shall make cash settlements among themselves, through the Administrative Agent as the Administrative Agent shall advise such Lenders (after giving effect to any netting effected by the Administrative Agent), with respect to such reallocations and assignments. To the extent such reallocations and payments to Lenders in respect of Revolving Loans on the Increase Date result in losses, costs or expenses to such Lenders of the types subject to reimbursement by the Company pursuant to Section 2.11, the Company shall promptly pay such amounts to the affected Lenders.
    [Senior Secured Revolving Credit Agreement]

(f)    The provisions of this Section 2.14 shall supersede any provisions in Section 11.12 to the contrary.
Section 2.15.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 11.12.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as Cash Collateral with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any other Credit Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit
    [Senior Secured Revolving Credit Agreement]

Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section 2.15 shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section 2.15, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.
(iii)    Certain Fees. Commitment Fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any letter of credit fees under Section 3.1(b), in each case for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).
(iv)    Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.12, the “Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of such Non-Defaulting Lender minus (2) the Revolving Credit Exposure of such Non-Defaulting Lender. Subject to Section 11.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.15 are in addition to, and cumulative and not in limitation of, all other rights and remedies that any Agent, any other Lender, any Issuing Bank, the Company or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.
    [Senior Secured Revolving Credit Agreement]

Section 2.16.    Recalculation of Interest.
(a)    The rates of interest, fees and commissions provided for in this Agreement, including, without limitation Section 2.6 or in any other Credit Document, are minimum interest rates.
(b)    When entering into this Agreement, the parties have assumed that interest, fees and commissions payable at the rates set out in this Agreement or any other Credit Document, including, without limitation Section 2.6 is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest, fees and commissions will be subject to Swiss Withholding Tax, they agree that, if a deduction for Swiss Withholding Tax is required by law to be made by a Credit Party in respect of any interest, fee or commission payable by it under or in connection with this Agreement or any other Credit Document and should in respect of such Credit Party Section 3.3 or any similar undertaking in another Credit Document applicable to such Credit Party be unenforceable for any reason (where the payment of an additional amount would otherwise be required by the terms of Section 3.3 or any similar undertaking in another Credit Document), the applicable interest rate in relation to that interest, fee or commission payment shall be:
(i)    the interest, fee, commission rate which would have applied to that interest, fee or commission payment (as provided for in this Agreement or any other Credit Document in the absence of this paragraph (b)) divided by
(ii)    1 minus the rate at which the relevant deduction for Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and (A) the relevant Credit Party shall be obliged to pay the relevant interest, fee or commission at the adjusted rate in accordance with this paragraph, (B) the relevant Credit Party shall make the deduction for Swiss Withholding Tax on the recalculated interest, fee or commission and (C) all references to a rate of interest, fee or commission in this Agreement of any other Credit Document shall be construed accordingly.
(c)    To the extent that interest, fees or commissions payable by a Credit Party under or in connection with this Agreement or any other Credit Document become subject to Swiss Withholding Tax, the relevant Lenders, Issuing Banks, Agents and the Credit Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the relevant Credit Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to allow the relevant Lenders, Issuing Banks and Agent, to prepare claims for the refund of any Swiss Withholding Tax so deducted; provided that the completion, execution and submission of such procedural formalities shall not be required if in the Lenders’, Issuing Banks’ or Agents’ reasonable judgment such completion, execution or submission would subject such Lenders, Issuing Banks or Agents to any material unreimbursed cost of expense or would materially prejudice the legal or commercial position of such Lenders, Issuing Banks or Agents.
ARTICLE 3

FEES AND PAYMENTS
Section 3.1.    Fees.
    [Senior Secured Revolving Credit Agreement]

(a)    Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date in the case of each Lender on the Effective Date and from the effective date specified in the relevant Assignment Agreement pursuant to which it became a Lender in the case of each other Lender, in each case, to but excluding the date on which such Lender’s Commitment terminates (such fees payable pursuant to this Section 3.1(a), “Commitment Fees”). Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on June 30, 2023, and on the Commitment Termination Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. With respect to each Letter of Credit, the Company shall pay (i) a fronting fee to the applicable Issuing Bank in an amount equal to a percentage per annum agreed to in writing between the Company and such Issuing Bank at or before the time such Letter of Credit is issued by such Issuing Bank and (ii) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) at the rate per annum equal to the Applicable Margin in effect for SOFR Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December of each year and on such expiration date and, if applicable, on the Scheduled Commitment Termination Date; provided that, if any Lender shall become a Defaulting Lender, then without prejudicing any right or remedy that the Company may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no such letter of credit fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender until such time as such Lender is no longer a Defaulting Lender. For any Letter of Credit issued with a face amount in any Specified Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder. In addition, the Company shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, customary issuance and administrative fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).
(c)    Administrative Agent and Arrangement Fees. The Company shall pay to the Administrative Agent the fees previously agreed to by the Company and the Administrative Agent in writing and the arrangement fees previously agreed to by the Company and the Arrangers in writing.
(d)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and Letter of Credit fees (other than issuance and administrative fees payable to the Issuing Banks), to the Lenders.
Section 3.2.    Place and Application of Payments.
(a)    All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of any customary issuance and administrative
    [Senior Secured Revolving Credit Agreement]

fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the applicable Issuing Bank), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 p.m. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Company (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the account of the applicable Issuing Bank as designated in writing to the Company by the applicable Issuing Bank). Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. If the Company does not, or is unable for any reason to, effect payment of a Reimbursement Obligation owing to an Issuing Bank with respect to a Letter of Credit issued in a Specified Currency in such Specified Currency or if the Company shall default in the payment when due of any payment in a Specified Currency, such payment shall be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 11.20. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.
(b)    If any payment received by any Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Agents and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order set forth in Section 8.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.
Section 3.3.    Taxes.
(a)    Defined Terms. For purposes of this Section 3.3, the term “Lender” includes any Issuing Banks and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall jointly and severally be liable to timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Agent, timely reimburse the Agent for the payment of, any Other Taxes.
(d)    Indemnification by the Credit Parties. The Credit Parties shall indemnify jointly and severally each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to
    [Senior Secured Revolving Credit Agreement]

amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Credit Parties by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 3.3(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by an applicable Credit Party to a Governmental Authority pursuant to this Section 3.3, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.3(g)(ii)(A), (C) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or about the date on which such Lender becomes a
    [Senior Secured Revolving Credit Agreement]

Lender under this Agreement two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 certifying such Lender’s non-U.S. status (and, if applicable, with respect to an Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, Internal Revenue Service Form W-9, and other certification documents, as applicable);
(B)    upon the request of the Company or the Administrative Agent, each Lender that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) shall submit to the Company and the Administrative Agent properly completed and duly executed copies of any additional and supplementary forms of the United States Internal Revenue Service (or any such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) and such other documentation that the Company or Administrative Agent believes to be necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable U.S. law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement;
(C)    each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement two copies of a properly completed and duly executed certification of Internal Revenue Service Form W-9 certifying to the effect that it is a United States person and is exempt from U.S. backup withholding; and
(D)    if any payment to be made to any Lender under this Agreement or any other Credit Document or L/C Document would be subject to taxes imposed by the United States pursuant to FATCA as a result of such Lender failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall submit to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine any amount to deduct and withhold from such payment. Solely for purposes of this Section 3.3(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(h)    Miscellaneous.
    [Senior Secured Revolving Credit Agreement]

(i)    Refund of Taxes. If any Lender, Issuing Bank or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Tax or any Other Tax with respect to which the Company or any other Credit Party has indemnified or paid additional amounts pursuant to this Section 3.3 (or any other applicable provision of this Agreement), or a refund of Swiss Withholding Tax in respect of which it had received additional interest pursuant to Section 2.16(b), then such Lender, Issuing Bank or Agent shall pay the amount of such refund (but only to the extent of indemnity payments or additional amounts made under this Section 3.3 or additional interest pursuant to Section 2.16(b) with respect to the Taxes giving rise to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) to the Company within thirty (30) days after receipt thereof. A Lender, Issuing Bank or Agent shall provide, at the sole cost and expense of the Company, such assistance as the Company may reasonably request in order to obtain such a refund; provided, however, that no Agent, Lender, or Issuing Bank shall in any event be required to disclose any information to the Company with respect to the Tax affairs (or any other information relating to Taxes that such Person reasonably determines to be confidential) of such Agent, Issuing Bank or Lender. Notwithstanding anything to the contrary in this Section 3.3(h)(i), in no event will any Agent, Lender or Issuing Bank be required to pay any amount to the Company pursuant to this Section 3.3(h)(i) the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-Tax position than such Agent, Lender or Issuing Bank would have been in if the applicable tax giving rise to such refund had not been deducted, withheld or otherwise imposed.
(ii)    Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of any Agent, any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and repayment, satisfaction or discharge of all obligations under any Credit Document or L/C Document.
ARTICLE 4

CONDITIONS PRECEDENT
Section 4.1.    Signing Date. The Signing Date shall not occur, until the first date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 11.12):
(a)    The Administrative Agent shall have received, from each party hereto, either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and
(b)    The Administrative Agent, the Arrangers and the Lenders, as applicable, shall have received, all reasonable and documented out-of-pocket fees and expenses due and payable by the Credit Parties on the Signing Date pursuant to the Commitment Letter or this Agreement.
(c)    Certificate of a Responsible Officer of the Company containing specimen signatures of the Persons authorized to execute Credit Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such entity, authorizing the execution and delivery of the Credit Documents to which such entity is a party,
    [Senior Secured Revolving Credit Agreement]

(B) copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable, and such entity’s bye-laws/bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable, (C) where applicable and customary, copies of such entity’s statutory registers and (D) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization.
Section 4.2.    Effective Date
The Effective Date shall not occur, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective, until the first date following the Signing Date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 11.12), subject to the proviso immediately following Section 4.2(k):
(a)    The Administrative Agent shall have received, (I) [reserved], (II) each of the following agreements, duly executed and delivered by each party thereto: (A) the Guaranty and Collateral Agreement, (B) the Collateral Documents described in the definition of “Collateral Rig Requirements” with respect to the Effective Date Collateral Rigs and the Collateral Rig Owners, (C) the Collateral Trust Agreement, (D) a Share Pledge Agreement with respect to the Equity Interests of the ARO Equity Holder and each JV Partner and (E) the other Credit Documents and deliverables identified on Schedule 4.2 hereto, (III) a true and complete copy of the Notes Indenture, in form reasonably satisfactory to the Administrative Agent and (IV) each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Certificates of Officers/Directors of the Credit Parties; Good Standing Certificates. Certificates of a Responsible Officer of each Credit Party (or, in the case of a Swiss Credit Party, a Gibraltar Credit Party or a UK Credit Party, a director of such Swiss Credit Party, Gibraltar Credit Party or UK Credit Party as the case may be) containing specimen signatures of the Persons authorized to execute Credit Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such entity, authorizing the execution and delivery of the Credit Documents to which such entity is a party, (B) in respect of any Swiss Credit Party, Gibraltar Credit Party or UK Credit Party, copies of the resolutions of the shareholders of such Swiss Credit Party, Gibraltar Credit Party or UK Credit Party (as applicable) authorizing the execution and delivery of the Credit Documents to which such Swiss Credit Party, Gibraltar Credit Party or UK Credit Party is a party, (C) copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable, and such entity’s bye-laws/bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable, (D) where applicable and customary, copies of such entity’s statutory registers, (E) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization and (F) in respect of any Swiss Credit Party, certification that such Swiss Credit Party has no loan or other credit, guarantee or surety outstanding and has not been granted a non-refundable financial contribution or other financial support under, in connection with or related to any of the Swiss Federal Act on Loans
    [Senior Secured Revolving Credit Agreement]

with Joint and Several Surety due to the Coronavirus of December 18, 2020, as amended, the Swiss Federal Act on the Statutory Basis for Ordinances of the Federal Council to Overcome the Covid-19-Epidemic of September 25, 2020, as amended, and the Swiss Federal Ordinance on Hardship Measures for Enterprises in connection with the Covid-19-Epidemic of November 25, 2020, as amended or similar cantonal or municipal Covid programmes;
(ii)    Collateral Rig Matters. (A) a Fleet Status Certificate, (B) a confirmation of class certificate with an appropriate classification free from overdue conditions and recommendations and otherwise reasonably satisfactory to the Administrative Agent from an Acceptable Classification Society for each Effective Date Collateral Rig which is not “laid-up” issued no earlier than five (5) days prior to the Effective Date, (C) the results of maritime lien registry searches with respect to each Effective Date Collateral Rig, indicating in each case no record liens other than Permitted Lien and the registered owner of each Effective Date Collateral Rig, (D) for any Effective Date Collateral Rig required to comply with the ISM Code and ISPS Code, a copy of each of the documents of compliance, the safety management certificate, and the international ship security certificate issued to such Effective Date Collateral Rig and “Company” (as such term is used in the ISM Code) that has implemented the ISM Code and ISPS Code safety management systems on such Effective Date Collateral Rig and (E) copies of each security release agreement in relation to each Collateral Rig and the proceeds relating to each Collateral Rig evidencing that any Liens constituted by the existing financing of the Collateral Rigs have been (or will on the Effective Date be) released and discharged;
(iii)    Lien Searches. Subject to the Agreed Security Principles, customary UCC or equivalent lien, tax and judgment lien searches for the Credit Parties, indicating the absence of liens and security interests other than Permitted Liens and Liens being released on or prior to the Effective Date;
(iv)    Opinions of Counsel. The opinions of (A) Gibson, Dunn & Crutcher LLP, as special New York counsel to the Credit Parties, (B) Maples and Calder (Cayman) LLP, as Cayman Islands legal counsel to the Credit Parties, (C) Homburger AG, as Swiss counsel to the Credit Parties, (D) TSN Law, as Gibraltar counsel to the Credit Parties, (E) Slaughter and May, as England & Wales counsel to the Credit Parties, (F) Elvinger Hoss Prussen, société anonyme, as to matters of Luxembourg law, in relation to the capacity of each Credit Party incorporated, formed and established, as appropriate, under the laws of Luxembourg, (G) Conyers Dill & Pearman Limited, as special Bermuda counsel to the Credit Parties, (H) Seward & Kissel LLP, as Marshall Islands counsel to the Credit Parties and (H) Seward & Kissel LLP, as Liberian counsel to the Credit Parties, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;
(v)    Insurance Review and Certificates. Insurance certificates (including a broker’s letter of undertaking) from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Credit Documents and naming the Collateral Trustee as lender loss payee;
(vi)    Solvency Certificate. A certificate from a Financial Officer certifying that the Company and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions contemplated to occur on the Effective Date, are Solvent;
    [Senior Secured Revolving Credit Agreement]

(vii)    [Reserved]; and
(viii)    Closing Certificate. A certificate of a Responsible Officer certifying (x) the satisfaction of all conditions set forth in Sections 4.2(e), (f) and (h) and (y) that all material governmental and third party approvals necessary in connection with the consummation of the Transactions, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect.
(b)    The Administrative Agent shall have received, in relation to each entity incorporated, formed or established, as appropriate, under the laws of Luxembourg including any Luxembourg Guarantor:
(i)    a copy of the up-to-date articles of association;
(ii)    a copy of a resolution of the board of managers (i) approving the terms of, and the transactions contemplated by, the Credit Documents to which it is a party and resolving that it execute, deliver and perform the Credit Documents to which it is a party and (ii) authorising a specified person or persons to execute the Credit Documents to which it is a party on its behalf;
(iii)    a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Credit Documents and related documents;
(iv)    an excerpt from the Luxembourg Trade and Companies Register (Registre du Commerce et des Sociétés Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement;
(v)    a certificate of non-registration of a court order or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) from the Luxembourg Trade and Companies Register (Registre du Commerce et des Sociétés Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement;
(vi)    a certificate confirming that as of the date of this Agreement (i) it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), (ii) it is not in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness, (iii) no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings, and (iv) to the best of its knowledge, no petition for the opening of such proceedings has been presented by it or by any other person entitled to do so; and
(vii)    a certificate of its authorized signatory certifying that each copy document relating to it specified in this section is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
(c)    The Administrative Agent, the Arrangers and the Lenders, as applicable, shall have received or, to the extent the initial funding under this Agreement shall occur on the Effective Date, shall have been authorized to deduct from the proceeds of the initial funding
    [Senior Secured Revolving Credit Agreement]

under this Agreement, (x) all reasonable and documented out-of-pocket fees and expenses due and payable by the Credit Parties on the Effective Date pursuant to the Commitment Letter or this Agreement, to the extent invoiced at least two (2) Business Days prior to the Effective Date (or such later date as the Company may reasonably agree) and (y) the Upfront Fee (as defined and set forth in the Fee Letter) and any other fees set forth in the Fee Letter that are due and payable by the Company on the Effective Date.
(d)    The Administrative Agent and each Lender who has requested the same shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information regarding the Company in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Company in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, in the case of clauses (i) and (ii) above, to the extent reasonably requested in writing at least eight (8) Business Days prior to the Effective Date.
(e)    Immediately after giving effect to the Transactions contemplated to occur on the Effective Date, each of the representations and warranties of the Credit Parties set forth herein (other than Section 5.10) and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date.
(f)    Immediately after giving effect to the Transactions contemplated to occur on the Effective Date, no Default or Event of Default shall have occurred and be continuing, as of the Effective Date.
(g)    The Existing Notes Redemption shall have occurred.
(h)    Since December 31, 2022, there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.
(i)    The Company shall have received no less than $550,000,000 in gross proceeds from the Effective Date Notes pursuant to the Notes Indenture.
(j)    The Company shall have taken, or cause to be taken, all actions reasonably necessary to establish that an Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral.
(k)    To the extent the initial funding under this Agreement shall occur on the Effective Date, (i) the condition set forth in Section 4.2(b) below shall have been satisfied or waived and (ii) the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c). To the extent any Letter of Credit is to be issued under this Agreement on the Effective Date, the Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b);
provided, that the Effective Date shall not occur unless the conditions set forth in this Section 4.2 are satisfied on or prior to April 20, 2023.

    [Senior Secured Revolving Credit Agreement]

For purposes of determining compliance with the conditions specified in this Section 4.2, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4.2 to be consented to or approved by or acceptable or satisfactory to any Lender, the Arrangers or any Agent, unless (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Person specifying its objection thereto at least one (1) day prior to the proposed Effective Date and (ii) in the case of any such Lender, such Lender shall not have made available to the Administrative Agent any portion of its initial Loan contemplated to be funded on the Effective Date.
Notwithstanding anything herein to the contrary, it is understood that, with respect to (i) any Collateral Document governed by the laws of a jurisdiction other than the United States or any State thereof and (ii) the insurance certificates required by Section 4.2(a)(v), to the extent such Collateral Document or the Lien on the Collateral secured thereby or any such insurance endorsement, respectively, is not or cannot be provided and/or perfected on the Effective Date after the Company’s use of commercially reasonable efforts to do so, the provision and/or perfection of such Collateral Document, such Lien or such insurance endorsement shall not constitute a condition precedent for purposes of this Section 4.2, but instead shall be required to be perfected after the Effective Date in accordance with Section 6.15.

Section 4.3.    All Credit Extensions. The obligation of each Lender to make any Revolving Loan after the Effective Date and of each Issuing Bank to issue, extend the expiration date of or increase the face amount of any Letter of Credit hereunder after the Effective Date is subject to satisfaction (or waived in accordance with Section 11.12) of the following conditions precedent:
(a)    Notices. (i) In the case of any Revolving Loan, the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c), and (ii) in the case of the issuance, extension (other than any automatic extension) or increase of a Letter of Credit, the relevant Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).
(b)    Available Cash. In the case of any Revolving Loan, after giving pro forma effect thereto and any transactions anticipated to occur in the period of five (5) Business Days following the date thereof, the aggregate amount of Available Cash (A) shall not exceed $175,000,000 or (B) if the aggregate amount of Available Cash would exceed $175,000,000 after giving effect to the advance of any such Borrowing, excluding the effect of any other transactions that have not occurred prior to or simultaneously with such Borrowing, then the Administrative Agent shall have received a Use of Proceeds Certificate from the Company with respect to such Borrowing.
(c)    Warranties True and Correct. In the case of any advance of a Revolving Loan or any such issuance, extension or increase of any Letter of Credit, in each case, that increases the aggregate amount of Revolving Loans or L/C Obligations, respectively, outstanding immediately after giving effect to such advance of such Loan or such issuance, extension or increase of such Letter of Credit, as applicable, (and any prepayments or reimbursements made substantially concurrently therewith), each of the representations and warranties of the Company and the other Credit Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the time of such advance or issuance, extension or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true
    [Senior Secured Revolving Credit Agreement]

and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date.
(d)    No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such advance of a Loan or issuance, extension or increase of a Letter of Credit.
Each request by the Company of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit after the Effective Date shall be deemed to be a representation and warranty by the Company on the date of such request, as to the matters specified in Section 4.3(b) through Section 4.3(d) (except to the extent the satisfaction of such matters have been waived in accordance with this Agreement).
For purposes of determining compliance with the conditions specified in this Section 4.3, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4.3 to be consented to or approved by or acceptable or satisfactory to any Lender or Agent, unless (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender specifying its objection thereto prior to such a Loan being made or such Letter of Credit being issued, extended or increased after the Effective Date and (ii) in the case of such Loan being made after the Effective Date, such Lender shall not have made available to the Administrative Agent any portion of such Loan.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES
Unless otherwise specified, the Company represents and warrants to each Lender, each Issuing Bank and the Administrative Agent (a) as of the Effective Date and (b) as of each other date as may be expressly required by the terms of any Credit Document, as follows:
Section 5.1.    Corporate Organization. Each Credit Party: (a) is duly organized or established, formed or incorporated and existing in good standing (as applicable) under the laws of the jurisdiction of its organization or incorporation; (b) has all necessary corporate or other organizational or constitutional (as applicable) power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (c) is duly licensed or qualified and in good standing (as applicable) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing (as applicable), as the case may be, would not have a Material Adverse Effect.
Section 5.2.    Power and Authority; Validity. Each Credit Party has the corporate or other organizational or constitutional power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other company action to authorize the execution, delivery and performance of such Credit Documents. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, except as such enforceability may be limited by Legal Reservations.
Section 5.3.    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein
    [Senior Secured Revolving Credit Agreement]

or therein, will (a) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Restricted Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Restricted Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (c) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, bye-laws/by-laws, or other applicable governance documents of such Credit Party or any of its Restricted Subsidiaries.
Section 5.4.    Centre of Main Interests and Establishment with respect to Luxembourg Guarantor. With respect to any Guarantor incorporated or established under the laws of the Grand Duchy of Luxembourg, (i) its central administration (siège de l’administration centrale) and its registered office are located in Luxembourg and (ii) for the purposes of Regulation, its centre of main interest (as that term is used in Article 3(1) of the Regulation (recast)) is situated in its jurisdiction of incorporation or establishment and it has no establishment (as that term is used in Article 2, point (10) of the Regulation (recast)) in any other jurisdiction.
Section 5.5.    [Reserved].
Section 5.6.    Litigation and Environmental Matters
(a)    As of the Effective Date, there are no actions, suits, investigations, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against the Company or any of its Restricted Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) involve any Credit Document or the Transactions.
(b)    As of the Effective Date, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Restricted Subsidiaries (i) has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Claim, (iii) has received notice of any Environmental Claim or (iv) knows of any basis for any Environmental Claim.
Section 5.7.    Use of Proceeds; Margin Regulations.
(a)    Use of Proceeds. Subject to Section 2.10(b), the proceeds of the Loans shall only be used for working capital and other general corporate purposes of the Company, its Restricted Subsidiaries and Local Content Entities, including for Permitted Investments. Letters of Credit will be issued only to support the general corporate purposes of the Company, its Restricted Subsidiaries and Local Content Entities. The Company and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Company or any of its Subsidiaries), shall not, directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or Sanctioned Country to the extent that such activities, business or transaction would be prohibited by applicable Sanctions Laws and Regulations, (ii) in any other manner that would result in a material violation of any applicable
    [Senior Secured Revolving Credit Agreement]

Sanctions Laws and Regulations by any Credit Party or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws.
(b)    Margin Stock. Neither the Company nor any of its Restricted Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans or the Letters of Credit will be used by the Company or its Restricted Subsidiaries for a purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.
Section 5.8.    Investment Company Act. Neither the Company nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.9.    Anti-Corruption Laws; Sanctions Laws and Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects. Neither the Company nor any of its Subsidiaries or, to their knowledge, any of their respective directors, officers, or agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Sanctioned Person.
Section 5.10.    True and Complete Disclosure. All factual information (taken as a whole) furnished by the Company or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (a) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, the Company has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the PATRIOT Act and the Beneficial Ownership Regulation.
Section 5.11.    Financial Statements. The financial statements of the Company delivered to the Lenders (x) for the most recently ended fiscal year and fiscal quarter ended prior to the Effective Date and (y) pursuant to Section 6.2(a)(i) and (ii) have been furnished to the Administrative Agent, and such financial statements have been prepared in accordance with GAAP applied on a basis consistent. Such annual and quarterly financial statements fairly
    [Senior Secured Revolving Credit Agreement]

present in all material respects on a consolidated basis the financial position of the Company as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, the Company and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Company that were not included in the pro forma consolidated balance sheet delivered pursuant to Section 4.2(d) or disclosed in writing to the Administrative Agent.
Section 5.12.    No Material Adverse Change. Since December 31, 2022, there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.13.    Taxes.
(a)    Each Credit Party has filed all income and other material tax returns required to be filed, whether in the United States or in any non-U.S. jurisdiction, and has paid all taxes, levies, rates, assessments, fees, duties, deductions, withholdings (including backup withholding) and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, imposed upon such Credit Party and its Subsidiaries’ properties, income or assets or which are otherwise due and payable (other than any of the foregoing which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).
(b)    The Company is resident solely in Bermuda for tax purposes and is not subject to Tax in any jurisdiction outside Bermuda.
Section 5.14.    Consents. As of the Effective Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents to which it is a party and with respect to the Company, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect.
Section 5.15.    Insurance. The Company and its Restricted Subsidiaries currently maintain in effect insurance in compliance with the requirements set forth in Schedule 6.5 and any Collateral Rig Mortgage.
Section 5.16.    Intellectual Property. The Company and its Restricted Subsidiaries own or hold valid licenses (or have other valid rights) to use all the copyrights, patents, trademarks, service marks, trade secrets, know-how and trade names that are necessary to the operation of the business of the Company and its Restricted Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses (or have other valid rights) to use, such copyrights, patents, trademarks, trade secrets, know-how, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect and the use thereof by each such Person in the operation of the business of the Company and its Restricted Subsidiaries as presently conducted does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.17.    Ownership of Property. Other than with respect to Rigs, the Company and its Restricted Subsidiaries have good title to or a valid leasehold interest in all of
    [Senior Secured Revolving Credit Agreement]

their material real property and good title to, or a valid leasehold interest in, all of their other material tangible property, subject to no Liens except Permitted Liens.
Section 5.18.    Existing Indebtedness. Schedule 5.16 contains a complete and accurate list of all Indebtedness for borrowed money outstanding as of the Effective Date, with respect to each Credit Party and its Restricted Subsidiaries.
Section 5.19.    Existing Liens. Schedule 5.17 contains a complete and accurate list of all Liens outstanding as of the Effective Date, with respect to each Credit Party and its Restricted Subsidiaries where the Indebtedness or other obligations secured by such Lien is in an outstanding principal amount of $1,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $1,000,000) or more (other than the Liens permitted by Section 7.2), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the agreements or other instruments creating, granting, or otherwise giving rise to such Lien.
Section 5.20.    EEA Financial Institutions. The Company is not an EEA Financial Institution.
Section 5.21.    Compliance With Laws. The Company and its Restricted Subsidiaries are in compliance with all laws, rules (including, but not limited to, the Luxembourg Law of 31 May 1999 concerning the domiciliation of companies, where applicable), regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
Section 5.22.    Subsidiaries. As of the Effective Date, Schedule 5.20 (a) sets forth the legal name of the Company and each Subsidiary of the Company, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person, (b) sets forth the direct owner and percentage ownership of each such Subsidiary on the Effective Date, (c) identifies the Subsidiaries of the Company (if any) that are Unrestricted Subsidiaries as of the Effective Date, and (d) identifies the Subsidiaries of the Company that are Guarantors as of the Effective Date.
Section 5.23.    Rigs.
(a)    As of the Effective Date, the name and official number, and jurisdiction of registration and flag of each Effective Date Collateral Rig are set forth on Schedule 5.21. As of (i) the Effective Date, the Company and/or each applicable Credit Party is the true, lawful and registered owner of the whole of each Effective Date Collateral Rig stated to be owned by it on Schedule 5.21 and (ii) any date thereafter, the Company and/or each applicable Credit Party is the true, lawful and registered owner of the whole of each Collateral Rig stated to be owned by it in the applicable Collateral Rig Mortgage (other than any Collateral Rig that has been Disposed of pursuant to a transaction permitted by this Agreement), in each case of clauses (i) and (ii) above, subject to no Liens except Permitted Liens. Each Collateral Rig owned by the Company or a Restricted Subsidiary is operated in compliance with all applicable law, rules and regulations (applicable to such Collateral Rig and as required by an Acceptable Classification Society), except where failure to comply with such law, rules, regulations or other requirements could not reasonably be expected to have a Material Adverse Effect.
(b)    Each Credit Party that owns or operates one or more Collateral Rigs is qualified to own and operate such Collateral Rig under the laws of such Credit Party’s jurisdiction of incorporation and the Acceptable Flag Jurisdiction in which such Collateral Rig is
    [Senior Secured Revolving Credit Agreement]

flagged, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
(c)    After the execution and delivery of the Collateral Rig Mortgage in respect of each Collateral Rig and upon the filing thereof in the appropriate Acceptable Flag Jurisdiction, each such Collateral Rig Mortgage creates in favor of the Collateral Trustee a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the Collateral Rig Owner party thereto in the relevant Collateral Rig, subject only to Permitted Liens.
Section 5.24.    Collateral Documents.
(a)    Subject to making or procuring the appropriate registrations, filings, endorsements, notarizations, stampings, notifications and/or acknowledgments of the Collateral Documents and/or the Liens created thereunder, each Collateral Document to which a Credit Party is a party is effective to create in favor of the Collateral Trustee or other applicable Agent party thereto or specified therein (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in, and lien on, such Credit Party’s right, title and interest in the Collateral described therein, subject as to enforceability, to Legal Reservations. When financing statements or equivalent filings or notices have been made or the Collateral Rig Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and upon the taking of possession or control by the applicable Agent of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to such Agent to the extent required by any Collateral Document), the Collateral Trustee or other applicable Agent shall have fully perfected (to the extent perfection is required pursuant to the Agreed Security Principles) Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens which are permitted to attach to such Collateral under the terms of this Agreement.
(b)    Each Collateral Rig Mortgage is or, when executed, will be in proper legal form under the laws of the jurisdiction of the flag under which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner for the enforcement thereof under such laws and the laws of the jurisdiction of organization of the applicable Collateral Rig Owner party thereto, subject as to enforceability, to Legal Reservations. To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Rig Mortgage in the jurisdiction in which such Collateral Rig is flagged or the jurisdiction of the applicable Credit Party party thereto, it is not necessary that any Collateral Rig Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except for those filings as have been, or will be, made.
Section 5.25.    No Immunity. Neither the Company nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty from setoff or any legal process under the laws of any jurisdiction.
Section 5.26.    Designated Senior Indebtedness. If applicable, the Obligations of the Company and the Guarantors constitute “Senior Debt” (or analogous definition) under and as defined in the Notes Indenture.
Section 5.27.    Solvency. Immediately after giving effect to the consummation of the Transactions on the Effective Date, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
Section 5.28.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse
    [Senior Secured Revolving Credit Agreement]

Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and (ii) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
ARTICLE 6

AFFIRMATIVE COVENANTS
Unless otherwise specified, the Company covenants and agrees, from and after the Effective Date until Facility Termination, as follows:
Section 6.1.    Corporate Existence. The Company will, and will cause each of its Material Subsidiaries to, preserve and maintain its organizational or constitutional existence, except (a) for the dissolution, liquidation or reorganization of any Restricted Subsidiaries whose assets are transferred to the Company or any of its Restricted Subsidiaries, (b) where the failure to preserve, renew or keep in full force and effect the existence of any Restricted Subsidiary could not reasonably be expected to have a Material Adverse Effect, or (c) as otherwise expressly permitted in this Agreement, including any merger, amalgamation, consolidation, liquidation or dissolution otherwise permitted under Section 7.1.
Section 6.2.    Maintenance of Properties, including Collateral Rigs; Drilling Contracts.
(a)    Other than with respect to Rigs, the Company will, and will cause each of its Material Subsidiaries to, maintain, preserve and keep its tangible properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Company or any Restricted Subsidiary from (i) discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Company or such Restricted Subsidiary, as applicable, desirable in the conduct of its business or (ii) entering into or consummating any transaction permitted by Article 7.
(b)    Except as could not reasonably be expected to result in a Material Adverse Effect:
(i)    the Company will, and will cause each Collateral Rig Owner to, at all times, and without cost or expense to any Agent, maintain and preserve, or cause to be maintained and preserved, each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “laid-up”) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service;
(ii)    the Company will, and will cause each Collateral Rig Owner to, with respect to each Collateral Rig owned by such Collateral Rig Owner, at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the
    [Senior Secured Revolving Credit Agreement]

applicable Collateral Rig is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith;
(iii)    the Company will, and will cause each Collateral Rig Owner and Collateral Rig Operator that is a Subsidiary to, keep each Collateral Rig owned or operated by such Collateral Rig Owner or Collateral Rig Operator (except for any Collateral Rig that is “laid-up”) in such condition as will entitle such Collateral Rig to maintain its classification free of any overdue conditions or recommendations, as is applicable for Rigs of comparable age and type, by an Acceptable Classification Society;
(iv)    the Company will, and will cause each Collateral Rig Owner and Collateral Rig Operator that is a Subsidiary to, with respect to each Collateral Rig owned or operated by such Collateral Rig Owner or Collateral Rig Operator, comply with and satisfy the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Collateral Rig Owner, Collateral Rig Operator, the Company, the Company’s Subsidiaries or such Collateral Rig with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Rig is from time to time engaged;
(v)    for any Collateral Rig required to comply with the ISM Code and ISPS Code, the Collateral Rig Owner will ensure that such Collateral Rig is subject to a safety management system which complies with the ISM Code and ISPS Code; and
(vi)    for any Collateral Rig which is in a “laid-up” status, the Company will, and will cause each relevant Collateral Rig Owner and relevant Collateral Rig Operator, to comply with the requirements of the Acceptable Classification Society to maintain such “laid-up” status.
(c)    [Reserved].
(d)    The Company will, and will cause each Collateral Rig Owner or Collateral Rig Operator that is a Subsidiary to, promptly and in any event within three (3) Business Days (i) notify the Administrative Agent of any material accident or accident involving repairs relating to a Collateral Rig and (ii) furnish the Administrative Agent with any information reasonably requested by the Administrative Agent with respect thereto (promptly after becoming available), including copies of any reports and surveys so requested.
(e)    The Company will, and will cause each applicable Collateral Rig Owner to, perform any and all Drilling Contracts which are, or may be, entered into with respect to each Collateral Rig, except to the extent such non-performance could not reasonably be expected to result in a Material Adverse Effect.
Section 6.3.    Taxes. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, duly pay and discharge (a) all present or future taxes, levies, rates, assessments, fees, duties, deductions, withholdings (including backup withholding) and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, upon or against it or its properties or other assets within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid taxes and other liabilities and (b) all other all lawful claims (including, without limitation, ERISA obligations) which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of any Credit Party or any of the Restricted Subsidiaries not otherwise permitted under this
    [Senior Secured Revolving Credit Agreement]

Agreement, in any such case, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in accordance with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.
Section 6.4.    ERISA. The Credit Parties and ERISA Affiliates will timely pay and discharge all obligations and liabilities arising under ERISA in all material respects or otherwise with respect to each Plan or Multiemployer Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a material Lien against any properties or assets of such Credit Party or such ERISA Affiliate and will promptly notify the Administrative Agent upon a Responsible Officer of such Credit Party becoming aware thereof, of (a) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a Multiemployer Plan), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (c) such Credit Party or such ERISA Affiliate’s intention to terminate or withdraw from any Plan or Multiemployer Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (d) the receipt by such Credit Party or such ERISA Affiliate of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than for benefits), fine or penalty to such Credit Party and/or to such ERISA Affiliates, or any plan amendment that could reasonably be expected to increase the contingent liability of such Credit Party and its ERISA Affiliates, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) the receipt by such Credit Party or its Subsidiaries of notice of any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.
Section 6.5.    Insurance. The Company will, and will cause each of its Material Subsidiaries and each Collateral Rig Owner, as applicable, to comply with the requirements set forth in Schedule 6.5.
Section 6.6.    Financial Reports and Other Information.
(a)    Periodic Financial Statements and Other Documents. The Company will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Company and its Subsidiaries as any Lender may reasonably request (acting through the Administrative Agent) (subject to the last paragraph of this Section 6.6(a)); and, without any request (other than in the case of clause (viii) below), will furnish to the Administrative Agent:
(i)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, commencing with the first fiscal quarter ending after the Effective Date, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and earnings and of cash flows for such fiscal quarter and for the
    [Senior Secured Revolving Credit Agreement]

portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by a Financial Officer of the Company that they fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates, and the results of their operations and their cash flows for the periods, indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Company’s Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to any applicable requirement to provide the information described in Section 6.6(b)(i), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
(ii)    within one-hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year (commencing with the fiscal year ending 2024 in respect of comparative figures), audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Company’s Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to any applicable requirement to provide the information described in Section 6.6(b)(i), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
(iii)    within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that the Company sends to its shareholders generally or publicly files with the SEC or any similar Governmental Authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto;
(iv)    (A) on or before the fifth (5th) Business Day following the earlier of (x) the delivery of the financial statements under Section 6.6(a)(i) and Section 6.6(a)(ii) and (y) the date the financial statements are required to be delivered pursuant to Section 6.6(a)(i) and Section 6.6(a)(ii), a Fleet Status Certificate (and the requirement of this clause (A) shall be deemed satisfied on the date such information has been posted the Company’s website or on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto); and (B) interim notices of any of the following changes with respect to the fleet status of any owned Collateral Rig reported in the most recently furnished Fleet Status Certificate (to the extent such change would be of the type customarily reported in a periodic update of a published fleet status report posted to the Company’s website): (1) a change to the flag or vessel and/or ship registry of such Collateral Rig (including changes permitted by Section 7.12) or (2) a Disposition of, or material Event of Loss with respect to, such Collateral Rig;
(v)    [reserved];
(vi)    within ninety (90) days after the beginning of each fiscal year, an annual budget for the Company and its Subsidiaries as approved by its board of directors
    [Senior Secured Revolving Credit Agreement]

(or other governing body) of the Company, which shall include projections for such year on a quarterly basis; and
(vii)    such other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request (subject to the last paragraph of this Section 6.6(a)).
Subject to the last paragraph of this Section 6.6(a), the Administrative Agent will forward promptly to the Lenders (or the applicable requesting Lender in the case of clause (viii) above) the information provided by the Company pursuant to the foregoing clauses (i) through (viii).
The Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 6.6(a)(i) and (ii) above, along with the Credit Documents, available to Public-Siders (subject to Section 11.16, to the extent applicable) and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been, or are concurrently, publicly filed or made available to holders of any SEC registered or unregistered, publicly traded securities outstanding of the Company.
(b)    Compliance Certificates. Within the sixty (60) day or one-hundred twenty (120) day time periods set forth in Section 6.6(a)(i) or (ii), respectively, for furnishing financial statements, the Company shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of, subject to the last paragraph of Section 6.6(a)) (i) additional information setting forth calculations, excluding the effects of any Unrestricted Subsidiary, in each case, containing such calculations for the Company and any such Subsidiaries as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by a Responsible Officer, in such Person’s capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, (y) a Compliance Certificate showing the Company’s compliance with the financial covenants set forth in Section 7.7 and setting forth, as of the last day of the applicable Test Period, the Collateral Rig Operator and Collateral Rig Owner for each Collateral Rig and (z) if any Restricted Payments were made during the applicable Test Period pursuant to Sections 7.5(a)(i) and (a)(iii), setting forth reasonably detailed calculations of Distributable Free Cash Flow (including Free Cash Flow Utilizations), such Restricted Payments made pursuant to Sections 7.5(a)(i) and (a)(iii) and Consolidated Total Net Leverage Ratio for the applicable Test Period.
(c)    Notice of Events Relating to Environmental Laws and Claims. Promptly after any Responsible Officer of any Credit Party obtains actual knowledge of any of the following, the Company or such Credit Party will provide the Administrative Agent (who will in turn provide notice to the Lenders) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:
(i)    any pending or, to the knowledge of the Company, threatened Environmental Claim against any Credit Party, any of its Subsidiaries or any property owned or operated by any Credit Party, any of its Subsidiaries;
(ii)    any condition or occurrence on any property owned or operated by any Credit Party or any of its Subsidiaries that results in noncompliance by such Credit Party or any of its Subsidiaries with any Environmental Law; and
    [Senior Secured Revolving Credit Agreement]

(iii)    the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by any Credit Party or any of its Subsidiaries other than in the ordinary course of business.
(d)    Notices of Default, Litigation, Etc. Each Credit Party (or the Company on behalf thereof) will promptly, and in any event within five (5) Business Days, after any Responsible Officer of such Credit Party has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of, subject to the last paragraph of Section 6.6(a)): (i) the occurrence of any Default or Event of Default (including the occurrence of any event which has resulted in a breach of Section 7.7); provided that it is understood and agreed that any delivery of a notice of Default or Event of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Restricted Subsidiary from the holder(s) of Indebtedness of such Credit Party or any Restricted Subsidiary in an amount which, in the aggregate, exceeds $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000), where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.
(e)    Notices of Event of Loss, Certain Events related to Collateral Rigs. The Company will provide written notice in reasonable detail to the Administrative Agent (who will in turn provide notice to the Lenders) of: (i) a sale or other disposition (other than as described in (ii) below) of any Collateral Rig, five (5) days’ (or such shorter period of time permitted by the Administrative Agent in its sole discretion) prior to such sale or disposition; (ii) any Event of Loss in respect of any Collateral Rig, promptly upon such Event of Loss (but in any event within ten (10) days after an officer of the Company obtains knowledge of a loss or casualty event that could reasonably be expected to be an Event of Loss based upon such knowledge); (iii) the lapse of the classification required to be maintained with respect to any Collateral Rig pursuant to Section 6.2 (but in any event within ten (10) days after any officer of the Company obtains knowledge of such lapse of classification); and (iv) the arrest or detention of any Collateral Rig (but in any event within ten (10) days after an officer of the Company obtains knowledge of such arrest or detention).
(f)    Available Cash. Within seven (7) Business Days after the last day of each calendar month, commencing with the calendar month during which the Effective Date occurs, the Company shall deliver to the Administrative Agent a report setting forth a summary calculation of Available Cash as of the last day of such calendar month.
(g)    Collateral Rig Appraisals. Substantially concurrently with, or no later than, the delivery of annual financial statements pursuant to Section 6.6(a)(ii), an appraisal report as of a recent date from an Approved Appraiser, stating the then-current fair market value (and each current fair market value used in such determination) of each of the Collateral Rigs on an individual charter free basis, provided, however, that, if the fair market value of a Collateral Rig in such appraisal report is expressed as a numerical range of a high and low score, the fair market value for such Collateral Rig shall be deemed to be the mathematical average of such scores. All such appraisals shall be arranged by, and made at the expense of, the Company.
(h)    [Reserved].
Section 6.7.    Lender Inspection Rights. Upon reasonable prior notice from the Administrative Agent or any Lender and no more than once in the aggregate for the
    [Senior Secured Revolving Credit Agreement]

Administrative Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing), each Credit Party will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at such Credit Party’s expense, to visit and inspect any of the Collateral Rigs of the Company or of any of its Restricted Subsidiaries, subject to any confidentiality restrictions with third parties or attorney-client privilege, to visit and inspect any of the properties of such Credit Party or any of its Restricted Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Credit Party authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may designate) the affairs, finances and accounts of the such Credit Party and its Subsidiaries); provided that any inspection of any Collateral Rig and its papers shall be subject to the requirements of any operators of such Collateral Rig and any applicable Governmental Authority and shall not unreasonably interfere with the day to day operation of such Collateral Rig. The principal financial officer of such Credit Party and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and to coordinate the exercise by the Lenders of such rights.
Section 6.8.    Conduct of Business. Each Credit Party and its Restricted Subsidiaries will at all times remain primarily engaged in any of (a) the contract drilling business, (b) the provision of services to the energy industry or (c) any related or ancillary businesses.
Section 6.9.    Compliance with Laws.
(a)    Without limiting any of the other covenants of the Credit Parties in this Article 6, each Credit Party and its Restricted Subsidiaries shall conduct their business, and otherwise be, in compliance with all applicable laws, rules, regulations, ordinances and orders of any governmental or judicial authorities (including, without limitation, Environmental Laws and ERISA, but excluding Anti-Corruption Laws and applicable Sanctions Laws and Regulations), except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b)    Without limiting any of the other covenants of the Credit Parties in this Article 6, each Credit Party and its Restricted Subsidiaries shall conduct their business, and otherwise be, in compliance in all material respects with all applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations. Each Credit Party and its Subsidiaries will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents (to the extent acting for or on behalf of the Credit Party or Subsidiary).
Section 6.10.    Use of Property and Facilities; Environmental Laws. The Credit Parties shall, and shall cause their respective Subsidiaries to, comply with all Environmental Laws applicable to the properties or business operations of such Credit Party or any Subsidiary of such Credit Party, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.
    [Senior Secured Revolving Credit Agreement]

Section 6.11.    PSC Regime. With respect to each UK Credit Party (if any) whose Equity Interests constitute Collateral, each such UK Credit Party and any such Subsidiary thereof shall, within the relevant timeframe, comply with any warning notice it receives pursuant to Part 21A of the Companies Act 2006 of the United Kingdom from any company incorporated in the United Kingdom whose Equity Interests are the subject of the Collateral.
Section 6.12.    Collateral and Guaranty Requirements. Subject to the Collateral Trust Agreement and the Agreed Security Principles:
(a)    If the Company (1) elects to (x) cause any Rig that is not a Collateral Rig to become a Collateral Rig or (y) have any Subsidiary that is not a Guarantor become a Discretionary Guarantor and provide a Guaranty of the Secured Obligations and (2) forms or acquires a new JV Partner or JV Pledgor following the Effective Date, then, in each case, the Company will promptly notify the Administrative Agent thereof and within thirty (30) days thereafter, provided that such initial 30-day period shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Company is diligently pursuing the applicable steps required by this Section 6.12(a) (or such longer period as consented to by the Administrative Agent(such consent not to be unreasonably withheld, conditioned or delayed)), will:
(i)    cause any such Subsidiary to become a party to the Guaranty and Collateral Agreement in the manner provided therein;
(ii)    (x) in the case of clause (a)(x) above, take such actions to comply with the Collateral and Guaranty Requirements and the Collateral Rig Requirements with respect to such Rig and the owner of such Rig or (y) in the case of clause (a)(y) above, take such actions to create, grant, establish, preserve and perfect the Liens on such Subsidiary’s assets that are required to become Collateral, to the extent required by the Collateral and Guaranty Requirements and/or the Collateral Rig Requirements;
(iii)    in the case of any Required Guarantor, deliver (or cause to be delivered), if requested by the Administrative Agent, a customary legal opinion of counsel, with respect to the matters described in clauses (i) and (ii) of this Section 6.12(a), in each case in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that any such opinion substantially in the form of a comparable opinion previously delivered to an Agent for any specific jurisdiction shall be deemed reasonably acceptable for such purposes); and
(iv)    if any Equity Interests of such Subsidiary are owned by or on behalf of any Credit Party, cause such Equity Interests to be pledged pursuant to the Guaranty and Collateral Agreement or other applicable Collateral Document, to the extent such Equity Interests are otherwise required to be Collateral.
(b)    Upon (w) delivery of any Rig under construction to the Company or any of its Restricted Subsidiaries as owner thereof after the Effective Date and if such Rig is to be a Collateral Rig or (y) the re-flagging of a Collateral Rig in an Acceptable Flag Jurisdiction after the Effective Date (other than in connection with a bareboat registration or a temporary re-flagging (or equivalent) with respect to a Collateral Rig permitted by Section 7.12(a), in which event the Company shall be required to provide a customary legal opinion of counsel in a form and substance reasonably acceptable to the Administrative Agent opining that, after giving effect to any such bareboat registration or temporary re-flagging (or equivalent), the existing Collateral Rig Mortgage on such Collateral Rig remains a legal, valid and binding obligation in full force and effect under the law of the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its
    [Senior Secured Revolving Credit Agreement]

terms), the Company shall within thirty (30) days, provided that such initial 30-day period shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Company is diligently pursuing the applicable steps required by this Section 6.12(b) (or such longer period as consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) of such delivery or re-flagging:
(i)    execute and deliver, or cause such Restricted Subsidiary(ies) to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Collateral Trustee or other applicable Agent for the filing for recording thereof) in the appropriate Acceptable Flag Jurisdiction, an amendment or supplement to an existing Collateral Rig Mortgage or such other Collateral Rig Mortgage as the Collateral Trustee (acting at the direction of the Administrative Agent) shall deem reasonably necessary or advisable to grant to the Collateral Trustee, for the ratable benefit of the Secured Parties, a Lien over such Rig owned by the Company or any of its Restricted Subsidiaries, as applicable; and
(ii)    in connection with the execution and delivery of such Collateral Rig Mortgage (or, as applicable, such amendment or supplement to an existing Collateral Rig Mortgage) over such additional Collateral Rig, deliver, or cause the applicable Collateral Rig Owner to deliver, (x) the other Collateral Documents described in the definition of “Collateral Rig Requirements” with respect to such additional Collateral Rig, (y) such other instruments, certificates and documents described in Sections 4.2(a)(ii)(C) and 4.2(a)(ii)(D) with respect to such additional Collateral Rig, and (z) if reasonably requested by the Administrative Agent, a customary legal opinion of counsel relating to matters governed by the laws of the Acceptable Flag Jurisdiction under which the applicable additional Collateral Rig is registered in the name of the applicable Collateral Rig Owner and in the jurisdiction of incorporation of the applicable Collateral Rig Owner, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that any such opinion substantially in the form of a comparable opinion previously delivered to an Agent for any specific jurisdiction shall be deemed reasonably satisfactory for such purposes).
Section 6.13.    Further Assurances.
(a)    The Company at its sole expense will, and will cause each Credit Party to, promptly execute and deliver to the Administrative Agent or other applicable Agent all such other documents, agreements and instruments reasonably requested by such Agent to comply with, cure any defects (in regards to errors and mistakes) or accomplish the conditions precedent, covenants and agreements of the Credit Parties hereunder and under the Notes, or (to the extent consistent with the terms of this Agreement, but subject to the Agreed Security Principles) further evidence and more fully describe the Collateral intended as security for the Secured Obligations or perfect (to the extent perfection is required pursuant to the Agreed Security Principles), protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any related recordings, file any notices or obtain any consents, all of the foregoing as may be reasonably necessary or appropriate in connection therewith.
(b)    The Company hereby authorizes the Collateral Trustee or other applicable Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral Rigs without the signature of the Company or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Rigs or any part thereof shall be sufficient as a financing statement where permitted by law. Notwithstanding the foregoing or anything contrary in any Credit Document, the Collateral Trustee shall have no responsibility for
    [Senior Secured Revolving Credit Agreement]

the preparation, filing or recording of any instrument, document or financing statement or for the perfection, monitoring or maintenance of any security interest created hereunder.
Section 6.14.    Change of Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; Etc.
(a)    [Reserved].
(b)    Corporate Changes. No later than thirty (30) days after any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of the Company or any Guarantor, the Company shall deliver, or cause to be delivered, to the Administrative Agent written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by any Agent to maintain the security interests of the Collateral Trustee or other applicable Agent, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect, to the extent required by the Collateral Documents and subject to the Agreed Security Principles.
Section 6.15.    Post-Closing Matters. The Company shall, and shall cause each relevant Restricted Subsidiary to, comply with the requirements set forth on Schedule 6.15 within the applicable time periods set forth therein.
Section 6.16.    Books and Records. The Company shall, and shall cause each Restricted Subsidiary to, maintain proper books of record and account, in which full, true and correct entries, in all material respects, in conformity with GAAP (or applicable local standards) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and its Restricted Subsidiaries, as the case may be.
Section 6.17.    Post-Closing Appraisals. On or before 60 days after the Effective date (or such later date as the Administrative Agent may agree in writing in its sole but good faith discretion), the Company shall deliver, or cause to be delivered, to the Administrative Agent the initial appraisal reports for the Collateral Rigs owned or operated by the Company and/or its Restricted Subsidiaries as of the Effective Date.
Section 6.18.    Recycling Matters. The Company shall use reasonable endeavors (including the implementation of internal policies) to procure that any dismantling, scrapping or recycling of any vessel controlled by it or any other Restricted Subsidiary or sold to an intermediary with the intention of being dismantled, scrapped or recycled, is dismantled, scrapped or recycled in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation (to the extent applicable).

ARTICLE 7

NEGATIVE COVENANTS
The Company covenants and agrees, from and after the Effective Date and until Facility Termination:

Section 7.1.    Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with any other Person, or cause or permit any dissolution of any Credit Party or liquidation or provisional liquidation of any Credit Party, or sell, transfer or otherwise Dispose of all or substantially all of
    [Senior Secured Revolving Credit Agreement]

the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any other Person, except that:
(a)    any Restricted Subsidiary of the Company may merge, amalgamate or consolidate with and into or be dissolved or liquidated into, or transfer all or substantially all of its assets to, the Company, any Guarantor or any other Restricted Subsidiary, so long as (i) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving the Company, the Company is the surviving Person of any such merger, amalgamation, consolidation, dissolution or liquidation, (ii) in the case of any such merger, amalgamation, consolidation, dissolution, liquidation or transfer of assets involving a Guarantor, a Guarantor is the survivor of any such merger, amalgamation, consolidation, dissolution, liquidation or provisional liquidation, or the transferee of such assets or (iii) in all cases in connection with a merger, amalgamation, consolidation, dissolution, liquidation or provisional liquidation or transfer of such assets involving a Credit Party, the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;
(b)    the Company may merge, amalgamate or consolidate with, any other Person so long as (i) the Company is the surviving Person of any such merger, amalgamation or consolidation, (ii) no Default or Event of Default shall have occurred or be continuing, (iii) no Event of Default described in Section 8.1(l) occurs as a result thereof and (iv) in connection with any such merger, amalgamation, consolidation, the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;
(c)    any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person, so long as (i) in the case of any merger, amalgamation or consolidation involving a Guarantor, the Guarantor is the surviving Person of any such merger, amalgamation or consolidation, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;
(d)    any Restricted Subsidiary that is not a Credit Party may wind up, liquidate or dissolve its affairs, or transfer all or substantially all of its assets to the Company or another Restricted Subsidiary, so long as (i) the Company determines that such action is not materially adverse to the interests of the Lenders, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) there is no material adverse impact on the value (when taken as a whole) of (x) the Collateral subject to Liens securing the Secured Obligations or (y) the Guaranties of the Secured Obligations; and
(e)    Dispositions permitted by Section 7.11 (including Dispositions that are excluded from the definition of “Asset Sale”) shall be permitted.
Section 7.2.    Liens. The Company shall not, and shall not permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Company or any of its Restricted Subsidiaries, except the following (collectively, the “Permitted Liens”):
(a)    Liens existing on the date hereof (each such Lien, to the extent it secures Indebtedness in an aggregate outstanding principal amount of $1,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $1,000,000) or more, being described on Schedule 5.17);
(b)    (i) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, other forms of governmental insurance,
    [Senior Secured Revolving Credit Agreement]

taxes, assessments, public or statutory obligations, general liability or property insurance or other insurance required to be maintained pursuant to any Credit Document or other similar charges; (ii) good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit or bank guarantees in connection with) (w) bids, importation or surety bonds or obligations, contracts or leases to which such Credit Party or its Subsidiaries are parties, (x) any supersedeas bonds, appeal bonds, performance bonds, return-of-money or payment bonds, and similar obligations, or (y) liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other insurance required to be maintained pursuant to any Credit Document to the Company or any Restricted Subsidiary; (iii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (iv) other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue for more than ninety (90) days or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor; or (v) Liens (1) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (2) in favor of a banking or other financial institution or entity, or electronic payment service providers, arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry, (3) attaching to pooling or commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business, (4) arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights, and (5) encumbering reasonable customary initial deposits and margin deposits in the ordinary course of business and not for speculative purposes;
(c)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than sixty (60) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;
(d)    Liens for Taxes and other liabilities of the type referred to in Section 6.3(a) (i) that are not more than ninety (90) days past due (or which can thereafter be paid without penalty), (ii) which are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP have been provided therefor, or (iii) that could not reasonably be expected to have a Material Adverse Effect;
(e)    Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;
(f)    Liens securing the Secured Obligations;
(g)    Liens securing the Initial Notes and other obligations under the Notes Documents, in each case, on a junior basis to the Liens securing the Secured Obligations; provided that such Liens attach only to property that is Collateral securing the Secured Obligations and are subject to the Collateral Trust Agreement;
(h)    Liens arising out of judgments or awards against such Credit Party or any of its Restricted Subsidiaries which do not result in an Event of Default under Section 8.1(j);
    [Senior Secured Revolving Credit Agreement]

(i)    Liens securing Permitted Additional Debt permitted by Section 7.3(f); provided that such Liens attach only to property that is Collateral securing the Secured Obligations and are subject to the Collateral Trust Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent;
(j)    Liens (other than Liens on any Collateral Rigs) securing Indebtedness permitted under Section 7.3(g) (or similar arrangements or obligations that would have been permitted under Section 7.3(g) had such obligations constituted Indebtedness) or Section 7.3(h); provided that (i) such Lien shall not attach to any other property or assets (other than related contracts, intangibles, and other assets that are incidental thereto or arise therefrom, including improvements on and the proceeds or products thereof) of the Company or any Restricted Subsidiary (although individual financings of equipment may be cross-collateralized to other financings of equipment by the same lender) and (ii) such Lien shall not attach to any owned Rig (other than (x) a Rig acquired, refurbished, reactivated, or constructed with the proceeds of such Indebtedness, or (y) a Specified Rig subject to a Lien securing Indebtedness permitted by Section 7.3(h));
(k)    additional Liens (not otherwise permitted by this Section 7.2) securing Indebtedness (or other obligations) in an aggregate amount not to exceed $25,000,000 at any one time outstanding; provided that, if such Lien is secured by the Collateral, it shall be secured on a junior lien basis to the Liens under the Collateral Documents securing the Secured Obligations;
(l)    rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person or encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;
(m)    rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;
(n)    rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;
(o)    Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;
(p)    Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);
(q)    Permitted Maritime Liens;
(r)    (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Company and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business
    [Senior Secured Revolving Credit Agreement]

and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
(s)    minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Company or any Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property which they affect;
(t)    any right of set-off arising under common law or by statute;
(u)    Liens to secure permitted Indebtedness recorded as capital leases in accordance with GAAP;
(v)    Liens (other than on Collateral Rigs) encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;
(w)    legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature not prohibited by this Agreement;
(x)    Liens existing on property at the time of its acquisition (including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary) or existing on the property of, or Equity Interests in, any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than improvements on and the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder and require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) if such Lien is on a Rig acquired or constructed pursuant to such transaction, such Lien does not secure any Indebtedness, and (iv) if such Lien secures Indebtedness, such Indebtedness is Acquisition Indebtedness permitted by Section 7.3(e); provided, further, that Liens pursuant to this Section 7.2(x) shall not secure any Indebtedness incurred, issued or assumed to acquire or construct a Rig or any Specified Corporate Indebtedness;
(y)    Liens in favor of a banking or other financial institution or entity on accounts at such institution and assets maintained in such accounts and other customary deposits, in each case, in the ordinary course of business securing obligations described in Section 7.3(l);
(z)    Liens granted by any Restricted Subsidiary that is not a Credit Party in favor of or for the benefit of any Credit Party to secure obligations owed by such Restricted Subsidiary to such Credit Party;
(aa)    Liens securing Permitted Refinancing Debt solely to the extent the Refinanced Debt was secured by Liens permitted by the foregoing Section 7.2(a) through (x) (other than Section 7.2(f));
(bb)    Liens on the Equity Interests of an Unrestricted Subsidiary;
    [Senior Secured Revolving Credit Agreement]

(cc)    Liens or negative pledges encumbering interests in joint ventures;
(dd)    Liens to secure liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other customary insurance of the Company or any Restricted Subsidiary;
(ee)    Liens consisting of pledges and deposits in an aggregate amount not to exceed $20,000,000 at any time outstanding securing Cash Management Arrangements and non-speculative hedging arrangements, in each case, incurred in the ordinary course of business and consistent with past practices; and
(ff)    Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business.
    Notwithstanding anything herein to the contrary, if a Permitted Lien is secured by the Collateral, it shall be secured on a junior lien basis to the Liens under the Collateral Documents securing the Secured Obligations.
Section 7.3.    Indebtedness. The Company shall not, and shall not permit its Restricted Subsidiaries to, incur, assume or suffer to exist any Indebtedness, except:
(a)    existing Indebtedness outstanding on the Effective Date and, to the extent constituting indebtedness for borrowed money or having an outstanding principal amount in excess of $5,000,000, described on Schedule 5.16;
(b)    Indebtedness (i) under the Credit Documents and (ii) under the Notes Documents, in the case of this clause (ii), in an aggregate principal amount equal to (x) the aggregate principal amount of the Effective Date Notes issued on the Effective Date, plus (y) additional amounts with respect to any additional Initial Notes issued after the Effective Date; provided that (A) with respect to the Indebtedness incurred pursuant to clause (b)(ii), (1) such Indebtedness shall not have a scheduled maturity date or scheduled amortization or sinking fund payments, in each case, prior to the date that is ninety-one (91) days after the then Scheduled Commitment Termination Date, (2) no Event of Default exists at the time of the issuance or incurrence thereof or would result therefrom and (3) such Indebtedness shall be guaranteed (or co-issued) by the Guarantors and secured by the same Collateral securing the Secured Obligations (and shall have no obligors that are not Loan Parties) and (B) the aggregate principal amount of all Indebtedness that is outstanding in reliance on this Section 7.3(b)(ii) and Section 7.3(f) shall not at any time exceed $1,500,000,000.
(c)    intercompany Indebtedness made by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that any liabilities owed by any Credit Party to a Restricted Subsidiary that is not a Credit Party shall be subordinated to the Secured Obligations pursuant to a subordination agreement on terms substantially similar to those set forth in Exhibit 7.3; provided further that any Indebtedness owed by any Restricted Subsidiary that is not a Credit Party to a Credit Party shall be permitted by Section 7.5.
(d)    Indebtedness under any Swap Agreement entered into in the ordinary course of business and not for speculative purposes;
(e)    Indebtedness (any such Indebtedness pursuant to this Section 7.3(e), “Assumed Acquisition Indebtedness”) of the Company, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that
    [Senior Secured Revolving Credit Agreement]

is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary), or Indebtedness on any asset acquired by the Company or any Restricted Subsidiary, in each case assumed after the Effective Date in connection with, but not created in contemplation of, any Permitted Acquisition or other similar Investment or asset purchase permitted hereunder (and extensions, renewals or refinancings thereof that do not increase the principal amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing)); provided that (i) the Consolidated Total Net Leverage Ratio would be less than or equal to 3.50 to 1.00 after giving pro forma effect to such assumption, or the pro forma Consolidated Total Net Leverage Ratio would be no higher than the Consolidated Total Net Leverage Ratio immediately prior to such assumption, (ii) the Liens (if any) with respect to such Indebtedness are permitted by Section 7.2(x) (or, if applicable, Section 7.2(aa)) and (iii) no Default or Event of Default exists at the time of such assumption or would result therefrom;
(f)    any Permitted Additional Debt; provided that (i) no Event of Default exists at the time of the issuance or incurrence thereof or would result therefrom and (ii) the aggregate principal amount of all Indebtedness that is outstanding in reliance on this Section 7.3(f) and Section 7.3(b)(ii) shall not at any time exceed the greater of (x) an amount that does not cause the Consolidated Total Net Leverage Ratio as of the last day of the Test Period most recently ended to exceed 3.50 to 1.00 on a pro forma basis after giving effect to the incurrence of such Indebtedness and (y) $1,500,000,000.
(g)    Capitalized Lease Obligations, Synthetic Lease Obligations or Indebtedness issued or incurred by the Company or a Restricted Subsidiary (including purchase money Indebtedness) to (x) renovate, repair, improve, install or upgrade any Rig (other than any Specified Rig) or any other fixed or capital property, equipment or other assets of the Company or any Restricted Subsidiary or (y) acquire, lease, construct or otherwise finance or refinance or reimburse to the Company or such Restricted Subsidiary the purchase price of any fixed or capital property, equipment, Rig (other than any Specified Rig) or other assets of the Company or any Restricted Subsidiary, in each of clauses (x) and (y), to the extent such property, equipment and asset does not constitute Collateral; provided that (i) no Event of Default then exists or would be caused thereby, (ii) such Indebtedness is incurred prior to or within the later of 365 days after such acquisition and the completion of such construction, renovation, upgrade or such other activity described above or the date of commercial operation of the relevant assets referred to above, as applicable, (iii) such Indebtedness does not exceed the cost of acquiring, constructing, leasing, renovating or upgrading the relevant assets referred to above or otherwise completing such other activity described above, as the case may be (plus fees and expenses related thereto), (iv) the Liens granted with respect to such Indebtedness do not at any time encumber any (x) Collateral or (y) any other property, equipment or other asset other than the property, equipment or asset financed by such Indebtedness (with respect Capitalized Lease Obligations, the Liens granted with respect thereto do not at any time extent to or cover any property, equipment or other asset other than the property, equipment or asset subject to such Capitalized Lease Obligations), and (v) at the time of such incurrence of such Indebtedness, the Company would be in compliance with each of Section 7.7(a), Section 7.7(b) and Section 7.7(c), after giving pro forma effect to such issuance or incurrence of such Indebtedness and any contemporaneous repayment of other Indebtedness;
(h)    Indebtedness issued or incurred by a Restricted Subsidiary (other than any Collateral Rig Owner or Equity Owner) (including purchase money Indebtedness or Capitalized Lease Obligations) to purchase, finance or refinance or to reimburse the Company or such Restricted Subsidiary for the purchase of, or to renovate, repair, improve, install or upgrade any Specified Rig; provided that (i) no Event of Default then exists or would be caused thereby; (ii) such Indebtedness is incurred prior to the date that is 365 days after the commencement of the inaugural contract for commercial operation of the relevant assets referred to above; (iii) the Liens granted with respect to such Indebtedness do not at any time encumber (x) any Collateral
    [Senior Secured Revolving Credit Agreement]

or (y) any other property, equipment or other asset other than such Specified Rig, the Equity Interests of the Collateral Rig Owners of such Specified Rig and the insurances and underlying customer contracts with respect to such Specified Rig; and (iv) the aggregate principal amount of Indebtedness that is outstanding in reliance on this Section 7.3(h) shall not exceed $700,000,000;
(i)    additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any one time outstanding;
(j)    Indebtedness in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
(k)    Indebtedness consisting of the financing of insurance premiums;
(l)    Specified Cash Management Obligations incurred in the ordinary course of business;
(m)    Guaranties or other similar obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(n)    Indebtedness (other than debt for borrowed money) supported by a letter of credit or bank guarantee issued hereunder or pursuant to any facility permitted hereunder, so long as such letter of credit or bank guarantee has not been terminated and such Indebtedness is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(o)    Permitted Refinancing Debt with respect to Indebtedness permitted by this Section 7.3 (other than Section 7.3(b)(i));
(p)    Cash Management Arrangements and non-speculative hedging arrangements, in each case, incurred in the ordinary course of business and consistent with past practices; and
(q)    Guarantees of Indebtedness permitted to be incurred under this Section 7.3.
    Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit its Restricted Subsidiaries to, incur, assume or suffer to exist any Indebtedness that is secured by a Lien on the Collateral on a pari passu or senior basis to the Liens under the Collateral Documents securing the Secured Obligations.

Section 7.4.    Transactions with Controlling Affiliates. Except as otherwise specifically permitted herein, the Company and its Restricted Subsidiaries shall not, and shall not permit their respective Restricted Subsidiaries to (except pursuant to contracts outstanding as of (i) with respect to the Company, the Effective Date, or (ii) with respect to any Restricted Subsidiary of the Company, the Effective Date or, if later, the date such Restricted Subsidiary first became a Restricted Subsidiary of the Company), enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger, amalgamation or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate, unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Company or such Restricted Subsidiary than would be obtained in an
    [Senior Secured Revolving Credit Agreement]

arms’ length transaction with a Person that is not a Controlling Affiliate, or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view. Notwithstanding the foregoing, this Section 7.4 shall not prohibit: (a) arrangements entered in the ordinary course of business with any officer, director or employee of any Credit Party or Restricted Subsidiary; (b) customary fees paid to members of the board of directors or similar governing body of any Credit Party or Restricted Subsidiary; (c) any transaction not otherwise prohibited by this Agreement between or among the Company and/or any of its Subsidiaries; and (d) any transactions and arrangements permitted by, and complying with the applicable terms of, Section 7.1, Section 7.2, Section 7.3, Section 7.5 or Section 7.11.
Section 7.5.    Restricted Payments; Debt Redemptions

(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment other than:
(i)    if no Event of Default exists or would result therefrom, Restricted Payments if (x) the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period would not exceed 2.00 to 1.00 and (y) Liquidity would be greater than or equal to $300,000,000, in each case after giving pro forma effect to such Restricted Payment and any concurrent incurrence of Indebtedness;
(ii)    (a) Restricted Payments in an amount equal to the fair market value of cash or other assets received as a capital contribution to the Company (other than by a Restricted Subsidiary) or the net proceeds from the issuance or sale of Equity Interests (other than Disqualified Capital Stock) of the Company (other than to a Restricted Subsidiary) or made with Equity Interests of the Company (other than Disqualified Capital Stock) or any contribution to the equity capital of the Company (other than by a Restricted Subsidiary), in each case, to the extent not otherwise applied in determining the permissibility of any other transaction under the Credit Documents and (b) Restricted Investments made in exchange for Equity Interests (other than Disqualified Capital Stock); provided that Restricted Payments made pursuant to this Section 7.5(a)(ii) shall not be financed with the proceeds of any Loan;
(iii)    if no Event of Default exists or would result therefrom, Restricted Payments in an aggregate amount not to exceed 100% of Distributable Free Cash Flow as of the time such Restricted Payment is made; provided that (x) the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended Test Period would not exceed 3.00 to 1.00 and (y) Liquidity would be greater than or equal to $175,000,000, in each case after giving pro forma effect to such Restricted Payment and any concurrent incurrence of Indebtedness; provided further, that Restricted Payments made pursuant to this Section 7.5(a)(iii) shall not be financed with the proceeds of any Loan;
(iv)    make payments or distributions to dissenting stockholders or shareholders pursuant to applicable law or in connection with a consolidation, merger, amalgamation or transfer of assets in connection with a transaction that is not prohibited by this Agreement;
(v)    Restricted Payments (other than Restricted Investments) by any Restricted Subsidiary to any Credit Party and other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Company
    [Senior Secured Revolving Credit Agreement]

and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); provided that, in the case of Restricted Payments by a non-wholly-owned Restricted Subsidiary, a Restricted Payment may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests;
(vi)    declare or pay dividends on its Equity Interests or distributions, or the consummation of any repurchase or redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption or repurchase notice, as the case may be, if, on said date of declaration or redemption or repurchase notice, such dividends, distributions, repurchase or redemption, as the case may be, could have been paid in compliance with this Agreement;
(vii)    make cash payments in lieu of the issuance of fractional shares;
(viii)    make repurchases of shares of Equity Interests of the Company deemed to occur (a) upon the exercise of options to purchase shares of Equity Interests of the Company, warrants, other rights to acquire Equity Interests if such shares of Equity Interests of the Company represent a portion of the exercise price of such options, warrants or other rights and (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award; and
(ix)    if no Default or Event of Default exists or would result therefrom, Restricted Payments in an aggregate amount not to exceed the lesser of (x) $225,000,000 and (y) the sum of (i) the amount of Restricted Payments permitted pursuant to the general restricted payments basket under the Notes Indenture and (ii) the amount of Restricted Payments permitted pursuant to the fixed starter basket based on “Consolidated Net Income” (or analogous definition) under the Notes Indenture, in each case, as in effect on the Effective Date, the sum of which, as of the Signing Date, is contemplated to be in the amount of $225,000,000.
Notwithstanding the foregoing, other than in connection with clause (a) of the definition of “Permitted Investments” and/or clause (a) of the definition of “Permitted JV Investments”, neither the Company nor any of its Restricted Subsidiaries may make any Restricted Payment in the form of (i) all or any portion of any Collateral Rig or (ii) Equity Interests of a Collateral Rig Owner, a JV Partner or the ARO Equity Holder.
(b)    The Company shall not, and shall not permit any Restricted Subsidiary to, optionally or voluntarily Redeem (whether in whole or in part) any Junior Indebtedness; provided that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(i)    the Company or its Restricted Subsidiaries may Redeem any such Junior Indebtedness (x) by converting or exchanging any such Indebtedness into Equity Interests (other than Equity Interests constituting Disqualified Capital Stock) of the Company or (y) in an amount equal to the amount of cash received as a capital contribution to the Company (other than from a Restricted Subsidiary) or the net cash proceeds received as a capital contribution to (or similar cash Investments in) the Company from the issuance or sale of Equity Interests (other than Disqualified Capital Stock) of the Company (other than to a Restricted Subsidiary) or a Subsidiary of the Company (other than to the Company or another Restricted Subsidiary) to the extent not
    [Senior Secured Revolving Credit Agreement]

otherwise applied in determining the permissibility of any other transaction under the Credit Documents;
(ii)    the Company and its Restricted Subsidiaries shall be permitted to make customary “AHYDO catchup” payments;
(iii)    such Credit Party or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness in exchange for, or as part of, an extension, refinancing, renewal, or replacement of such Junior Indebtedness within ninety (90) days of the incurrence of any replacement or refinancing Junior Indebtedness; provided that any such Redemption (x) does not increase the amount of such Junior Indebtedness being Redeemed (other than amounts incurred to pay costs, including premiums (if any), of such Redemption, plus the amount of accrued interest on such Junior Indebtedness) and (y) has a final maturity date no earlier than the Junior Indebtedness being Redeemed; and
(iv)    such Credit Party or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness to the extent of any capacity under Sections 7.5(a)(i), (ii), (iii) and (ix); provided that any such Redemption shall reduce the amount of such applicable Restricted Payments thereafter permitted by such Sections by a corresponding amount.
Notwithstanding the foregoing, neither the Company nor any of its Restricted Subsidiaries may make any Redemption of Junior Indebtedness in exchange for (i) all or any portion of any Collateral Rig or (ii) Equity Interests of a Collateral Rig Owner, a JV Partner or the ARO Equity Holder.
(c)    For the avoidance of doubt, the provisions of this Section 7.5 will not prohibit Permitted Investments.
Section 7.6.    Amendment of Material Documents. The Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly amend, supplement, waive or otherwise modify any of the provisions of: (a) its certificate of incorporation, bye-laws/by-laws, memorandum and articles of association or other organizational or constitutional documents in a manner materially adverse to the Lenders (other than as required to comply with applicable law) or (b) any indenture, instrument or agreement evidencing any Junior Indebtedness, if the effect thereof would be to (i) shorten the stated maturity thereof, (ii) shorten the average life to maturity thereof, (iii) impose any financial maintenance covenant thereunder more restrictive with respect to the Credit Parties than those set forth herein (unless such financial maintenance covenant is added to this Agreement for so long as it applies to such Junior Indebtedness) or (iv) to include any other term(s) which would not have been permitted hereunder at the time the applicable Junior Indebtedness was issued or incurred or which would be prohibited by the Collateral Trust Agreement.
Section 7.7.    Financial Covenants
(a)    Commencing with the last day of the Test Period ending June 30, 2023, the Company will not permit the Equity Ratio as of the last day of such Test Period to be less than (i) for each Test Period ending on or prior to December 31, 2024, 27.0% and (ii) for each Test Period ending thereafter, 35.0%.
(b)    Commencing with the last day of the Test Period ending June 30, 2023, the Company will not permit the Interest Coverage Ratio as of the last day of such Test Period to be less than 2.25 to 1.00.
    [Senior Secured Revolving Credit Agreement]

(c)    The Company will not permit Liquidity to be less than $175,000,000 at any time.
In each case of clauses (a) through (c) above, the relevant calculations evidencing compliance shall be delivered in accordance with Section 6.6(b).

Section 7.8.    Use of Proceeds. The Company will not use the proceeds of the Loans or the Letters of Credit for any purpose not permitted by Section 5.7 or Section 11.33(b).
Section 7.9.    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.
(a)    Unless designated as an Unrestricted Subsidiary on Schedule 5.20 as of the Effective Date or designated as such thereafter, subject to Section 7.9(b), any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
(b)    The Company may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and upon giving effect, to such designation, neither a Default nor an Event of Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Company’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 7.5; provided that, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Restricted Subsidiary owns or holds Material Intellectual Property or a Collateral Rig at the time of such designation. Except as provided in this Section 7.9(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. None of the Company or any Subsidiary that owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary to be so designated may be designated as an Unrestricted Subsidiary.
(c)    The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default exists or would result therefrom and (ii) such designation is deemed to be the incurrence at such time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and such Investment, Indebtedness and Liens would be permitted to be made or incurred at the time of such designation under each of Section 7.2, Section 7.3 and Section 7.5.
(d)    No Unrestricted Subsidiary shall have any Indebtedness other than Non-Recourse Debt, except to the extent of any Investment in such Unrestricted Subsidiary that is permitted under Section 7.5.
(e)    The Company will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, any Credit Party.
(f)    Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Restricted Subsidiaries shall transfer any Material Intellectual Property or Collateral Rig (by way of sale, Investment, Restricted Payment, designation of an Unrestricted Subsidiary or otherwise) to any Unrestricted Subsidiary.
Section 7.10.    Negative Pledge Agreements; Dividend Restrictions; Negative Pledge.
    [Senior Secured Revolving Credit Agreement]

(a)    Other than this Agreement, the other Credit Documents, and the Notes Documents, (i) the Company will not, and will not permit any Credit Party to, create, incur, assume or suffer to exist any contract, agreement or understanding that prohibits or restricts the granting of any Lien on any of its property to secure the Obligations (to the extent such property is, or is required to become, Collateral pursuant to the Collateral and Guaranty Requirements); (ii) the Company will not and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any contract, agreement or understanding that prohibits or restricts any Restricted Subsidiary from (x) paying dividends or making distributions to the Company or any of its other Restricted Subsidiaries or (y) repaying loans and other Indebtedness or other liabilities owing by it to the Company or another Restricted Subsidiary except, in each case, (A) restrictions imposed by any Governmental Authority or by reason of applicable law, (B) any restriction on property subject to a Permitted Lien or restrictions in respect of any Investment not prohibited by Section 7.5, (C) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness or such restrictions are no more restrictive in any material respect, when taken as a whole, that such restrictions contained in the Credit Documents, (D) customary restrictions and conditions contained in any agreement relating to a Disposition, purchase or merger or amalgamation permitted hereunder pending the consummation of such Disposition, purchase or merger or amalgamation, (E) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business, (F) any agreement in effect at the time a Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary and (G) restrictions pursuant to agreements in effect on the Effective Date and any amendment, replacement or extension of such agreements to the extent not materially more restrictive.
(b)    The Company shall not, and shall not permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind on any Excluded Rig (or any property or asset of such Excluded Rig), other than Liens on the Specified Rigs (or any property or asset of the Specified Rigs) and Permitted Liens that do not secure Funded Indebtedness.
Section 7.11.    Limitation on Asset Sale; Sale-Leaseback Transactions.
(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless: (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom; (b) immediately after giving effect to such Asset Sale and any concurrent repayment of Indebtedness, the Company has a pro forma Asset Coverage Ratio of no less than 2.25 to 1.00; (c) at the time of such Asset Sale, the Company would be in compliance with each of Section 7.7(a), Section 7.7(b) and Section 7.7(c), after giving pro forma effect to such Asset Sale and any concurrent repayment of Indebtedness, and (d) not less than 75% of the consideration received is cash or Cash Equivalents; provided that the assumption of any obligations outstanding pursuant to Sections 7.3(h) or (g) (or any Permitted Refinancing Debt with respect thereto) shall be deemed to constitute cash for purposes of this clause (a) to the extent that the Company or relevant Restricted Subsidiary is released from further liability with respect to the obligations so assumed and (e) with respect to any Asset Sale of a Rig, the initial appraisal reports required to be delivered pursuant to Section 6.17 have been received by the Administrative Agent.
(b)    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Sections 7.2, 7.3 and 7.11.
    [Senior Secured Revolving Credit Agreement]

Section 7.12.    Flag and Registry. The Company shall not, nor shall it permit the owner or bareboat charterer (if any) of a Collateral Rig, Specified Rig or the DS-10 Rig to, change the flag or the vessel and/or ship registry of any Collateral Rig, Specified Rig or the DS-10 Rig; provided that any of the following shall be permitted: (a) in connection with a bareboat charter of a Collateral Rig to a Restricted Subsidiary, as charterer, a registration as a “foreign bareboat”, a temporary bareboat registration or a temporary re-flagging (or equivalent) of such Collateral Rig in the name of such Restricted Subsidiary that is the bareboat charterer thereof in an Acceptable Flag Jurisdiction (and an extension or renewal of any such registration or temporary flag (or equivalent)) to the extent and for so long as such bareboat charter or temporary registration or temporary re-flagging (or equivalent) is required for such Collateral Rig in order to comply with local jurisdictional requirements or customs in connection with a charter party agreement, Drilling Contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Collateral Rig (any of the foregoing, a “Relevant Collateral Rig Contract”) (provided that, in the event that the Relevant Collateral Rig Contract has expired or terminated and such Collateral Rig is not subject to, or scheduled to become subject to another Relevant Collateral Rig Contract within the next 270 days (or such later date as may be approved by the Administrative Agent), the Company shall, or shall cause any applicable Restricted Subsidiary to, promptly take such actions necessary to terminate or delete such temporary bareboat registration or temporary flag (or equivalent) for such Collateral Rig and return or re-flag such Collateral Rig to an Acceptable Flag Jurisdiction), so long as (i) such action is not prohibited by the laws of the jurisdiction of the vessel or ship registry or flag (x) under which such Collateral Rig is then currently registered in the name of the applicable Collateral Rig Owner and (y) under which such Collateral Rig is to have a foreign bareboat or temporary bareboat registration or a temporary flag (or equivalent) pursuant to this clause (a), (ii) the Collateral Rig Mortgage over such Collateral Rig is not prohibited by the laws of such jurisdictions or required to be released in connection therewith, and (iii) such Collateral Rig Mortgage shall remain as a legal, valid and binding obligation in full force and effect under the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms; (b) in connection with any such bareboat registration or temporary re-flagging (or equivalent) referred to in clause (a) above, a temporary or provisional suspension (or similar) of registration issued by the vessel or ship registry of the Acceptable Flag Jurisdiction in which the relevant Collateral Rig is registered in the name of the applicable Collateral Rig Owner or of the right to fly to flag of such Acceptable Flag Jurisdiction; and (c) any other change of flag or vessel and/or ship registry to an Acceptable Flag Jurisdiction (including a termination or deletion of any registration or temporary flag (or equivalent) referred to in clause (a) above and return or re-flagging to an Acceptable Flag Jurisdiction), in each case subject to the Collateral Rig Requirements.
ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES
Section 8.1.    Events of Default. Any one or more of the following shall constitute an Event of Default:
(a)    default by any Credit Party in the payment of any principal amount of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.1(a)) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
    [Senior Secured Revolving Credit Agreement]

(c)    the Company or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1 (solely with respect to the legal existence of the Company or any Required Guarantor), Section 6.5, Section 6.6(d)(i), Section 6.8, Section 6.9(b), or in Article 7;
(d)    any representation or warranty made or deemed made herein or in any other Credit Document (except any Application or any Letter of Credit) by the Company or any Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;
(e)    the Company or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.1 (a) to (d)) or any other Credit Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default;
(f)    the Company or any other Credit Party shall fail to make any payment of principal or interest in respect of any Material Indebtedness as and when due (beyond any applicable grace periods);
(g)    any event of default in respect of Material Indebtedness shall occur (with all applicable grace periods having expired) that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or permits the holder or holders thereof (or any trustees or agents on its or their behalf) (with the giving of notice or the lapse of time or both) to accelerate the maturity of such Indebtedness or (ii) requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity, other than a usual and customary asset sale tender offer;
(h)    any Credit Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator, provisional liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, provisional liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i) through (v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 8.1(h);
(i)    a custodian, receiver, trustee, liquidator, provisional liquidator or similar official is appointed for any Credit Party or any Significant Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(h)(v) is instituted against any Credit Party or any Significant Subsidiary in a court of competent jurisdiction, and such appointment continues undischarged or such
    [Senior Secured Revolving Credit Agreement]

proceeding continues undismissed and unstayed (i) in respect of any Credit Party or any Significant Subsidiary incorporated in the United Kingdom, or any such event occurring in the United Kingdom, for a period of thirty (30) days, (ii) in respect of any Credit Party or any Significant Subsidiary incorporated in Gibraltar, or any such event occurring in Gibraltar, for a period of thirty (30) days and (iii) to the extent that immediately preceding clause (i) or (ii) does not apply in respect of any other Credit Party or any other Significant Subsidiary, or any such event occurring in the United States, for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States, United Kingdom or Gibraltar);
(j)    there is entered against any Credit Party or any Material Subsidiary one or more final judgments or orders in the United States or in a court of competent jurisdiction in any other jurisdiction for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not paid or not covered by insurance (subject to customary deductible)) and such judgment(s) or order(s) shall not have been satisfied, vacated, discharged or stayed, bonded pending an appeal or are otherwise being appropriately contested in good faith in a manner that stays execution, in any such case, for a period of (i) with respect to any judgments or orders that are rendered in the United States, the United Kingdom or in Gibraltar, thirty (30) consecutive days after the entry thereof and (ii) with respect to any other judgments or orders, sixty (60) consecutive days after the entry thereof;
(k)    (x) a Credit Party or an ERISA Affiliate fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Credit Party or an ERISA Affiliate in excess of the Dollar Equivalent of $50,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against a Credit Party or an ERISA Affiliate to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities in excess of the Dollar Equivalent of $50,000,000;
(l)    a Change of Control shall occur; or
(m)    (i) any Credit Document after delivery thereof shall for any reason (except to the extent permitted by the terms hereof or thereof) ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Company or a Guarantor party thereto or shall be repudiated by any of them, or (ii) the Collateral Documents shall cease to create valid and perfected Liens of the priority required thereby on any material portion of the Collateral purported and required to be covered thereby to secure the Obligations and such failure shall continue unremedied for a period of sixty (60) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default (in any such case of this clause (ii), except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guaranty Requirements or results from the failure of any Agent to maintain possession of Collateral actually delivered to it or to file Uniform Commercial Code continuation statements (or other similar filings in the relevant jurisdiction)), or the Company or any other Credit Party or any of their Affiliates shall so state in writing; or
Section 8.2.    Non-Bankruptcy Defaults. When any Event of Default (other than a Specified Bankruptcy Event of Default) has occurred and is continuing, the Administrative Agent shall, by notice to the Company: (a) if so directed by the Required Lenders, terminate the
    [Senior Secured Revolving Credit Agreement]

remaining Commitments to the Company hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Company; and (c) if so directed by the Required Lenders, demand that the Company immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Company agrees to immediately make such payment, and the Company acknowledges and agrees that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Company to honor any such demand and that the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, shall have the right to require the Company to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.
Section 8.3.    Bankruptcy Defaults. When any Specified Bankruptcy Event of Default has occurred, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Company; and all obligations of the Lenders and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Company shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under all outstanding Letters of Credit, the Company acknowledging that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Company to honor any such demand and that the Lenders, the Issuing Banks and the Administrative Agent shall have the right to require the Company to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.
Section 8.4.    Collateral Account.
(a)    If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.2 or Section 8.3, the Company shall forthwith pay the amount required to be so prepaid to be held by the Administrative Agent as provided in Section 8.4(b) below.
(b)    All amounts prepaid pursuant to Section 8.4(a) above or pursuant to Section 2.12(g) shall be held as Cash Collateral by the Administrative Agent in a separate collateral account (such account, the “Collateral Account”) as security for, and for application to (i) the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, (ii) any unallocated Fronting Exposure or (iii) the payment of any Revolving Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Company, the Administrative Agent shall invest and reinvest cash held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Company, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral
    [Senior Secured Revolving Credit Agreement]

Account for application to Collateralized Obligations due and owing. At such time when (A) (i) the Company shall have made payment of all Collateralized Obligations then due and payable and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Company any remaining amounts and assets held in the Collateral Account, provided that, if the Collateral Account is being released pursuant to clause (A) of this sentence and any Letter of Credit then remains outstanding, the Company, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A- or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the Required Lenders in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that an Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company.
Section 8.5.    Notice of Default. The Administrative Agent shall give notice to the Company under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.
Section 8.6.    Expenses. The Company agrees to pay to each Agent, each Issuing Bank and each Lender all reasonable and documented out-of-pocket expenses incurred or paid by such Agent, Issuing Bank or such Lender, including reasonable and documented attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents; provided that, in the case of out-of-pocket attorneys’ fees, such expenses shall be limited to the reasonable and documented fees and disbursements of (i) a single primary counsel for all of the Agents, (ii) a single primary counsel for all of the Issuing Banks and the Lenders in the aggregate, (iii) one special counsel or local counsel as reasonably necessary in any relevant jurisdiction for all of the Agents, the Issuing Banks and the Lenders in the aggregate and (iv) solely in the case of actual or bona fide perceived conflict of interest in the case of clause (iii) above as between the Agents, on one hand, and the Issuing Banks and/or the Lenders, on the other hand, one separate special counsel or local counsel, as applicable, as reasonably necessary in any relevant jurisdiction for the Issuing Banks and the Lenders in the aggregate.
Section 8.7.    Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to any Agent, any Issuing Bank or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall, subject to the Collateral Trust Agreement, be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Company, the Administrative Agent, all Issuing Banks and all Lenders):
(a)    first, to the payment of that portion of the Secured Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Agents, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Agents, the Issuing Banks or the Lenders under this Agreement or any other Credit Document;
(b)    second, to the payment of that portion of the Secured Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses (subject to the limitations set forth in Section 8.6), as provided by this Agreement or by
    [Senior Secured Revolving Credit Agreement]

any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;
(c)    third, to the payment of that portion of the Secured Obligations constituting any due and unpaid fees to any Agent, any Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to each Agent, each Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Agents, all Lenders and all Issuing Banks collectively, until all such fees have been paid in full;
(d)    fourth, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;
(e)    fifth, to the payment of that portion of the Secured Obligations constituting the outstanding due and payable principal amount of each of the Loans and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 8.4(a) has not been complied with)), the amount of the outstanding Specified Swap Agreement Obligations and the amount of the Specified Cash Management Obligations, pro rata in the proportion in which the outstanding principal amount of such Loans and Obligations and the amount of such outstanding Reimbursement Obligations owing to each Lender and each Issuing Bank, together (with respect to Letters of Credit, if Section 8.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, the amount of such outstanding Specified Swap Agreement Obligation and the amount of such outstanding Specified Cash Management Obligations, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (with respect to Letters of Credit, if Section 8.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit, outstanding Specified Swap Agreement Obligation and outstanding Specified Cash Management Obligations. In the event that any such Letters of Credit, or any portions thereof, terminate or expire without any pending drawing thereon, any Cash Collateral therefor shall be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;
(f)    sixth, to the payment of that portion of the Secured Obligations constituting any other outstanding Secured Obligations then due and payable until all such Secured Obligations have been paid in full; and
(g)    seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification or similar obligations not then due and payable and Letters of Credit that have been Cash Collateralized), to the Company or as the Company may direct unless otherwise directed by a court of competent jurisdiction.
Notwithstanding the foregoing, amounts received from any Credit Party pursuant to this Section 8.7 shall not be applied to any Excluded Swap Obligation of such Credit Party.

    [Senior Secured Revolving Credit Agreement]

ARTICLE 9

CHANGE IN CIRCUMSTANCES
Section 9.1.    Change in Law.
(a)    Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain SOFR Loans, or any Issuing Bank to issue any Letter of Credit or to provide payment thereunder in any Specified Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Company, and such Lender’s or Issuing Bank’s obligations to fund affected SOFR Loans or make, continue or convert such Loans under this Agreement, or to issue any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue such Letters of Credit.
(b)    Upon the giving of the notice to the Company referred to in Section 9.1(a) above in respect of any such Loan, and provided the Company shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.
(c)    Any Lender or Issuing Bank that has given any notice pursuant to Section 9.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans or issue such Letters of Credit, give prompt written notice thereof to the Company and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans or issue such Letters of Credit shall be reinstated.
Section 9.2.    Alternate Rate of Interest.
(a)    If on or before the first day of any Interest Period for any Borrowing of SOFR Loans (i) the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining Term SOFR or (ii) such rate will not accurately reflect the cost to the Required Lenders of funding SOFR Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (A) the obligations of the Lenders to make, continue or convert Loans as or into such SOFR Loans, or to convert Base Rate Loans into such SOFR Loans, shall be suspended and (B) each SOFR Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan in U.S. Dollars.
(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event, as applicable, and its related Benchmark Replacement Date have occurred in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other
    [Senior Secured Revolving Credit Agreement]

Credit Document and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Company, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(d)    The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 9.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 9.2.
(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current
    [Senior Secured Revolving Credit Agreement]

Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 9.3.    Increased Cost and Reduced Return.
(a)    If, a Change in Law, or compliance by any Agent, any Lender or Issuing Bank (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date such Agent, such Issuing Bank, or such Lender becomes an Agent, an Issuing Bank or a Lender):
(i)    subjects any Lender or Issuing Bank (or its applicable Lending Office) to any Tax, duty or other charge related to any Loan, Reimbursement Obligation, or its obligation to advance or maintain Loans or issue any Letter of Credit, or shall change the basis of taxation of payments to any Lender or Issuing Bank (or its applicable Lending Office) of the principal of or interest on its Loans, Letters of Credit or Reimbursement Obligation or any participations in any thereof, or any other amounts due under this Agreement related to its Loans, Letters of Credit, Reimbursement Obligations or participations therein, or its obligation to make Loans, issue Letters of Credit, or acquire participations therein (other than, in each case, (A) Indemnified Taxes, (B) Taxes described in clauses (b) or (c) of the definition of “Excluded Taxes” and (C) Connection Income Taxes);
(ii)    imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Federal Reserve Board) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its SOFR Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participations in any thereof, or its obligation to advance or maintain SOFR Loans, issue Letters of Credit or participate in any thereof; or
(iii)    imposes on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or Issuing Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its applicable Lending Office) (whether of principal, interest or any other amount) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall be obligated to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.
(b)    If, after the date hereof, any Agent, any Lender or any Issuing Bank reasonably determines that a Change in Law affecting such Agent, Lender or Issuing Bank or
    [Senior Secured Revolving Credit Agreement]

any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s capital or on the capital of such Lender’s, Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company) by an amount reasonably deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such reduction suffered or the Company may prepay all SOFR Loans of such Lender or obtain the cancellation of all such Letters of Credit.
(c)    Each of the Agents, the Lenders and the Issuing Banks that determines to seek compensation under this Section 9.3 shall give written notice to the Company and, in the case of a Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Agent, such Lender or such Issuing Bank to such compensation no later than ninety (90) days after such Agent, such Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event the Company shall have no any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand; provided that, if the basis or circumstances in respect of this Section 9.3 giving rise to such compensation is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Agents, the Lenders and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of such Agent, such Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender or any Issuing Bank or the obligations of the Company under this Section 9.3. A certificate of any Agent, any Lender or any Issuing Bank, as applicable, claiming compensation under this Section 9.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by such Agent, such Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof. In determining such amount, such Lender or such Issuing Bank may use any reasonable averaging and attribution methods.
Section 9.4.    Lending Offices. The Administrative Agent, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Loan or Letter of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Company, the Company shall not be responsible for the costs arising under Section 3.3 or Section 9.3 resulting from any such transfer to the extent not otherwise applicable to such Lender or such Issuing Bank prior to such transfer.
Section 9.5.    Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender and each Issuing Bank shall be entitled to fund
    [Senior Secured Revolving Credit Agreement]

and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.
Section 9.6.    Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or given notice of its intention to demand compensation under Section 9.3, (b) the Company is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender or Issuing Bank gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (e) any Lender or Issuing Bank is a Defaulting Lender or has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any Taxes referred to in Section 3.3 have been levied or imposed (or the Company determines in good faith that there is a substantial likelihood that such Taxes will be levied or imposed) so as to require withholding or deductions by a Credit Party or payment by a Credit Party of additional amounts to any Lender or Governmental Authority, or other reimbursement or indemnification of any Lender or Issuing Bank as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Company, (i) an Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, or (j) any Lender or Issuing Bank ceases to be entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document or L/C Document (as if such payments were U.S. source), then and in such event, upon request from the Company delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.11 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Company, in consideration for the payments set forth in such Assignment Agreement and payment by the Company to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Section 2.11, Section 3.3, Section 9.3 and Section 11.14.
ARTICLE 10

THE AGENTS; ISSUING BANKS; RELEASE OF GUARANTIES AND LIENS
Section 10.1.    Appointment and Authorization of the Agents. Each of the Lenders and the Issuing Banks (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby irrevocably appoints Citibank, N.A. as the Administrative Agent under the Credit Documents. Each of the Lenders, the Issuing Banks and the Administrative Agent (and, by its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any of the Credit Documents, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each other Person for whose benefit any Agent is granted a Lien on Collateral pursuant to the terms of the Collateral Documents) hereby irrevocably appoints WSFS as the Collateral Trustee under the Credit Documents and WSFS accepts the trusts imposed on it as Collateral Trustee. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes each Agent to take such actions as agent or Collateral Trustee, as applicable, on each of its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated
    [Senior Secured Revolving Credit Agreement]

to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby grants to each Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf (including, in the case of Swiss law governed Collateral Documents, as direct representative (direkter Stellvertreter) in case of Collateral Documents that are accessory in nature (akzessorisch) or indirect representative (indirekter Stellvertreter) in case of Collateral Documents that are non-accessory in nature (nicht-akzessorisch), as applicable). Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which such Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Credit Documents. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes the Administrative Agent to enter into any subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each Lender and each Issuing Bank hereby authorizes acknowledges that any such intercreditor agreement (or amendment, modification, supplement or joinder) is binding upon such Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations), as applicable. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) agrees that (a) no Secured Party (other than an Agent) shall have the right individually to seek to realize upon or enforce the security granted by, or to exercise rights or remedies under, any Collateral Document or any Guaranty provided under any Credit Document, it being understood and agreed that such rights and remedies may be exercised solely by an Agent for the benefit of the Secured Parties upon the terms of the Credit Documents, and (b) in the event that any Collateral is now or hereafter pledged by or otherwise subject to a Lien granted by any Person as collateral security for the Secured Obligations, each Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of such Agent on behalf of the Secured Parties, including each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations.
Section 10.2.    Rights and Powers
(a)    Each Agent, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent, and each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any of its Subsidiaries or Affiliates as if it were not an Agent under the Credit Documents. The term “Lender” as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, each Agent in its individual capacity as a Lender. In addition to any other rights and remedies granted to each Agent and the Lenders in the Credit Documents, each Agent on behalf of the Lenders and other Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or any notice required by any Credit Document) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Company on behalf of itself and its Subsidiaries), may in such
    [Senior Secured Revolving Credit Agreement]

circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Credit Party of any cash collateral arising in respect of the Collateral on such terms as any Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released by the Company on behalf of itself and its Subsidiaries. The Company further agrees on behalf of itself and the other Credit Parties, at the Administrative Agent’s or other applicable Agent’s reasonable request, to assemble the Collateral and make it available to the applicable Agent at places which such Agent shall reasonably select, whether at the premises of the Company, another Credit Party or elsewhere. The Administrative Agent or other applicable Agent shall apply the net proceeds of any action taken by it pursuant to this Article 10, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agents and the Lenders hereunder, including reasonable attorneys’ fees and disbursements (subject to the limitations set forth in Section 11.14), to the payment in whole or in part of the obligations of the Credit Parties under the Credit Documents (in any such case, to the extent such amounts were required to be paid or reimbursed by any Credit Party pursuant to the Credit Documents), in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, the Company on behalf of itself and the other Credit Parties waives all Liabilities it may acquire against any Agent arising out of the exercise by them of any rights hereunder, in any such case, except to the extent arising out of such Person’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder or under any other Credit Document, as determined pursuant to a judgment of a court of competent jurisdiction. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other Disposition.
Section 10.3.    Action by any Agent. The obligations of each Agent under the Credit Documents are only those expressly set forth therein. The Arrangers shall not have any duties, responsibilities, or obligations hereunder in such capacity. Without limiting the generality of the foregoing, no Agent shall be required to take any action concerning any Default or Event of Default, except as expressly provided in Section 8.2 and Section 8.5. Unless and until the Required Lenders (or, if required by Section 11.12, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 8.1(c)), any Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall any Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action. Each Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the
    [Senior Secured Revolving Credit Agreement]

contrary by a Lender or the Company. In all cases in which the Credit Documents do not require an Agent to take specific action, such Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders.
Section 10.4.    Consultation with Experts. Any Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 10.5.    Indemnification Provisions; Credit Decision.
(a)    No Agent or any of its Related Parties shall be (i) liable to any other Secured Party for any action taken or not taken by them in connection with the Credit Documents (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents), or (y) in the absence of their own gross negligence, violation of law, or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the other Secured Parties for any recital, statement, warranty or representation made in connection with this Agreement, any other Credit Document, any Borrowing or any issuance of a Letter of Credit or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with any Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.
(b)    No Agent shall be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.6(d) unless and until written notice thereof is given to the Administrative Agent by the Company stating that it is a “notice under Section 6.6(d)” in respect of this Agreement and identifying the specific clause under Section 6.6(d) in respect of which such notice is given, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank. Further, no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent
    [Senior Secured Revolving Credit Agreement]

and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, violation of law, or willful misconduct in the selection of such sub-agent.
(d)    No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Agents may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such owner in form satisfactory to the Administrative Agent. Each of the Lenders acknowledges that it has independently, and without reliance on any Agent, the Arrangers, any other Lender or any of their respective Related Parties, obtained such information and made such investigations and inquiries regarding the Company and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Company in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, and the Agents and the Arrangers shall have no liability whatsoever to any Lender or their respective Related Parties for such matters. The Agents and the Arrangers shall have no duty to disclose to the Lenders or their respective Related Parties information that is not required by any Credit Document to be furnished by the Company or any Subsidiaries to the Agents and the Arrangers, but is voluntarily furnished to any of the Agents (either in its capacity as an Agent or in its individual capacity) or the Arrangers. In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Except with respect to its own gross negligence or willful misconduct, the Collateral Agent shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any security document or any other instrument or document furnished pursuant thereto. No Agent shall have any responsibility for or liability with respect to monitoring compliance of any other party to the Credit Documents or any other document related hereto or thereto. The Agents have no duty to monitor the value or rating of any Collateral on an ongoing basis. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct.
Section 10.6.    Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold each Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was
    [Senior Secured Revolving Credit Agreement]

caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.
Section 10.7.    Resignation.
(a)    Resignation of Agents; Successor Agents.
(i)    The Administrative Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Company. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) appoint a successor Administrative Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
(ii)    Notwithstanding clause (i) of this Section 10.7(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Lenders and the Issuing Bank, if applicable, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders and the Issuing Bank, and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 10.7 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be
    [Senior Secured Revolving Credit Agreement]

made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article 10, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
(b)    Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 11.11(b), such Issuing Bank may, upon thirty (30) days’ prior written notice to the Company, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Company may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.
Section 10.8.    Collateral and Guaranty Matters; Holders of Specified Swap Agreement Obligations and Specified Cash Management Obligations.
(a)    Each of the Lenders and the Issuing Banks (and, by its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any Credit Document, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each other Person for whose benefit any Agent is granted a Lien on Collateral pursuant to the terms of the Collateral Documents) hereby authorizes and directs (a) WSFS to act as Collateral Trustee under each Collateral Document, (b) the Collateral Trustee, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to Collateral Documents, as contemplated by Section 4.2, Section 6.12, and/or Section 6.13 and/or the Agreed Security Principles or as necessary or advisable in connection with (x) transfers of, or changes of flag or vessel and/or ship registry of, any Collateral Rig permitted by Section 6.14 or Section 7.12 (including to execute and deliver any consents or Lien releases that any relevant vessel and/or ship registry requires from any Agent in connection therewith) and/or (y) any other actions or transactions permitted by any such Section, (c) the Administrative Agent and/or any other Agent to (i) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors from their respective
    [Senior Secured Revolving Credit Agreement]

obligations under any Collateral Document at any time and from time to time in accordance with the provisions of the Collateral Documents, the Agreed Security Principles and Section 11.30 and (ii) execute and deliver, and take any action referred to in Section 11.30, to evidence any such release or subordination and (d) the Collateral Trustee to receive, hold, administer and enforce the Collateral Rig Mortgages covering the Collateral Rigs.
(b)    None of the holders of any Specified Swap Agreement Obligations or any Specified Cash Management Obligations shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of any Guaranty under any Credit Document or the Collateral (including the release or impairment of any Guaranty under any Credit Document or any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article 10 or Section 8.7 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any of the Specified Swap Agreement Obligations and/or the Specified Cash Management Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Specified Swap Agreement Obligations or Specified Cash Management Obligations, as the case may be. By its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any of the Credit Documents, each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations not a party to this Agreement shall, by such acceptance, be deemed to have acknowledged and accepted the appointment of each of the Agents pursuant to the terms of this Article 10 for itself and its Affiliates as if a “Lender” party hereto.
(c)    Each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations hereby authorizes each of the Agents to enter into any subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations acknowledges that any such subordination agreement or intercreditor agreement or arrangement (and any such amendment, modification, supplement or joinder) is binding upon such holder of Specified Swap Agreement Obligations and such holder of Specified Cash Management Obligations, as applicable.
Section 10.9.    Credit Bidding. The Secured Parties hereby irrevocably authorize any Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral: (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent or other applicable Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such
    [Senior Secured Revolving Credit Agreement]

purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.12 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 10.10.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank
    [Senior Secured Revolving Credit Agreement]

collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that none of any Agent, the Arrangers, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).
(c)    The Agents and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE 11

MISCELLANEOUS
Section 11.1.    No Waiver. No delay or failure on the part of any Agent, any Lender or any Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise
    [Senior Secured Revolving Credit Agreement]

of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Agents, the Lenders, the Issuing Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.
Section 11.2.    Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.
Section 11.3.    [Reserved].
Section 11.4.    [Reserved]
Section 11.5.    Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Facility Termination.
Section 11.6.    Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders and the Issuing Banks of amounts sufficient to protect the yield of the Lenders and the Issuing Banks with respect to the Loans and the L/C Obligations, including, but not limited to, Section 2.11, Section 8.6, Section 9.3, or Section 11.14 hereof, shall, subject to Section 9.3(c), survive Facility Termination and, with respect to any Lender and any Issuing Bank, any replacement by the Company of such Lender pursuant to the terms hereof.
Section 11.7.    Setoff; Sharing of Setoffs. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and each Issuing Bank is hereby authorized by the Company at any time or from time to time, without prior notice to the Company (subject to the last sentence of this Section 11.7) or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Company or any other Loan Party, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Company or such other Loan Party under this Agreement or any other Credit Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand hereunder. Each Lender or each Issuing Bank shall promptly give notice to the Company and the Administrative Agent of any action taken by it under this Section 11.7, provided that any failure of such Lender or such Issuing Bank to give such notice to the Company or the Administrative Agent shall not affect the validity of such setoff. Each Lender and each Issuing Bank agrees with each other Lender and each other Issuing Bank a party hereto that, if such Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders and the Issuing Banks hereunder, then such Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other
    [Senior Secured Revolving Credit Agreement]

Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender or Issuing Bank as shall be necessary to cause such Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders and the Issuing Banks; provided, however, that, if any such purchase is made by any Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Bank, then the related purchases from the other Lenders or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided, further, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further, that the provisions of this Section 11.7 will not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, its Loans, Commitments, L/C Obligations or participations therein to any assignee or participant.
Section 11.8.    Notices.
(a)    Except as otherwise specified herein and except as otherwise provided in Section 11.8(b), all notices and other communications provided for under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Company, delivered by courier, certified or registered mail, telegram or other telecommunication device (including email) capable of creating a written record of such notice and its receipt. Notices and other communications provided for under the Credit Documents to (i) the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Company or, in the case of Persons becoming Lenders after the Effective Date, on their applicable Assignment Agreements (or other instrument pursuant to which such Lender became a Lender hereunder), and (ii) the Company, the Agents and the Issuing Banks shall be addressed as follows:
To the Company:            Valaris Limited
Clarendon House, 2 Church Street
Hamilton, Bermuda HM11
Attn: Darin Gibbins, VP – Investor Relations & Treasurer
Email: Darin.Gibbons@valaris.com

with a further copy to:        Gibson, Dunn & Crutcher LLP
811 Main Street
Houston, TX 77002
Attn: Shalla Prichard
Phone: (346) 718-6644
Email: Sprichard@gibsondunn.com

    [Senior Secured Revolving Credit Agreement]

To the Administrative Agent:        Citibank, N.A.
                    Citibank Delaware
                    1615 Brett Road
                    OPS III
                    New Castle, DE 19720
Attn: Agency Operations
Phone: (302) 894-6010
Email: GlAgentOfficeOps@Citi.com

To the Collateral Trustee:        Wilmington Savings Fund Society, FSB
                    500 Delaware Avenue
                    Wilmington, DE 19801
Attn: Geoffrey J. Lewis
Phone: (302) 421-9137
Email: glewis@wsfsbank.com

To an Issuing Bank:            To such Issuing Bank at such address as designated
                    from time to time by such Issuing Bank

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the email address or facsimile number specified in this Section 11.8 or pursuant to Section 11.11 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8, or pursuant to Section 11.11; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.
Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.8(b) or as otherwise specified to the Company by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including email or facsimile communication) and mailed, emailed, faxed or delivered pursuant to this Section 11.8(a).
(b)    The Company will provide to each Agent all information, documents and other materials that it is obligated to furnish to such Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being
    [Senior Secured Revolving Credit Agreement]

referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to GlAgentOfficeOps@Citi.com.
The Company further agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Platform”). The Company acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE COMPANY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, VIOLATION OF LAW OR WILLFUL MISCONDUCT.
Each Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each of the Lenders and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or such Issuing Bank’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of any Agent, any Issuing Bank or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
    [Senior Secured Revolving Credit Agreement]

Section 11.9.    Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Except as otherwise specified in any Collateral Document, with respect to such Collateral Document and/or any Ancillary Document executed and delivered pursuant thereto, delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.8), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent any Agent has agreed to accept any Electronic Signature, the Agents and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (b) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, the Company and the other Credit Parties, Electronic Signatures transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each of the Agents and the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page, in each case, with respect to this Agreement, any other Credit Document and/or any Ancillary Document, including any Liabilities arising as a result of the failure of the Company and/or any Credit Party to use any
    [Senior Secured Revolving Credit Agreement]

available security measures in connection with the execution, delivery or transmission of any Electronic Signature with respect to this Agreement, any other Credit Document and/or any Ancillary Document.
Section 11.10.    Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders, the Issuing Banks, the Agents, and their respective successors and assigns permitted hereby, and shall inure to the benefit of the Company, the Lenders, the Issuing Banks, the Agents, and their respective successors and assigns permitted hereby, including any subsequent holder of any Note; provided, however, (i) the Company may not assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks and the Administrative Agent, (ii) the Agents may not assign or otherwise transfer any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 10 and (iii) no Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.11. Any Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender or Issuing Bank as a party hereto and the Company, the Agents, the other Lenders and the Issuing Banks shall continue to deal solely with such Lender or Issuing Bank in connection with the rights and obligations of such Lender and Issuing Bank under this Agreement. In the case of any assignment, transfer or novation by an Existing Lender to a New Lender of all or any part of its rights and obligations under the Credit Documents, the Existing Lender and the New Lender agree that, for the purpose of Article 1278 of the Luxembourg Civil Code (to the extent applicable), the securities created under the Luxembourg Share Pledge Agreement and securing the rights assigned, transferred or novated thereby will be preserved for the benefit of the New Lender.
Section 11.11.    Participations in Borrowings and Notes; Sales and Transfers of Borrowing and Notes.
(a)    Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions (other than Disqualified Institutions and Defaulting Lenders) participating interests in any Commitment of such Lender hereunder (any such permitted Person to whom such a participating interest is so sold, a “Participant”), provided that no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such Commitment, provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of or extend such Lender’s Commitment and such increase or extension would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any Lien on Collateral securing the Secured Obligations (but only to the extent such release would require the approval or consent of all Lenders), except as otherwise
    [Senior Secured Revolving Credit Agreement]

specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Company and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Company under any Credit Document. The Company agrees that, if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 8.2 or Section 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.7. The Company also agrees that each Participant shall be entitled to the benefits of and have the obligations under Section 2.11, Section 3.3 and Section 9.3 with respect to its participation in the Commitments and the Revolving Loans outstanding from time to time to the same extent as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred (unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation), provided, further, that Section 9.3(c) and Section 9.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, Section 3.3 or Section 9.3 as fully as if such claim were made by such Lender. Anything herein to the contrary notwithstanding, the Company shall not at any time be obligated to pay to any Lender any sum in excess of the sum the Company would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)    Any Lender may at any time assign or sell to (i) any of such Lender’s Affiliates, an Approved Fund or any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of such Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution, or (ii) with the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Administrative Agent, the Issuing Banks and, if no Event of Default has occurred and is continuing, the Company (it being understood that, if the Company has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending
    [Senior Secured Revolving Credit Agreement]

institutions not described in clause (i), above (any assignee described in clause (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Company, the Administrative Agent and the Issuing Banks) and delivered to the Administrative Agent; provided that each such assignment or sale to a Purchasing Lender (other than an existing Lender) shall be in the Dollar Equivalent amount of $5,000,000 or more, or if in a lesser amount or if as a result of such assignment or sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Revolving Loans and participations in Letters of Credit would be less than the Dollar Equivalent amount of $5,000,000 (calculated as hereinafter set forth), such assignment or sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Each partial assignment or sale shall be made as an assignment of a proportionate part of all the transferor Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 3.3, Section 8.6, Section 9.3 and Section 11.14 with respect to facts and circumstances occurring prior to the effective date of such transfer; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments and Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Credit Documents. On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the Company, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any Commitment or any Revolving Loan hereunder, a new Note to the transferor Lender in an amount equal to the Commitment or Revolving Loans retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender in exchange for any new Note(s) shall promptly be returned by the Administrative Agent to the Company marked “cancelled”. No such assignment or sale shall be made to (1) the Company or any of the Company’s Affiliates or Subsidiaries, (2) any Disqualified Institution or (3) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(c)    Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent and the Issuing Banks and, to the extent required by Section 11.11(b), by the Company), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Company is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Company), the Administrative Agent shall (i)
    [Senior Secured Revolving Credit Agreement]

promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Company. No Credit Party shall be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.
(d)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Issuing Banks and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Issuing Bank or Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Notwithstanding any other provisions of this Section 11.11, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Company to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.
(f)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, of the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 11.11(f), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 11.12.    Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Company, the Required Lenders, and if the rights or duties of any Agent or any Issuing Bank are affected thereby, such Agent and/or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent or other applicable Agent (with the consent of the Required Lenders), provided that:
(i)    no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise
    [Senior Secured Revolving Credit Agreement]

provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (C) release any Cash Collateral for any Collateralized Obligations (other than as provided in accordance with Section 8.4) without the consent of all Lenders, (D) release all or substantially all of the Collateral (or all or substantially all of the value of the Collateral) or release all or substantially all of the value of the Guaranty by the Guarantors under the Guaranty and Collateral Agreement (except as expressly provided in Section 11.30) without the consent of all Lenders, (E) change the provisions of Article 4 hereof without the consent of all Lenders, (F) change any provision requiring ratable (x) reduction of Commitments or (y) funding or sharing of payments or distributions to Lenders without the consent of all Lenders, (G) without the consent of all Lenders, amend or otherwise modify this Agreement or any other Credit Document if the effect of which would be to (x) subordinate the Lien on all or substantially all of the Collateral securing the Obligations to any Lien securing other Indebtedness or (y) provide for payment subordination of the Obligations, or (H) without the consent of all Lenders adversely affected thereby, amend, waive or otherwise modify any provision of Section 8.7;
(ii)    no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 11.12 or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents;
(iii)    notwithstanding anything to the contrary herein, (A) any Borrowing Request may be amended with the consent of only the Company and the Administrative Agent, (B) any Application may be amended with the consent of only the Company and the applicable Issuing Bank, (C) any Letter of Credit shall be amended in accordance with Section 2.12 and (D) this Agreement may be amended pursuant to Section 8.2 in accordance with the terms thereof;
(iv)    notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;
(v)    [reserved];
(vi)    [reserved]; and
(vii)    notwithstanding anything to the contrary herein or in any other Credit Document, without any further action or consent of any other party to this Agreement or other applicable Credit Document:
(A)    if any Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent (or other applicable Agent) and the Company (and/or other applicable Credit Party, in the case of any Collateral Document) shall be
    [Senior Secured Revolving Credit Agreement]

permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect;
(B)    the Administrative Agent (or other applicable Agent) and the Company (and/or other applicable Credit Party, in the case of any Collateral Document) shall be permitted to amend, restate, modify or supplement this Agreement or any other Credit Document to add terms and provisions that are more restrictive to the Company and its Subsidiaries than those set forth in this Agreement and the other Credit Documents on the Effective Date to the extent contemplated by Section 7.3(h) or Section 7.6; and
(C)    the Administrative Agent (or other applicable Agent) and the Company (and/or other applicable Credit Party, in the case of any Collateral Document) shall be permitted to amend, restate, modify, waive or supplement this Agreement or any other Credit Document, to enter into any new agreement or instrument and/or to replace any Collateral Document (and, at the request of the Company, the applicable Agent shall enter into any such amendment, restatement, modification, waiver, supplement, new agreement, new instrument or replacement), in any such case, in order to (I) comply with local law or advice of local counsel, (II) give effect to the Collateral and Guaranty Requirements or otherwise cause any Guaranty or Collateral Document to be consistent with this Agreement (including the Collateral and Guaranty Requirements) and the other Credit Documents, (III) add Guarantors, Pledgors and/or Collateral, (IV) otherwise give effect to, or otherwise grant, perfect, protect, expand or enhance, any Lien on any property for the benefit of the Secured Parties, (V) evidence or give effect to any release or subordination permitted by Section 11.30, (VI) provide for the assumption of a Credit Party’s or Pledgor’s obligations under the applicable Credit Documents in the case of a consolidation, amalgamation, merger or sale of all or substantially all of such Person’s assets in accordance with Section 7.1, and/or (VII) otherwise enhance the rights of any Agent or the rights or benefits generally applicable to the Secured Parties under any Credit Document with respect to Collateral or Guaranty matters.
Section 11.13.    Headings. Article, Section and clause headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 11.14.    Legal Fees, Other Costs and Indemnification. The Company, promptly after demand by the Administrative Agent, agrees to pay all reasonable, documented out-of-pocket costs and expenses (together with any sales taxes or irrecoverable value added taxes thereon) of the Agents (including, without limitation, reasonable and documented attorneys’ fees, which shall be limited to the reasonable and documented fees and disbursements of (x) a primary counsel for each Agent, (y) a single maritime counsel for each Agent and (z) if reasonably required by any, one special counsel or local counsel in any relevant jurisdiction for all such Agent) in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Company further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, the Arrangers, each Issuing Bank, each Agent, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and related reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable and documented attorneys’ fees and other reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto and whether brought by a third party or by the Company or any Subsidiary) (provided that, in the case of out-of-pocket attorneys’ fees, such expenses shall be limited to the reasonable and
    [Senior Secured Revolving Credit Agreement]

documented fees and disbursements of (w) a single primary counsel for all Indemnified Parties, (x) a single maritime counsel for all Indemnified Parties, (y) one special counsel or local counsel as reasonably necessary in any relevant jurisdiction for all Indemnified Parties and (z) solely in the case of actual or bona fide perceived conflict of interest in connection with any indemnification, one additional primary counsel (and if, necessary, one special counsel or local counsel in any relevant jurisdiction) for all affected Indemnified Parties similarly situated) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by the Company of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), any Affiliate of a Lender, the Arrangers, any Issuing Bank or any Agent (in such capacity hereunder) and related to any use made or proposed to be made by a Credit Party of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), any Affiliate of a Lender, the Arrangers (in such capacity hereunder), any Issuing Bank (as an issuer of Letters of Credit hereunder) or any Agent o (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Company, regardless of whether caused by, or within the control of, the Company and (d) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party to the extent such indemnification as described in this Section 11.14 (i) arises out of or results from such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder or under any other Credit Document, as determined pursuant to a judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (ii) results from or is in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by the Company or any of its Affiliates that has been brought by an Indemnified Party against any other Indemnified Party (other than any claims against an Indemnified Party acting in its capacity as an agent or arranger or similar capacity hereunder) and (iii) to the extent such indemnification as described in this Section 11.14 relates to Taxes, except any Taxes arising from a non-Tax claim. The Company, upon demand by any Agent, a Lender, an Affiliate of a Lender, the Arrangers, or an Issuing Bank at any time, shall reimburse such Lender, Affiliate of a Lender, Agent, Arrangers, or Issuing Bank for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of this Section 11.14 (subject to the limitations set forth above in the case of out-of-pocket legal fees).

Section 11.15.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(A)    THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
    [Senior Secured Revolving Credit Agreement]

(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN AS EXPRESSLY PROVIDED OTHERWISE IN A CREDIT DOCUMENT), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (OTHER THAN AS EXPRESSLY PROVIDED OTHERWISE IN A CREDIT DOCUMENT), EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE COMPANY HEREBY IRREVOCABLY DESIGNATES VALARIS FINANCE COMPANY LLC, AT 5847 SAN FELIPE, SUITE 3300, HOUSTON, TEXAS 77057, ATTENTION: LEGAL, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE COMPANY TO RECEIVE, FOR AND ON BEHALF OF THE COMPANY, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE ON THAT DESIGNEE, APPOINTEE AND AGENT. THE COMPANY FURTHER WAIVES ANY OBJECTION OR DEFENSE BASED ON SERVICE OF PROCESS MADE IN ACCORDANCE WITH THE FOREGOING SENTENCE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.
(C)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
    [Senior Secured Revolving Credit Agreement]

(D)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(E)    EACH OF THE COMPANY, THE AGENTS, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.15 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED, THE FOREGOING WAIVER SHALL NOT IMPAIR THE COMPANY’S OBLIGATION UNDER SECTION 11.14 TO INDEMNIFY INDEMNIFIED PARTIES FOR ANY SUCH DAMAGES CLAIMED BY A THIRD PARTY.
Section 11.16.    Confidentiality. Each of the Agents, the Issuing Banks and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective Affiliates and to prospective Purchasing Lenders and Participants, and to actual or prospective, direct or indirect counterparties (or its advisors) to any hedging, swap or derivatives agreements to which a Credit Party is a party or other transactions with a Credit Party under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, and their and such Affiliates’, prospective Purchasing Lenders’, Participants’ and prospective counterparties’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, in any such case, other than to any Disqualified Institution, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process, provided that such Person notifies the Company reasonably promptly thereof prior to any such disclosure to the extent practicable and not prohibited by applicable law or regulation (other than in the case of any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulation authority), (d) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (e) with the consent of the Company, (f) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to the Credit Agreement, (h) if such Information is independently discovered or developed by a party hereto without utilizing any information received from the Company or violating the terms of this Section 11.16, (i) to Approved Funds, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.16, or (ii) becomes available on a non-confidential basis from a source other than any Credit Party, Agent, Issuing Bank, Lender or any of their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, Issuing Bank or Lender receiving such Information after reasonable inquiry, has been disclosed by such source in violation of a duty of confidentiality to the Company or its Affiliates. For purposes hereof, “Information” means all information received by any Agent, any Lender or any Issuing Bank from the Company or its Affiliates relating to the Company or its Affiliates or its or their respective business, other than any such information that is available to such Agent, Lender or Issuing Bank on a non-confidential basis prior to disclosure by the Company or its Affiliates, excluding any Information from a source which, to the actual knowledge of such Agent, such Issuing Bank, or such Lender receiving such Information after reasonable inquiry, has been
    [Senior Secured Revolving Credit Agreement]

disclosed by such source in violation of a duty of confidentiality to the Company or its Affiliates, and other than, to the extent constituting Information, (x) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, or (y) information provided to any credit insurance provider relating to the Company and its Obligations on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed to keep such Information confidential). The Agents, the Issuing Banks and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.
Section 11.17.    Effectiveness. This Agreement shall become effective on the first date (the “Effective Date”) on which all conditions precedent set forth in Section 4.2 shall be satisfied (or waived in accordance with Section 11.12).
Section 11.18.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.19.    Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Specified Currency, which shall be repaid, including interest thereon, in the applicable currency. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any Collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Company will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Company such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Company under this Section 11.19 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Pound Sterling against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended
    [Senior Secured Revolving Credit Agreement]

from time to time, nor the conversion of the Obligations under this Agreement from Pound Sterling into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. As of the date that Pound Sterling are no longer the lawful currency of the United Kingdom, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.
Section 11.20.    Exchange Rates.
(a)    Determination of Exchange Rates. Not later than 2:00 p.m. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a Specified Currency, the applicable Issuing Bank shall determine the Exchange Rate(s) as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative Agent. No later than 4:00 p.m. (London time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.19 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalents of any amounts of any Specified Currencies for all such L/C Obligations with respect to all such Letters of Credit issued by such Issuing Banks in a Specified Currency. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate(s) to the Administrative Agent pursuant to the provisions of this Section 11.20, the Administrative Agent may determine such rate in the same manner as provided in the definition of “Exchange Rate” and shall have no liability to such Issuing Bank for such determination.
(b)    Notice of Specified Currency Letters of Credit. Not later than 2:00 p.m. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent. Not later than 5:00 p.m. on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the L/C Obligations denominated in such currencies (after giving effect to any Letters of Credit denominated in such currencies being made, issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Company of the results of such determination and (iii) notify the applicable Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.
Section 11.21.    Change in Accounting Principles, Fiscal Year or Tax Laws. If either the Company or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Company referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in United States federal, state or foreign tax laws which affects the Company’s or any of its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then the Company and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.12, all of the Lenders)
    [Senior Secured Revolving Credit Agreement]

so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made.
Section 11.22.    Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Issuing Banks, and the Agents and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 11.23.    Officer’s Certificates. It is not intended that any certificate of any Responsible Officer or any other officer or director of any Credit Party delivered to any Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Responsible Officer or other officer or director.
Section 11.24.    Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.
Section 11.25.    Margin Stock. Each of the Lenders and Issuing Banks hereby represents to the other Lenders and Issuing Banks that it is not relying on margin stock as collateral in extending or maintaining any Loan or Letter of Credit.
Section 11.26.    PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the PATRIOT Act. The Company shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
Section 11.27.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Agents, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) none of the Agents, the Arrangers or the Lenders has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and
    [Senior Secured Revolving Credit Agreement]

their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against any Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.28.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and agrees that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 11.29.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and
    [Senior Secured Revolving Credit Agreement]

remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.30.    Release of Collateral and Guarantors; Certain Other Collateral and Guaranty Matters.
(a)    Subject to the Collateral Trust Agreement, any Lien on any Collateral granted to or held by the Collateral Trustee under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.30, “released”) without the need for any further action by any Person: (i) upon Facility Termination; (ii) in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction permitted hereunder; provided, that no such Lien on any Collateral Rig shall be released as a result of any Disposition of such Collateral Rig to any Person that is a Credit Party or a Restricted Subsidiary, other than in connection with any Permitted Investment made pursuant to clauses (a) or (l) of the definition of “Permitted Investments” using such Collateral Rig or (iii) to the extent approved, authorized or ratified in writing in accordance with Section 11.12.
(b)    All Guaranties of the Secured Obligations by the Guarantors under any Credit Document shall automatically be released without the need for any further action by any Person upon Facility Termination. Any Guaranty of the Secured Obligations by a Guarantor under any Credit Document shall automatically be released without the need for any further action by any Person: (i) so long as no Default or Event of Default would result from such release, (w) if all of the Equity Interests of such Guarantor owned by the Company or any Subsidiary Credit Party is sold or otherwise Disposed of in a transaction or series of transactions permitted under this Agreement; (x) if such Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 7.9 or (y) subject to the Collateral and Guaranty Requirements, in the case of a Discretionary Guarantor, upon a written notice from the Company to the Administrative Agent requesting such release and certifying that such entity will no longer be a Discretionary Guarantor; or (ii) to the extent approved, authorized or ratified in writing in accordance with Section 11.12.
(c)    In addition, the Collateral Trustee and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release any Lien on any Collateral (other than on any Collateral Rig) granted to or held by such Agent, respectively, under any Credit Document to the holder of any Permitted Lien described in Section 7.2(j) or 7.2(x) (or any modification, replacement, renewal, extension or refinancing thereof permitted by Section 7.2(aa)).
(d)    In the case of any release or subordination described in this Section 11.30, the Administrative Agent and/or the Collateral Trustee, as applicable, shall, at the Company’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party or the Company may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Credit Party or the Company to effect the foregoing.
(e)    Notwithstanding anything to the contrary in any Credit Document, including, without limitation, Sections 6.12 and 6.13:
(i)    the Collateral and Guaranty Requirements shall be subject to the Agreed Security Principles in all respects; and
(ii)    in determining whether or not (x) any Guaranty of the Obligations shall be required to be provided, (y) any Lien shall be required to be granted and/or
    [Senior Secured Revolving Credit Agreement]

perfected on any asset and/or (z) any other action shall be required to be taken, or caused to be taken, by any Credit Party or Subsidiary with respect to Collateral matters, the parties hereto agree that (A) the Collateral Documents shall reflect, and are deemed to incorporate, the Agreed Security Principles and (B) in the event any provision of any Credit Document or any request by any Agent or other Secured Party conflicts with any Agreed Security Principle, the Agreed Security Principles shall govern and control with respect thereto.
Section 11.31.    Material Non-Public Information.
(a)    EACH OF THE AGENTS, ISSUING BANKS AND LENDERS ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 11.32.    Certain Non-U.S. Law Limitations. The Credit Documents shall, with respect to any Person that is or becomes a Credit Party from time to time, be subject to any applicable limitations or jurisdiction-specific provisions set forth in the Guaranty and Collateral Agreement or in any joinder agreement, assumption agreement or other supplement to, or amendment of, the Guaranty and Collateral Agreement from time to time.
Section 11.33.    Swiss Use of Proceeds.
(a)    No amount borrowed under this Agreement shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction, including those laws or regulations concerning financial assistance by a company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.
(b)    No proceeds of the Loans shall be used (and no Credit Party shall, and the Company shall ensure that none of its Subsidiaries or Affiliates will, use such proceeds) in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for the purposes of Swiss Withholding Tax, unless and to the extent that a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained and provided in a form satisfactory in advance to the Administrative Agent (acting reasonably), confirming, based on correct and up to date facts and circumstances at all times, that the intended “use of proceeds in Switzerland” does not result in payments in respect of any of the Loans become subject to Swiss Withholding Tax.
    [Senior Secured Revolving Credit Agreement]

Section 11.34.    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.34 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the
    [Senior Secured Revolving Credit Agreement]

details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.34(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.34(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.34(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an approved Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. Subject to Section 11.10 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender
    [Senior Secured Revolving Credit Agreement]

shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Company or any other Loan Party; provided that this Section 11.34 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 11.34 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Credit Document.

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    [Senior Secured Revolving Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year first above written.

VALARIS LIMITED, an exempted company incorporated under the laws of Bermuda, as the Company

By:    /s/ Darin Gibbins
Name:    Darin Gibbins
Title:     Vice President - Investor Relations and Treasurer

    [Senior Secured Revolving Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent and a Lender

By:    /s/ Maureen Maroney
Name:     Maureen Maroney
Title: Vice President

    [Senior Secured Revolving Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Collateral Trustee

By:    /s/ Geoffrey J. Lewis
Name:     Geoffrey J. Lewis
Title:     Vice President

    [Senior Secured Revolving Credit Agreement]